Exhibit 2.4

EXECUTION COPY

CONTRIBUTION AND DISTRIBUTION AGREEMENT

AMONG

INTERNATIONAL PAPER COMPANY,

XPEDX HOLDING COMPANY,

UWW HOLDINGS, INC.

AND,

SOLELY FOR PURPOSES OF ARTICLE VI AND ARTICLE X,

UWW HOLDINGS, LLC

DATED AS OF January 28, 2014

i

ii

Exhibits
Exhibit A-1	Form of Sublease
Exhibit A-2	Form of Lease Assignment
Exhibit A-3	Form of Gross Lease Agreement
Exhibit B	Form of Spinco Certificate of Incorporation
Exhibit C	Form of Spinco Bylaws

iii

CONTRIBUTION AND DISTRIBUTION AGREEMENT

This CONTRIBUTION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of January 28, 2014, is entered into by and between International Paper Company, a New York corporation (“IP”), xpedx Holding Company, a Delaware corporation and a wholly-owned subsidiary of IP (“Spinco”), and UWW Holdings, Inc., a Delaware corporation (“UWWH”), and, solely for purposes of ARTICLE VI and ARTICLE X, UWW Holdings, LLC, a Delaware limited liability company (the “UWWH Stockholder” and, together with IP, Spinco and UWWH, the “Parties”).

RECITALS

WHEREAS, Spinco is a newly-formed, wholly-owned, direct Subsidiary of IP;

WHEREAS, IP, Spinco, UWWH, xpedx Intermediate, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of IP (“xpedx Intermediate”), and the other Persons party thereto have entered into an Agreement and Plan of Merger, of even date herewith (as such agreement may be amended from time to time, the “Merger Agreement”), pursuant to which (i) at the Effective Time, UWWH will merge with and into Spinco, with Spinco continuing as the surviving corporation (the “Parent Company Merger”), and (ii) immediately thereafter, xpedx Intermediate will merge with and into Unisource Worldwide, Inc., a Delaware corporation (“Unisource Sub”), with Unisource Sub continuing as the surviving corporation and a wholly-owned subsidiary of Spinco (the “Operating Company Merger”);

WHEREAS, this Agreement and the other Transaction Agreements (as defined herein) set forth certain transactions that are conditions to consummation of the Parent Company Merger;

WHEREAS, prior to the Distribution (as defined herein) upon the terms and subject to the conditions set forth in this Agreement, subject to Section 2.1(b), IP will, pursuant to a series of restructuring transactions, (a) cause to be directly or indirectly transferred to and assumed by a Luxembourg entity to be formed as an indirect, wholly owned Subsidiary of IP (“xpedx Foreign Sub”) all of the non-U.S. Spinco Assets (as defined herein) and non-U.S. Spinco Liabilities (as defined herein), except for those non-U.S. Spinco Assets directly or indirectly held, or non-U.S. Spinco Liabilities directly or indirectly owed, by xpedx International, Inc., in accordance with Section 1.1(i) of the Disclosure Letter, (b) contribute 100% of the equity interests of xpedx Foreign Sub and xpedx International, Inc. and the Spinco Assets not directly or indirectly held by xpedx Foreign Sub (after giving effect to the foregoing clause (a)) or xpedx International, Inc. or any of its Subsidiaries to xpedx, LLC, a New York limited liability company and a wholly owned Subsidiary of IP (“xpedx”), (c) cause the Spinco Liabilities (other than those of xpedx Foreign Sub or any of its Subsidiaries (after giving effect to the foregoing clause (a)) to be assumed by xpedx or any Subsidiary of xpedx, (d) cause each member of the Spinco Group not to hold any Assets that are not Spinco Assets or be liable for any Liabilities that are not Spinco Liabilities, and (e) contribute all of the membership interest in xpedx to xpedx Intermediate, in each case as of immediately prior to the Distribution (the foregoing clauses (b)-(e) are collectively referred to as the “LLC Contribution”);

WHEREAS, following the LLC Contribution, upon the terms and subject to the conditions set forth in this Agreement, IP will contribute to Spinco all of the membership interests in xpedx Intermediate;

WHEREAS, following the contribution to Spinco of all of the membership interests in xpedx Intermediate, upon the terms and subject to the conditions set forth in this Agreement, xpedx will engage in certain debt financing transactions as contemplated by and pursuant to the provisions of the Merger Agreement and distribute all or a portion of the proceeds thereof to xpedx Intermediate, which will distribute all or a portion of the proceeds thereof to Spinco and, in exchange for the contribution of all the membership interests in xpedx Intermediate to Spinco, Spinco will issue Spinco Common Stock (as defined herein) to IP and pay to IP the Special Payment and Earnout Payment (if applicable and due) (the transactions described in this recital and in the immediately preceding recital shall be subject to the terms, conditions and limitations set forth in this Agreement and are collectively referred to as the “Spinco Contribution” and the Spinco Contribution and the LLC Contribution are collectively referred to as the “Contributions”);

WHEREAS, following the Contributions, upon the terms and subject to the conditions set forth in this Agreement, IP will distribute (the “Distribution”) all of the issued and outstanding shares of common stock, par value $.01 per share, of Spinco (“Spinco Common Stock”) to the holders as of the Record Date (as defined herein) of the outstanding shares of common stock, par value $1.00 per share, of IP (“IP Common Stock”);

WHEREAS, immediately following the Distribution, the Parent Company Merger will be consummated and, immediately thereafter, the Operating Company Merger will be consummated, in each case as contemplated by the Merger Agreement;

WHEREAS, the Parties to this Agreement intend that (i) the Spinco Contribution, together with the Distribution, qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code; (ii) the Distribution qualify as a distribution of Spinco stock to IP stockholders eligible for nonrecognition under Sections 355(a) and 361 of the Code; (iii) the Special Payment and the Earnout Payment qualify for nonrecognition under Section 361(b)(1)(A) of the Code, (iv) the Parent Company Merger qualify as a tax-free reorganization pursuant to Section 368(a)(1)(A) of the Code; (v) the Operating Company Merger qualify as a tax-free capital contribution under Section 351 of the Code; and (vi) no gain or loss be recognized as a result of such transactions for federal income tax purposes by any of IP, Spinco, UWWH, their respective Subsidiaries, the UWWH stockholders (except to the extent of cash received in lieu of fractional shares, as a result of the Tax Receivable Agreement, or as a result of cash received pursuant to ARTICLE III of the Merger Agreement) or the IP stockholders (except to the extent of cash received in lieu of fractional shares); and

WHEREAS, the Parties to this Agreement intend that, except as set forth in Section 2.5 hereof or the Employee Matters Agreement, throughout the internal restructurings taken in contemplation of this Agreement, the Contributions and the Distribution, the Spinco Group Employees shall maintain uninterrupted continuity of employment, compensation and benefits, and also for union-represented employees, uninterrupted continuity of representation for purposes of collective bargaining and uninterrupted continuity of coverage under their collective bargaining agreements, in each case as contemplated by and provided in the Employee Matters Agreement.

NOW, THEREFORE, in consideration of these premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.1 General. The preamble and recitals set forth above are integral to this Agreement and are incorporated in and made a part of this Agreement. As used in this Agreement, if not otherwise defined herein, the following terms shall have the following meanings:

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise; provided, however, that for purposes of this Agreement, from and after the Distribution Date, no member of either Group shall be deemed an Affiliate of any member of the other Group.

“Agent” means the distribution agent agreed upon by IP and UWWH, to be appointed by IP to distribute the shares of Spinco Common Stock pursuant to the Distribution.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Accounting Principles” means GAAP as applied in a manner consistent with the GAAP-compliant methodologies, practices, estimation techniques, classifications, judgments, assumptions and principles used in the preparation of the Spinco Audited Balance Sheet and the related audited statements of operations, cash flows and parent company equity for the year ended December 31, 2012, subject to the exceptions, and determined in accordance with the accounting principles and methodologies, set forth on Section 1.1(j) of the Disclosure Letter.

“Asset” means any and all assets, properties and rights, wherever located, whether real, personal or mixed, tangible or intangible, current or long-term.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Calculation Time” means 11:59 p.m., New York time, on the Distribution Date.

“Cash and Cash Equivalents” means, as of any date of determination, all cash and cash equivalents, including certificates of deposit or bankers’ acceptances maturing within six months from the date of acquisition thereof, and marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or an agency thereof, and investments in money market funds and all deposited but uncleared bank deposits.

“Claims Made Policies” has the meaning set forth in Section 7.4(a).

“Closed Facilities” means the real property listed on Section 1.1(a) of the Disclosure Letter.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidential Business Information” means all Information, data or material (other than Confidential Operational Information), including (i) earnings reports and forecasts, (ii) macro-economic reports and forecasts, (iii) business and strategic plans, (iv) general market evaluations and surveys, (v) litigation presentations and risk assessments, (vi) budgets and (vii) financing and credit-related information.

“Confidential Information” means all Confidential Business Information and Confidential Operational Information concerning a Party and/or its Subsidiaries which, prior to or following the Effective Time, has been disclosed by a Party or its Subsidiaries to the other Party or its Subsidiaries, in written, oral (including by recording), electronic or visual form, or otherwise has come into the possession of the other Party, including pursuant to the access provisions or any other provision of this Agreement or any other Transaction Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no action of such Party or its Subsidiaries, (ii) lawfully acquired from other sources by such Party or its Subsidiaries to which it was furnished, (iii) independently developed by a Party or its Subsidiaries after the date hereof without reference to the Confidential Business Information or Confidential Operational Information of the other Party or its Subsidiaries and without a breach of this Agreement or (iv) approved for release by written authorization of the disclosing Party and/or the third-party owner of the disclosed information; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

“Confidential Operational Information” means all operational Information, data or material including (i) specifications, ideas and concepts for products, services and operations, (ii) quality assurance policies, procedures and specifications, (iii) customer and supplier information, (iv) software, (v) training materials and information and (vi) all other know-how, methodologies, procedures, techniques and trade secrets related to design, development and operational processes.

“Confidentiality Agreement” means the Amended and Restated Confidentiality Agreement by and between IP and UWWH, dated as of May 17, 2013, as amended.

“Contract” means any contract, agreement or binding arrangement or understanding, whether written or oral and whether express or implied, including all amendments, modifications and supplements thereto and waivers and consents thereunder.

“Contributions” has the meaning set forth in the Recitals.

“Current Assets” means all Assets (other than LIFO inventory reserve, Excluded Assets, Cash and Cash Equivalents, Income Tax Assets other than Mexican/Dutch Income Tax Assets and deferred Tax Assets, but including current Non-Income Tax Assets and current Mexican/Dutch Income Tax Assets) that are primarily used or held for use in, or that primarily arise from or primarily relate to, the conduct of the Spinco Business that are current assets, determined as of the Calculation Time in accordance with the Applicable Accounting Principles.

“Current Liabilities” means all Liabilities (other than Excluded Liabilities, Income Tax Liabilities other than Mexican/Dutch Income Taxes, deferred Tax Liabilities, Transaction Expenses, Shared Expenses, deferred rent, Liabilities set forth on Section 8.29 of the IP/Spinco Disclosure Schedules and any Indebtedness, but including current Liabilities for Non-Income Taxes and Mexican/Dutch Income Taxes, in each case, that are Spinco Taxes (as defined in the Tax Matters Agreement)) to the extent relating to or arising from the conduct of the Spinco Business that are current liabilities, determined as of the Calculation Time in accordance with the Applicable Accounting Principles.

“Dataroom” means the electronic data room established by Intralinks on behalf of IP located at https://services.intralinks.com/ui/flex/CIX.html under code name “Project Unicorn.”

“Delayed Transfer Assets” means any Assets (other than Excluded Assets) contemplated by Section 2.1 not transferred on or prior to the Distribution Date.

“Delayed Transfer Liabilities” means any Liabilities (other than Excluded Liabilities) contemplated by Section 2.1 not transferred on or prior to the Distribution Date.

“Disclosure Letter” means the schedule prepared and delivered by IP to Spinco and UWWH as of the date of this Agreement.

“Dispute Resolution Request” has the meaning set forth in Section 5.2(c).

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” means the date that the Distribution shall become effective.

“Dutch Transferred Entity” has the meaning set forth in the Tax Matters Agreement.

“Earnout Payment” has the meaning set forth in Section 5.3.

“Effective Time” has the meaning set forth in the Merger Agreement.

“EM xpedx” means EM xpedx, S.A. De C.V.

“Employee Matters Agreement” means the Employee Matters Agreement entered into among IP, Spinco and UWWH on the date hereof, as such agreement may be hereafter amended from time to time.

“Encumbrances” means all liens (statutory or otherwise), security interests, hypothecations, preferences, priorities, easements, pledges, bailments (in the nature of a pledge or for purposes of security), mortgages, deeds of trusts, covenants, grants of power to confess judgment, charges (including any conditional sale or other title retention agreement or lease in the nature thereof), options, encumbrances or other restrictions of any kind, including restrictions on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, and all other similar rights of third parties, of any kind or nature.

“Environmental Law” shall mean any Law relating to pollution or the protection, cleanup or restoration of the environment, or to workplace or public health or safety as such relates to releases of hazardous substances, including without limitation the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation, and Liability Act and the Federal Toxic Substances Control Act, and the state, local and foreign counterparts thereto.

“Estimated Adjustment Amount” has the meaning set forth in the Merger Agreement.

“Estimated Adjustment Amount Payment” has the meaning set forth in the Merger Agreement.

“Exchange Act” has the meaning set forth in the Merger Agreement.

“Excluded Assets” means, subject to Section 2.1(c), collectively, all of the right, title and interest of IP and its Subsidiaries in all Assets held by them other than those described in the definition of Spinco Assets, it being acknowledged that Excluded Assets include, collectively:

(i) all Retained Contracts;

(ii) Cash and Cash Equivalents (other than Restricted Cash and other than the amount of any Cash and Cash Equivalents included in the calculation of the Spinco Net Debt Adjustment, as finally determined pursuant to Section 5.2(c));

(iii) the capital stock of each IP Subsidiary;

(iv) all defenses and counterclaims relating to any Excluded Liability;

(v) all claims, causes of action and rights (or any share thereof) to the extent related to or arising from any other Excluded Asset or Excluded Liability;

(vi) without limiting the rights of Spinco pursuant to Section 7.4, all Policies;

(vii) all rights of any member of the IP Group under the Transaction Agreements;

(viii) all Closed Facilities and any ownership interests in Shared Locations;

(ix) all other Assets of any member of the IP Group to the extent specifically assigned to or agreed to be retained by any member of the IP Group pursuant to this Agreement or any other Transaction Agreement (including the Tax Matters Agreement and the Employee Matters Agreement);

(x) any Assets set forth on Section 1.1(b) of the Disclosure Letter; and

(xi) IP’s interest as tenant (including its right to any security deposit delivered by IP) under each Lease relating to each Leased Real Property subleased from IP to Spinco pursuant to Section 2.2(c) (until such time as such sublease is terminated and such Lease is assigned from IP to Spinco pursuant to Section 2.2(d), at which time IP’s interest as tenant (including its right to any security deposit delivered by IP) shall be a Spinco Asset).

“Excluded Environmental Liabilities” means all Liabilities arising at any time under any Environmental Law (including those associated with personal injury or property damage claims, exposure to asbestos or other hazardous substances, onsite or off-site environmental, health or safety conditions, vapor intrusion conditions, off-site waste management or disposal facilities, and environmental, health and safety regulatory compliance violations) with respect to (i) the IP Business, (ii) the Closed Facilities, (iii) any facility or property at any time prior to the Distribution Date owned, leased, operated or used in connection with or as part of the Spinco Business, other than the Transferred Real Properties or Shared Locations, which for the avoidance of doubt shall be governed under clause (iv) of this definition, and (iv) Shared Locations except to the extent Liabilities at such Shared Locations arise as a result of the operation of the Spinco Business.

“Excluded Liabilities” means, subject to Section 2.1(c), collectively:

(i) all Liabilities of IP or any of its Subsidiaries (including any Liabilities of Spinco and the Spinco Subsidiaries) not expressly constituting Spinco Liabilities, including those relating to or arising from the IP Business and the Liabilities of or allocated to IP or any of the IP Subsidiaries under the Transaction Agreements;

(ii) all Liabilities under the Shared Contracts except to the extent assumed by Spinco pursuant to Section 2.4;

(iii) all Liabilities in respect of or arising from Retained Contracts;

(iv) all Liabilities relating to or arising from any Spinco Guarantee;

(v) all Liabilities relating to or arising from any Excluded Asset, other than (in each case to the extent relating to or arising from the Spinco Business) Liabilities relating to Shared Locations, Delayed Transfer Assets or any other Excluded Assets the benefit of which continues to be provided to Spinco after the Closing Date;

(vi) Excluded Environmental Liabilities;

(vii) Encumbrances relating to or arising from any Excluded Liability; and

(viii) indebtedness for borrowed money, other than, for the avoidance of doubt, the Special Payment Financing.

“Financial Instruments” means credit facilities, guarantees, commercial paper, interest rate swap agreements, foreign currency forward exchange contracts, letters of credit, surety bonds and similar instruments.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any foreign, federal, state or local court, administrative agency, official board, bureau, governmental or quasi-governmental entities having competent jurisdiction over IP, Spinco or UWWH, any of their respective Subsidiaries and any other tribunal or commission or other governmental department, authority or instrumentality or any subdivision, agency, mediator, commission or authority of competent jurisdiction.

“Group” means the IP Group or the Spinco Group, as the case may be.

“Income Tax” has the meaning set forth in the Tax Matters Agreement.

“Indebtedness” has the meaning set forth in the Merger Agreement.

“Indemnifiable Losses” means all Losses, judgments or settlements of any nature or kind, including all costs and expenses (legal, accounting or otherwise) that are reasonably incurred relating thereto, suffered by an Indemnitee, including any costs or expenses of enforcing any indemnity hereunder, any costs of collection and all Taxes resulting from indemnification payments hereunder.

“Indemnifying Party” means, with respect to a matter, a Person that is obligated under this Agreement to provide indemnification with respect to such matter.

“Indemnitee” means, with respect to a matter, a Person that may seek indemnification under this Agreement with respect to such matter.

“Information” means all lists of customers, records pertaining to customers and accounts, copies of Contracts, personnel records, lists and records pertaining to customers, suppliers and agents, and all accounting and other books, records, ledgers, files and business records, data and other information of every kind (whether in paper, electronic, microfilm, computer tape or disc, magnetic tape or any other form).

“Intellectual Property” has the meaning set forth in the Merger Agreement.

“Intellectual Property Assets” means all Transferred Patents, Transferred Trademarks and Transferred Intellectual Property, together with all income, royalties, damages and payments relating thereto due or payable as of the Closing Date or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof, and any and all corresponding rights, claims and remedies that, now or hereafter, may be secured throughout the world.

“IPAD” means International Paper Asia Distribution Limited.

“IP” has the meaning set forth in the Preamble.

“IP Business” means all of the businesses and operations conducted by IP and the IP Subsidiaries, other than the Spinco Business, at any time, whether prior to, on or after the Distribution Date.

“IP Common Stock” has the meaning set forth in the Recitals.

“IP/Spinco Disclosure Schedules” has the meaning set forth in the Merger Agreement.

“IP Estimated Closing Statement” has the meaning set forth in Section 5.1.

“IP Group” means IP and the IP Subsidiaries.

“IP Guarantees” has the meaning set forth in Section 7.3(a).

“IP Indemnitees” mean IP, each member of the IP Group, in each case, from and after the Effective Time, and each of their respective present, former and future Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“IP Subsidiaries” means all direct and indirect Subsidiaries of IP other than Spinco and the Spinco Subsidiaries.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license, treaty or permit of any Governmental Authority.

“Lease” has the meaning set forth in Section 2.2(c).

“Leased Real Property” means all leasehold or subleasehold estates and other similar rights of IP or its Affiliates to use or occupy any land, buildings or structures that are currently used primarily in the conduct of the Spinco Business, including the properties listed on Section 1.1(c) of the Disclosure Letter.

“Liability” or “Liabilities” means all debts, liabilities, obligations, Losses, interest and penalties of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising.

“Litigation Matters” means all demands, actions, claims, charges, grievances, complaints, arbitrations, mediations, proceedings, inquiries, reviews, audits, hearings, pending or threatened litigation, investigations, suits, countersuits or other legal matters of any nature, whether civil, criminal, administrative, investigative, regulatory or informal, commenced, brought or heard by or before any Governmental Authority, in the case of each of the foregoing, that have been or may be asserted against, or otherwise adversely affect, IP or Spinco (or members of either Group).

“LLC Contribution” has the meaning set forth in the Recitals.

“Losses” means any and all damages, judgments, awards, liabilities, losses (including lost profits, lost revenue and diminution in value), obligations, claims of any kind or nature, fines and costs and expenses (including interest, penalties, reasonable fees and expenses of attorneys, auditors, consultants and other agents and all amounts paid in investigation, defense or settlement of any of the foregoing and the enforcement of any rights hereunder).

“Merger Agreement” has the meaning set forth in the Recitals.

“Mexican/Dutch Income Taxes” means Income Taxes of each Mexican Transferred Entity and Dutch Transferred Entity.

“Mexican Transferred Entity” has the meaning set forth in the Tax Matters Agreement.

“Non-Income Tax” has the meaning set forth in the Tax Matters Agreement.

“Occurrence Basis Policies” has the meaning set forth in Section 7.4(a).

“Operating Company Merger” has the meaning set forth in the Recitals.

“Owned Real Property” means all land that is owned by IP or its Affiliates and currently used primarily in the conduct of the Spinco Business, including the properties listed on Section 1.1(d) of the Disclosure Letter, together with all buildings, structures, improvements and fixtures located thereon, subject to all easements and other rights and interests appurtenant thereto, including existing third party rights and interests, other than Closed Facilities.

“Patents” means any U.S. and non-U.S. patents and patent applications (including any continuations, continuations in part, divisional, reissues, renewals, re-examinations, extensions, provisional and applications for any of the foregoing), inventor’s certificates, utility model rights and similar rights, petty patents and applications therefor.

“Parent Company Merger” has the meaning set forth in the Recitals.

“Parties” has the meaning set forth in the Preamble.

“Person” or “person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company or other entity, including a Governmental Authority.

“Policies” means all insurance policies, insurance Contracts and claim administration Contracts of any kind of IP and its Subsidiaries (including members of the Spinco Group) and their predecessors which were or are in effect at any time at or prior to the Distribution Date.

“Preliminary Earnout Payment Calculation” has the meaning set forth in Section 5.3(a).

“Privileged Information” means with respect to either Group, Information regarding a member of such Group or any of its operations, Assets or Liabilities (whether in documents or stored in any other form (electronic or tangible) or known to its employees, Representatives or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable privilege, that a member of the other Group may come into possession of or obtain access to pursuant to this Agreement, any other Transaction Agreement or otherwise.

“Reclassification” has the meaning set forth in Section 4.2(a).

“Record Date” means the close of business on the date to be determined by the Board of Directors of IP as the record date for determining stockholders of IP entitled to participate in the Distribution, which date shall be the Business Day preceding the Distribution Date.

“Registration Statement” has the meaning set forth in the Merger Agreement.

“Related Parties” means, with respect to any Person, such Person’s present, former and future Representatives and each of their respective heirs, executors, successors and assigns.

“Representative” means, with respect to any Person, any of such Person’s directors, managers or persons acting in a similar capacity with such Person’s approval on its behalf, officers, employees, agents, consultants, financial and other advisors, accountants, attorneys and other representatives.

“Restricted Cash” means cash in escrow accounts or which is otherwise subject to any other restriction, whether contractual, statutory or pursuant to applicable Law, on the ability of such Person to freely transfer or use such cash for any lawful purpose.

“Retained Contract” means those Contracts listed in Section 1.1(e) of the Disclosure Letter.

“Shared Contracts” means Contracts to which IP or any of its Affiliates is a party pursuant to which the counterparty currently provides products, services or intellectual property to both the Spinco Business and the IP Business, but excluding Retained Contracts and Contracts under which products or services provided to the Spinco Business are charged directly or indirectly to the Spinco Business as corporate overhead.

“Shared Expenses” has the meaning set forth in the Merger Agreement.

“Shared Locations” means real property set forth on Section 2.7 of the Disclosure Letter.

“Shared Location Leases” has the meaning set forth in Section 2.7.

“Special Payment” means an amount as determined by IP, which shall not exceed $400,000,000, subject to adjustment pursuant to Section 5.1 and Section 5.2.

“Special Payment Financing” has the meaning set forth in Section 2.6(a).

“Spinco” has the meaning set forth in the Preamble; provided that, with respect to any period following the Effective Time, all references to Spinco herein shall be deemed to be references to the Surviving Corporation.

“Spinco Assets” means, subject to Section 2.1(c), collectively, all of the right, title and interest of IP and its Affiliates as of immediately prior the Distribution in all Intellectual Property Assets and all other Assets that are primarily used or held for use in, or that primarily arise from, the operation or conduct of the Spinco Business or that are produced by the Spinco Business for use in or sale by the Spinco Business, including all of the right, title and interest of IP and its Affiliates in and to:

(i) each of the Assets, properties, goodwill and rights of any member of the IP Group or the Spinco Group to the extent held on the Distribution Date (x) reflected in the Spinco Audited Balance Sheet, plus (y) those acquired by any member of the IP Group or the Spinco Group after the date of the Spinco Audited Balance Sheet that, in the case of this clause (y), are primarily used or held for use in, or that primarily arise from, the operation or conduct of the Spinco Business or that are produced by the Spinco Business for use in or sale by the Spinco Business;

(ii) all Restricted Cash and the amount of any Cash and Cash Equivalents included in the calculation of the Spinco Net Debt Adjustment, as finally determined pursuant to Section 5.2(c);

(iii) all Current Assets;

(iv) all Owned Real Property and all Leased Real Property (“Transferred Real Property”);

(v) all products, supplies, parts and other inventories owned by any member of the IP Group or the Spinco Group (including any rights of any member of the IP Group of rescission, replevin and reclamation relating thereto) (“Inventory”) that immediately prior to the Contributions are located on the Transferred Real Property, other than Inventory of any IP Business that is held by the Spinco Business pursuant to an inventory management arrangement, and all other Inventory immediately prior to the Contributions (including products returned following the occurrence of the Contributions), in each case, that are primarily used or held for use in, or that primarily arise from, the operation or conduct of the Spinco Business or produced by the Spinco Business for use in or sale by the Spinco Business;

(vi) all other personal property and interests therein owned by any member of the IP Group or the Spinco Group (including all leasehold improvements, trade fixtures, computers and related software, machinery, equipment, furniture, furnishings, tools, office supplies, production supplies and other supplies, spare parts, other miscellaneous supplies and other tangible property of any kind and vehicles owned by any member of the IP Group or the

Spinco Group) located immediately prior to the Contributions on any Transferred Real Property or any real property of any customer of the Spinco Business and all other personal property that is primarily used or held for use in, or primarily arise from, the operation or conduct of the Spinco Business, in each case, other than any such personal property that is used or held for use exclusively in the IP Business;

(vii) Contracts (other than Shared Contracts) that are used primarily in or related primarily to or arise primarily from the Spinco Business;

(viii) those rights in the Shared Contracts as are allocated to Spinco as contemplated by Section 2.4;

(ix) prepaid expenses, prepaid property taxes (if any), prepaid sales and use taxes (if any), security deposits, credits, deferred charges, advanced payments, in each case, to the extent related to or arising from the Spinco Business (other than (without limiting the obligation in Section 7.4(b)) prepaid insurance premiums, deposits, security or other prepaid amounts in connection with workers’ compensation and other Policies);

(x) licenses, permits, registrations, authorizations and certificates or other rights issued or granted by any Governmental Authority (including the rights of IP and its Affiliates to all data and records held by such Governmental Authority in connection therewith) and all pending applications therefor that are, in each case, used primarily in, or held primarily for the benefit of, or arising primarily from, the Spinco Business;

(xi) trade accounts and notes receivable and other amounts receivable arising from the sale or other disposition of goods, or the performance of services, by the Spinco Business;

(xii) the capital stock of, or equity or other ownership interest in, each Spinco Subsidiary;

(xiii) all other Assets of Spinco and the Spinco Subsidiaries to the extent specifically assigned to any member of the Spinco Group pursuant to any other Transaction Agreement;

(xiv) all claims, causes of action, rights, refunds, credits, choices in action, rights of recovery and rights of set-off of any kind (or any share thereof) to the extent related to or arising from any other Spinco Asset or Spinco Liability;

(xv) subject to Section 8.1 hereof or Section 2.2 of the Employee Matters Agreement, all books, records and other documents (including all books of account, ledgers, general, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals, manufacturing and quality control records and procedures, billing records, sales and promotional literature) (in all cases, in any form or medium) owned by any member of the IP Group or the Spinco Group (“Records”) that are used or held for use primarily in, or that relate primarily to or arise primarily out of, the conduct or operation of the Spinco Business;

(xvi) all rights of Spinco or any other member of the Spinco Group under this Agreement or any other Transaction Agreement (including the Tax Matters Agreement and the Employee Matters Agreement);

(xvii) all rights and interests in and to bank accounts used or held for use exclusively in the Spinco Business, exclusive of any Cash and Cash Equivalents (other than Restricted Cash); and

(xviii) all other properties, Assets and rights owned by any member of the IP Group or the Spinco Group or that any member of the IP Group or the Spinco Group has an interest, in each case, that immediately prior to the Contributions are used or held for use primarily in, or that arise primarily out of or that relate primarily to, the conduct or operation of the Spinco Business and that are not otherwise Excluded Assets;

provided that the purchasing, holding, managing, distributing, selling or other use by the Spinco Business of products of the IP Business shall not be taken into account in determining whether Intellectual Property related to such products meets the definition of “Intellectual Property Assets” (including any defined terms used in the definition of such term, including “Transferred Patents,” “Transferred Trademarks,” and “Transferred Intellectual Property” and the defined terms used in the definition of such terms).

“Spinco Audited Balance Sheet” means the audited balance sheet of the Spinco Business as of December 31, 2012.

“Spinco Audited Financial Statements” has the meaning set forth in the Merger Agreement.

“Spinco Business” means the business segment of IP and its Affiliates referred to in IP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 as “xpedx”, which includes the businesses described in the definition of Restricted Business, as such term is defined in the Merger Agreement; provided that “Spinco Business” shall not include IPAD and, except as the term “Spinco Business” is used in connection with financial statements, xpedx Canada and EM xpedx.

“Spinco Closing Balance Sheet” has the meaning set forth in Section 5.2(a).

“Spinco Closing Date Net Debt” means an amount (which may be negative), in each case, determined as of the Calculation Time and without giving effect to the consummation of the Transactions, equal to (i) the Indebtedness of the Spinco Group, (including the Special Payment Financing), other than the LLC Contribution, less (ii) an amount equal to the Cash and Cash Equivalents of the Spinco Group (other than Restricted Cash), plus (iii) any proceeds received from the sale of any fixed or long-term Spinco Asset from June 30, 2013 to the Distribution Date (net of any costs incurred in selling such asset).

“Spinco Closing Date Working Capital” means Spinco Working Capital as of the Calculation Time.

“Spinco Closing Statement” has the meaning set forth in Section 5.2(a).

“Spinco Common Stock” has the meaning set forth in the Recitals.

“Spinco Contribution” has the meaning set forth in the Recitals.

“Spinco Estimated Closing Balance Sheet” has the meaning set forth in Section 5.1.

“Spinco Estimated Net Debt Adjustment” has the meaning set forth in Section 5.1.

“Spinco Estimated Working Capital Amount” has the meaning set forth in Section 5.1.

“Spinco Final Closing Statement” has the meaning set forth in Section 5.2(c).

“Spinco Group” means Spinco and the Spinco Subsidiaries prior to the Effective Time.

“Spinco Group Employees” has the meaning set forth in the Employee Matters Agreement.

“Spinco Guarantees” has the meaning set forth in Section 7.3(b).

“Spinco Indemnitees” means any member of the Spinco Group, UWW Holdings, LLC and its members and Affiliates, in each case, from and after the Effective Time, and each of their respective present, former and future Representatives and each of the respective heirs, executors, successors and assigns of any of the foregoing.

“Spinco Liabilities” means, subject to Section 2.1(c), collectively:

(i) all Liabilities of IP or any of its Subsidiaries (including Spinco and the Spinco Subsidiaries) to the extent relating to or arising from the Spinco Business, including the Liabilities set forth on the Spinco Audited Balance Sheet (to the extent not satisfied in the operation of the Spinco Business in the ordinary course prior to the Distribution Date) and the Liabilities of or allocated to Spinco or any of the Spinco Subsidiaries under the Transaction Agreements;

(ii) all Current Liabilities;

(iii) all Liabilities to the extent relating to or arising from any Spinco Assets (that are not Excluded Liabilities);

(iv) those Liabilities under Contracts that are Spinco Assets and Shared Contracts to the extent allocated to Spinco pursuant to Section 2.4 (“Assumed Contracts”);

(v) all Liabilities to the extent relating to or arising from any IP Guarantee; and

(vi) all Liabilities set forth on Section 1.1(f) of the Disclosure Letter; provided that Spinco Liabilities shall not include any Liabilities that are not specifically included in clauses (i) - (vi) of this definition or that are specifically included in clauses (i) - (viii) of the definition of Excluded Liabilities.

“Spinco Net Debt Adjustment” means an amount (which may be negative) equal to Spinco Closing Date Net Debt minus Spinco Target Net Debt.

“Spinco Subsidiaries” means xpedx Intermediate, xpedx Foreign Sub and each of their respective Subsidiaries, and any other Subsidiary of Spinco. For the avoidance of doubt, “Spinco Subsidiaries” shall include xpedx International, Inc. and shall not include IPAD, xpedx Canada or EM xpedx.

“Spinco Target Net Debt” means $5,850,483.

“Spinco Target Working Capital” means $661,251,790.

“Spinco Working Capital” means the sum (which amount may be positive or negative) of the Current Assets, minus the Current Liabilities, calculated in accordance with the Applicable Accounting Principles. Set forth on Section 1.1(k) of the Disclosure Letter is an illustrative example of the calculation of Spinco Working Capital.

“Spinco Working Capital Adjustment” means an amount (which may be a positive or negative number) equal to Spinco Closing Date Working Capital minus Spinco Target Working Capital.

“Subsidiary” means, with respect to any Person (but subject to the proviso in the definition of Affiliate), a corporation, partnership, association, limited liability company, trust or other form of legal entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has either (i) a majority ownership in (A) the equity or (B) the interest in the capital or profits thereof, (ii) the power to elect, or to direct the election of, a majority of the board of directors or other analogous governing body of such entity, or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function.

“Supply Agreements” means supply agreements in form and substance reasonably acceptable to IP and UWWH and having terms and conditions contemplated in the term sheets set forth on Section 1.1(l) of the Disclosure Letter to be entered into by Spinco and IP at the time of the Distribution.

“Surviving Corporation” has the meaning set forth in the Merger Agreement.

“Tax” or “Taxes” means (i) all taxes, charges, fees, duties, levies, imposts, required deposits, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or foreign Taxing Authority, including income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), custom duties, property (including real, personal or intangible), sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security (or similar), unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties or additions attributable thereto; (ii) Liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any consolidated, combined, unitary or similar group or being (or having been) included or required to be included in any Tax Return related thereto (including pursuant to U.S. Treasury Regulation § 1.1502-6); and (iii) Liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied contract or obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Matters Agreement” means the Tax Matters Agreement entered into on the date hereof, among IP, Spinco and UWWH, as such agreement may be amended from time to time.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the Closing Date, among Spinco and UWW Holdings, LLC, a Delaware limited liability company, as such agreement may be amended from time to time.

“Third-Party Claim” means any Litigation Matter by or before any Governmental Authority asserted by a Person who or which is neither a Party nor a controlled or jointly controlled Affiliate of a Party.

“Third-Party Landlord” means the applicable third-party landlord under each of the Leases.

“Total IP Shares” means the total number of issued and outstanding shares of IP Common Stock as of the Record Date.

“Trademarks” means any U.S. and non-U.S. registered and unregistered trademarks and service marks (including those which are protected without registration due to their well-known status), trade dress, trade names, corporate names, logos, slogans, taglines, domain names, general intangibles of like nature, and other indicia of source, origin, endorsement, sponsorship or certification, designs, industrial designs, product packaging shape, and other elements of product and product packaging appearance together with all registrations and applications for registration of any of the foregoing and all goodwill related to any of the foregoing.

“Transaction Agreements” means this Agreement, the Merger Agreement, the Employee Matters Agreement, Transition Services Agreement, Supply Agreements, Tax Receivable Agreement, the Consulting Agreement, the Registration Rights Agreement, the Tax Matters Agreement and all other documents required to be delivered by any party on the Closing Date pursuant to this Agreement and/or the Merger Agreement or otherwise delivered by any party on or about the Closing Date to effectuate the Transactions (including any bills of sale, assignments and assumptions, certificates of title and all other instruments of sale, transfer, assignment, conveyance and delivery that are delivered in connection with the consummation of the Transactions).

“Transaction Expenses” has the meaning set forth in the Merger Agreement.

“Transactions” has the meaning set forth in the Merger Agreement.

“Transferred Intellectual Property” means all (i) unpatented inventions (whether or not patentable), trade secrets under applicable law, know-how and confidential or proprietary information, including but not limited to (in whatever form or medium), discoveries, ideas, compositions, formulas, computer programs (including source and object codes), computer software documentation, database, drawings, designs, plans, proposals, specifications, photographs, samples, models, processes, procedures, data, information, manuals, reports, financial, marketing and business data, information, manuals, reports and pricing and cost information, correspondence and notes; (ii) works of authorship, mask-works, copyrights, copyrightable works and copyright and mask work registrations and applications for registration; (iii) all other intellectual property and proprietary rights; and (iv) all claims and rights related to any of the foregoing, in each case of (i), (ii), (iii) and (iv), to the extent used, held for use in, or arising from the conduct of the Spinco Business, provided, however, that Patents and Trademarks are not included in Transferred Intellectual Property.

“Transferred Patents” means all Patents primarily used in or arising from the Spinco Business, including the Patents set forth on Section 1.1(g) of the Disclosure Letter.

“Transferred Trademarks” means all Trademarks primarily used in or arising from the Spinco Business, including the Trademarks set forth on Section 1.1(h) of the Disclosure Letter.

“Transition Services Agreement” means the Transition Services Agreement entered into on the Closing Date, among IP and Spinco.

“Unisource Sub” has the meaning set forth in the Recitals.

“UWWH” has the meaning set forth in the Recitals.

“UWWH Common Stock” means the common stock, par value $0.01 per share, of UWWH.

“UWWH Stockholder” has the meaning set forth in the Merger Agreement.

“xpedx Canada” means IP Canadian Packaging Operations Inc.

“xpedx Foreign Sub” has the meaning set forth in the Recitals.

“xpedx Intermediate” has the meaning set forth in the Recitals.

Section 1.2 Construction. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents to this Agreement, and the Article and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms and any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent (but only to the extent such waiver or consent is not adverse to any member of the Spinco Group) and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Unless expressly stated to the contrary in this Agreement or in any other Transaction Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to January 28, 2014 (or the date of which the relevant Transaction Agreement is first entered into, as the case may be) regardless of any amendment or restatement hereof (or thereof). The use of the phrase “ordinary course of business” or other derivations thereof shall mean “ordinary course of business consistent with past practice.” Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive. Wherever and whenever in this Agreement there is a consent right of a Party or a reference to the “satisfaction” or “sole discretion” of a Party, such Party shall be entitled to consider solely its own interests (and not the interests of any other Person) or, at its sole election, any such other interests and factors as such Party desires. For purposes of this Agreement, the obligation of a Party to use its “reasonable best efforts” to achieve a particular result may require such Party to expend resources, incur costs or expenses, or pay amounts, in each case to the extent such expenditures, costs, expenses or payments, together with all other actions to be taken by such Party in pursuit of such result, would constitute the exercise of such Party’s “reasonable best efforts”.

Section 1.3 References to Time. All references in this Agreement to times of the day shall be to New York City time.

ARTICLE II

The Contributions

Section 2.1 Transfers of Spinco Assets and Spinco Liabilities.

(a) Subject to Section 2.1(b) and Section 2.2 and, in the case of Information, ARTICLE VIII, effective on or prior to the Distribution Date, and in any event prior to the Distribution, IP shall (i) cause all of the non-U.S. Spinco Assets and all of the non-U.S. Spinco Liabilities to be directly or indirectly transferred, assigned, delivered and conveyed to or assumed by xpedx Foreign Sub, except for those non-U.S. Spinco Assets directly or indirectly held, or non-U.S. Spinco Liabilities directly or indirectly owed, by xpedx International, Inc., (ii) cause 100% of the equity interests in xpedx Foreign Sub and the Spinco Assets not directly or indirectly held by xpedx Foreign Sub (after giving effect to the foregoing clause (i)) to be transferred, assigned, delivered and conveyed to xpedx Intermediate or a wholly owned Subsidiary of xpedx Intermediate, (iii) cause the Spinco Liabilities (other than those of xpedx Foreign Sub or any of its Subsidiaries (after giving effect to the foregoing clause (i)) to be assumed by xpedx Intermediate or any Subsidiary of xpedx Intermediate, (iv) cause each Spinco Subsidiary not to hold any Assets that are not Spinco Assets or be liable for any Liabilities that are not Spinco Liabilities, in each case as of immediately prior to the Distribution, and (v) transfer, assign, deliver and convey to Spinco all of the membership interests in xpedx Intermediate. Spinco shall, and shall cause the Spinco Subsidiaries to, timely pay, perform and discharge, when and as due, all of the Spinco Liabilities. For the avoidance of doubt, the obligation of IP to transfer the Leased Real Property will be satisfied by IP and Spinco entering into, as of the Distribution Date, a sublease or lease assignment in the form of one of Exhibits B-1, B-2, B-3 and B-4, as applicable, with such changes as a Third-Party Landlord may reasonably request and which changes are approved by UWWH, and if such changes adversely affect IP, approved by IP. Prior to receipt of any required Third-Party Landlord consents to such lease assignment and/or sublease, following the Contributions, such Leased Real Property and the related Lease will be a Delayed Transfer Asset subject to Section 2.2. IP shall use its reasonable best efforts to obtain any Third-Party Landlord consent to any lease assignment or sublease pertaining to Leased Real Property, which is required in order to effect the transactions contemplated herein; provided that, neither IP nor Spinco shall enter into or otherwise agree to any modification of the terms of any Lease that is required in order to effect the transactions contemplated herein (it being understood and agreed that the terms of Exhibits B-1, B-2, B-3 and B-4 as agreed by IP and UWWH do not constitute a modification to the terms of any Lease) that would adversely affect Spinco or any other member of the Spinco Group (including due to an increase in rent or other incremental cost to any member of the Spinco Group under such Lease) without the prior written consent of UWWH.

(b) Notwithstanding Section 2.1(a), IP may, if it deems necessary or desirable, change the timing or manner by which the direct or indirect transfer to, and assumption by, Spinco of the Spinco Assets and the Spinco Liabilities is effected, so long as, (i) immediately prior to the Distribution, all of the Spinco Assets and Spinco Liabilities, and no other Assets or Liabilities, are held by xpedx Intermediate or one or more Subsidiaries thereof and (ii) any such change would not (A) have any actual or potential adverse economic (including Tax) impact on Spinco or any other member of the Spinco Group, unless IP agrees to fully indemnify such member of the Spinco Group therefor, (B) be inconsistent with the intended tax-free treatment of the transactions contemplated herein or compromise the ability to obtain the IRS Ruling (as defined in the Tax Matters Agreement), (C) make the restrictions under Section 6.02 of the Tax Matters Agreement any more onerous to Spinco or (D) cause any member of the Spinco Group to own or hold or otherwise incur Liability in respect of any Excluded Liability, unless IP agrees to fully indemnify such member of the Spinco Group therefor. In the event of any such change, references in this Agreement to “Contributions” shall be deemed to refer to the Contributions as so changed. Notwithstanding the foregoing, IP shall (x) give notice to Spinco and UWWH of any material change to (1) the structure of the Contributions or (2) the internal restructuring transactions contemplated in the preamble hereto, (y) consult with Spinco and UWWH in good faith to determine whether such changes are permitted under this Section 2.1(b) and (z) indemnify each member of the Spinco Group and UWWH and its Subsidiaries for any Losses incurred by any of them arising out of or related to any such changes or as a result of any actions or omissions by IP (or, prior to the Closing, the Spinco Group) in reliance on this Section 2.1(b).

(c) Except for certain of the matters addressed in ARTICLE V and the defined terms used therein and for purposes of determining the amount of Indemnifiable Losses, the rights and obligations of the Parties with respect to Taxes shall be governed exclusively by the Tax Matters Agreement and, to the extent applicable, the Merger Agreement and the Tax Receivable Agreement. Accordingly, assets and liabilities relating to Taxes shall not be treated as Assets or Liabilities for purposes of, or otherwise be governed by, this Agreement. In the event of any inconsistency between this Agreement and the Tax Matters Agreement, the Merger Agreement or the Tax Receivable Agreement, the terms of the Tax Matters Agreement, the Merger Agreement or the Tax Receivable Agreement, as the case may be, shall control.

(d) Each of Spinco and UWWH hereby waives IP’s and the IP Group’s compliance with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer, assignment, delivery, conveyance or sale of any or all of the Spinco Assets or Spinco Liabilities to any member of the Spinco Group.

(e) Prior to the Distribution Date, IP and Spinco shall use their respective reasonable best efforts to obtain any third-party consent or approval of a Governmental Authority required in connection with the Contributions or any other transactions contemplated by this Agreement.

Section 2.2 Delayed Transfers; Misallocated Assets and Liabilities.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, directly or indirectly, any Asset or assume any Liability if, but solely to the extent, an attempted direct or indirect assignment or assumption thereof, without the consent of a third party or approval of a Governmental Authority, would constitute a breach, default, violation or other contravention of the rights of such third party or Governmental Authority or of applicable Law until such time as the necessary consent or approval is obtained. If any direct or indirect transfer or assignment by any member of the IP Group to any member of the Spinco Group or, in the case of any Excluded Asset or Excluded Liability, by any member of the Spinco Group to any member of the IP group, or any direct or indirect acquisition or assumption by any member of the Spinco Group or of the IP Group, as applicable, of, any interest in, or Liability, obligation or commitment under, any Spinco Asset or Spinco Liability as contemplated by this Agreement requires the consent of a third party or approval of a Governmental Authority, then (subject to Section 2.2(c) in the case of Leased Real Property) such transfer or assignment or assumption shall be made subject to such consent of a third party or approval of a Governmental Authority being obtained. For the avoidance of doubt, IP shall use its reasonable best efforts to obtain any third-party consent or approval of a Governmental Authority that is required in order to effect the transactions contemplated herein; provided that, in connection with obtaining any such third-party consent or approval of a Governmental Authority, neither IP nor Spinco shall enter into or otherwise agree to any modification of the terms of any Contract that is required in order to effect the transactions contemplated herein that would adversely affect Spinco or any other member of the Spinco Group (including due to an increase in payment or other incremental cost to any member of the Spinco Group under such Contract) without the prior written consent of UWWH.

(b) If any third-party consent or approval of a Governmental Authority referred to in this Section 2.2 is not obtained prior to the Distribution Date, the Distribution shall, subject to the satisfaction of the conditions set forth in ARTICLE III, nonetheless take place on the terms set forth herein and, thereafter, IP shall use reasonable best efforts (and Spinco shall cooperate with IP) to establish arrangements under which, following the Distribution Date, (i) the Spinco Group shall obtain (without infringing upon the legal rights of any third party or Governmental Authority or violating any applicable Law) the economic claims, rights and benefits under the Spinco Asset or Spinco Liability with respect to which the third-party consent or approval of a Governmental Authority has not been obtained in accordance with this Agreement and (ii) from and after the Distribution Date, the Spinco Group shall assume the economic burden with respect to the Spinco Asset or Spinco Liability with respect to which the third-party consent or approval of a Governmental Authority has not been obtained in accordance with this Agreement, in each case, as closely as possible with the use of reasonable best efforts to that which would be applicable to the Spinco Group if the consent had been obtained and the Spinco Asset or Spinco Liability transferred.

(c) Notwithstanding the foregoing, and solely with respect to the Leased Real Property, IP shall use reasonable best efforts to obtain from the applicable Third-Party Landlords their respective consents to an assignment from IP to Spinco of each lease, sublease or other agreement governing such Leased Real Property (each, a “Lease”) to the extent such Lease requires such consent. For each Lease with respect to which such Third-Party Landlord consent to assignment is granted on or prior to the Distribution Date or is not required, the applicable Leased Real Property shall be assigned from IP to Spinco on the Distribution Date pursuant to an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A-2, with such changes as may be reasonably requested by such Third-Party Landlord and approved by UWWH, and if such changes adversely affect IP, approved by IP. For each Lease with respect to which such landlord consent for an assignment is required but not obtained on or prior to the Distribution Date, IP shall use reasonable best efforts to obtain from the applicable Third-Party Landlord its consent to a sublease of the applicable Leased Real Property to the extent such Lease requires such consent. For each Lease with respect to which such Third-Party Landlord consent for a sublease is granted on or prior to the Distribution Date or is not required, the applicable Leased Real Property shall be subleased from IP to Spinco on the Distribution Date pursuant to a Sublease Agreement substantially in the form attached hereto as Exhibit A-1, with such changes as may be reasonably requested by the Third-Party Landlord and approved by UWWH, and if such changes adversely affect IP, approved by IP. For each Lease with respect to which the Third-Party Landlord does not consent to either an assignment or sublease on or prior to the Distribution Date but such consents are required, Section 2.2(b) shall govern the arrangements with respect to the applicable Leased Real Property from and after the Distribution Date (which shall include, with respect to Leased Real Property, IP’s continuing reasonable best efforts (and Spinco’s cooperation with IP) to obtain the applicable Third-Party Landlord consent to an assignment and, if assignment is not achieved using reasonable best efforts, a sublease). For any Leased Real Property for which a sublease is executed between IP and Spinco, Section 2.2(d) shall apply from and after the Distribution Date, such that upon obtaining any Third-Party Landlord consent to an assignment of a Lease and effectuating such assignment pursuant to an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A-2, with such changes as may be reasonably requested by the Third-Party Landlord and approved by UWWH, and if such changes adversely affect IP, approved by IP, the corresponding sublease shall be terminated.

(d) If and when any such third-party consent or approval of a Governmental Authority is obtained after the Distribution, the assignment of the Spinco Asset or assumption of the Spinco Liability to which such third-party consent or approval of a Governmental Authority relates shall be promptly effected in accordance with the terms of this Agreement without the payment of additional consideration. IP shall, and shall cause its respective Subsidiaries to, use reasonable best efforts (and Spinco shall, and shall cause its respective Subsidiaries to, cooperate with IP) to obtain such third-party consents and/or approvals of Governmental Authorities as promptly as practicable; provided that, in connection with obtaining any such third-party consent or approval of a Governmental Authority, neither IP nor Spinco shall enter into or otherwise agree to any modification of the terms of any Contract that is required in order to effect the transactions contemplated herein that would adversely affect Spinco or any other member of the Spinco Group (including due to an increase in payment or other incremental cost to any member of the Spinco Group under such Contract) without the prior written consent of UWWH. IP shall bear any and all third-party fees and out-of-pocket expenses (including attorneys’ fees) that may be reasonably required in connection with obtaining, whether before or after the Distribution, any such third-party consents and approvals of Governmental Authorities. The Parties shall use their respective reasonable best efforts to cooperate in minimizing all such fees and expenses.

(e) In the event that at any time prior to the Cut-off Date, a member of the IP Group becomes aware (including by request of Spinco) that it possesses any Spinco Asset or Spinco Liability, IP shall cause the prompt transfer of such Spinco Assets to Spinco or assumption of such Spinco Liability by Spinco or any member of the Spinco Group, and Spinco shall, or shall cause a member of the Spinco Group to, accept and assume such Spinco Asset or Spinco Liability (except as otherwise contemplated by the Transaction Agreements), in each case, without further consideration. Prior to any such transfer, IP shall hold such Spinco Assets in trust for Spinco and pay over to Spinco as promptly as practicable any amounts or benefits received by the IP Group with respect to such Spinco Assets following the Distribution Date. In the event that at any time, a member of the Spinco Group becomes aware that it possesses any Excluded Assets or Excluded Liability (except as otherwise contemplated by the Transaction Agreements), the Spinco Group shall cause the prompt transfer of such Excluded Assets to IP or a member of the IP Group or assumption of such Excluded Liability by IP or a member of the IP Group, and IP shall, or shall cause a member of the IP Group to, accept and assume such Excluded Asset (including any Cash and Cash Equivalents (other than Restricted Cash and other than the amount of any Cash and Cash Equivalents included in the calculation of the Spinco Net Debt Adjustment, as finally determined pursuant to Section 5.2(c))) or Excluded Liability, in each case, without further consideration. Prior to any such transfer, the Spinco Group shall hold such Excluded Assets in trust for IP and pay over to IP as promptly as practicable any amounts or benefits received with respect to such Excluded Assets following the Distribution Date.

Section 2.3 Conveyancing and Assumption Agreements. In connection with the transfer of the Spinco Assets and the assumption of the Spinco Liabilities contemplated by this ARTICLE II, IP and Spinco shall execute, or cause to be executed by the appropriate entities, notices and conveyancing and assumption instruments as IP may deem necessary or desirable (including the Form of Assignment and Assumption Agreement attached hereto as Exhibit A-2 (with respect to Leased Real Property that is being assigned), the form of sublease attached hereto as Exhibit A-1 (with respect to Leased Real Property that is not being assigned and for which a sublease is permitted) and one of the forms of Lease attached hereto as Exhibit A-3 or A-4 (with respect to certain Shared Locations, in such form of Lease as will be identified on Section 2.7 of the Disclosure Letter), in each case in accordance with the terms and conditions of Sections 2.2 and 2.7); provided that such instruments shall not impose obligations on either IP or Spinco or grant rights, through representations or otherwise, beyond those set forth in this Agreement (but shall merely implement the obligations herein), other than customary obligations with respect to due execution, title and similar matters.

Section 2.4 Shared Contracts. IP will use its reasonable best efforts (and Spinco will cooperate with IP) to separate the Shared Contracts into separate Contracts effective as of the Distribution so that from and after the Distribution Spinco will have the sole benefit and Liabilities with respect to each Shared Contract to the extent related to the Spinco Business and the IP Group will have the sole benefit and Liabilities with respect to each Shared Contract to the extent not related to the Spinco Business. Upon such separation of a Shared Contract, the separated Contract that is related to the Spinco Business will be a Spinco Asset and the other separated Contract will be an Excluded Asset. The obligations to separate any Shared Contracts set forth in this Section 2.4 will terminate on the date that is eighteen months following the Distribution Date. If any Shared Contract is not separated prior to the Distribution Date, then such Shared Contract shall be governed under Section 2.4, including IP agreeing to use reasonable best efforts (and the Spinco agreeing to cooperate with IP) to establish arrangements under which the Spinco Group shall continue to receive the benefits and assume the obligations, in each case, that it received or assumed prior to the Distribution Date, until such Shared Contract expires in accordance with its terms. IP shall bear any and all third party fees and out-of-pocket expenses (including attorneys’ and other third party fees) that may be reasonably required in connection with obtaining, whether before or after the Distribution, any such separation of a Shared Contract. IP will use its reasonable best efforts to deliver a list of the Shared Contracts to UWWH as soon as practicable after the date hereof.

Section 2.5 Certain Resignations. At or prior to the Distribution Date, except as otherwise agreed between IP and UWWH in writing prior to the Distribution Date, IP shall cause each employee and director of IP and its Subsidiaries who will not be employed by Spinco or a Spinco Subsidiary after the Distribution Date to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of Spinco or any Spinco Subsidiary on which they serve, and from all positions as officers of Spinco or any Spinco Subsidiary in which they serve; it being understood that only Mary Laschinger will remain on the board of directors of Spinco, which will be comprised as of the Effective Time of the Persons set forth on Section 7.7 of the Disclosure Letter. At or prior to the Distribution Date, Spinco will cause each employee and director of Spinco and its Subsidiaries who will not be employed by IP or an IP Subsidiary after the Distribution Date to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of IP, any IP Subsidiary or any other Person in which IP holds any equity interest on which they serve, and from all positions as officers of IP, any IP Subsidiary or any other Person in which IP holds any equity interest in which they serve.

Section 2.6 Payments.

(a) On the Distribution Date, Spinco shall cause xpedx to (i) enter into one or more debt financing transactions immediately prior to the Distribution, in accordance with the applicable provisions of the Merger Agreement (collectively, the “Special Payment Financing”) and (ii) distribute some of the proceeds therefrom to Spinco for use by Spinco to pay the Special Payment to IP. Immediately prior to the Distribution, Spinco shall pay the Special Payment to IP in exchange for the contribution of all the membership interests in xpedx Intermediate to Spinco.

(b) The rights and obligations of the Parties in respect of pursuing and obtaining the Special Payment Financing are set forth in the Merger Agreement, and, except as set forth in ARTICLE IV and Section 10.16 with respect to such obligations, no additional rights or obligations shall be deemed to arise under this Agreement in connection therewith.

(c) Subject to the terms and conditions of Section 5.3, Spinco shall cause the Earnout Payment to be made to IP if and when due under Section 5.3.

Section 2.7 Shared Locations. Notwithstanding anything to the contrary contained herein, on the Distribution Date, IP and Spinco shall enter into a lease, sublease or other occupancy agreement governing each Shared Location (each, a “Shared Location Lease”) in accordance with the terms of Section 2.7 of the Disclosure Letter. To the extent that the consent of a Third-Party Landlord is necessary for a Shared Location Lease and such consent is not obtained, such Shared Location shall be subject to Section 2.2 and Section 2.3.

ARTICLE III

Conditions

Section 3.1 Conditions to the Distribution. The obligations of IP pursuant to this Agreement to effect the Distribution shall be subject to the substantially simultaneous consummation of the transactions contemplated by Section 2.6 and the satisfaction (or waiver by (i) IP, in the case of the conditions set forth in Section 9.2 of the Merger Agreement or (ii) IP and UWWH, in the case of the conditions set forth in Section 9.1 of the Merger Agreement) on or prior to the Distribution Date (other than those conditions that, by their nature, are to be satisfied contemporaneously with the Closing, but subject to the satisfaction (or waiver by (x) IP, in the case of the conditions set forth in Section 9.2 of the Merger Agreement or (y) IP and UWWH, in the case of the conditions set forth in Section 9.1 of the Merger Agreement) of such conditions at the Closing) of each of the conditions set forth in Sections 9.1 and 9.2 of the Merger Agreement (except the consummation of the Contributions and the Distribution); provided that, notwithstanding anything set forth in this ARTICLE III to the contrary, the Parties agree that the Distribution Date shall occur on the same date as the Closing Date, as determined in accordance with the terms and conditions of the Merger Agreement.

Section 3.2 Waiver of Conditions. The condition set forth in Section 3.1 hereof, may be waived, in whole or in part, to the extent permitted by applicable Law, in the sole discretion of IP. The condition set forth in Section 3.1 is for the sole benefit of IP and shall not give rise to or create any duty on the part of IP to waive or not waive such condition.

ARTICLE IV

The Distribution

Section 4.1 Record Date and Distribution Date. Subject to the satisfaction, or to the extent permitted by applicable Law, waiver, in whole or in part, of the conditions set forth in Section 3.1, the Board of Directors of IP in consultation with UWWH, consistent with the

Merger Agreement and New York law, shall establish the Record Date and the Distribution Date and any necessary or appropriate procedures in connection with the Distribution; provided that IP shall provide UWWH written notice no fewer than two Business Days prior to IP’s announcement of the Record Date to its stockholders.

Section 4.2 Spinco Reclassification; Charter and Bylaws.

(a) Immediately prior to the Distribution Date, IP and Spinco shall take all actions necessary to issue to IP such number of shares of Spinco Common Stock, including, if applicable, by reclassifying the outstanding shares of Spinco Common Stock or by declaring a dividend payable to IP in shares of Spinco Common Stock (the “Reclassification”), for the purpose of increasing the outstanding shares of Spinco Common Stock such that, immediately prior to the Distribution Date, Spinco will have an aggregate number of shares of Spinco Common Stock to be determined by IP, Spinco and UWWH prior to the Distribution Date, all of which will be held by IP.

(b) On or prior to the Distribution Date, Spinco and IP shall cause Spinco’s Certificate of Incorporation to be amended and restated in the form set forth on Exhibit B and Spinco’s By-laws to be amended and restated in the form set forth on Exhibit C.

Section 4.3 The Agent. Prior to the Distribution Date, IP shall enter into an agreement with the Agent on terms reasonably satisfactory to Spinco and UWWH providing for, among other things, the distribution to the holders of IP Common Stock in accordance with this ARTICLE IV of the shares Spinco Common Stock to be distributed in the Distribution.

Section 4.4 Delivery of Shares to the Agent. At or prior to the Distribution Date, IP shall authorize the book-entry transfer by the Agent of all of the outstanding shares of Spinco Common Stock to be distributed in connection with the Distribution.

Section 4.5 The Distribution. Upon the terms and subject to the conditions of this Agreement, following consummation of the Reclassification, IP shall declare and pay the Distribution to each holder of issued and outstanding shares of IP Common Stock as of the Record Date (excluding treasury shares held by IP and any other shares of IP Common Stock otherwise held by a member of the IP Group), such that each such holder will receive a number of shares of Spinco Common Stock equal to the percentage of the total number of shares of Spinco Common Stock outstanding as of the time of the Distribution as is equal to a fraction, (a) the numerator of which is the total number of issued and outstanding shares of IP Common Stock held by such holder as of the Record Date and (b) the denominator of which is the number of Total IP Shares (excluding treasury shares held by IP and any other shares of IP Common Stock otherwise held by a member of the IP Group). Promptly after the Distribution, the Agent shall distribute by book-entry transfer in respect of the outstanding shares of IP Common Stock held by holders of record of IP Common Stock on the Record Date (excluding treasury shares held by IP and any other shares of IP Common Stock otherwise held by a member of the IP Group) all of the shares of Spinco Common Stock distributed in the Distribution. The Agent shall make cash payments in lieu of any fractional shares resulting from the issuance of Spinco Common Stock in the Distribution to any holder of shares of IP Common Stock after aggregating the total number of fractional shares of Spinco Common Stock that would otherwise be issued to such holder and other holders of shares of IP Common Stock, and selling such shares in the public securities markets.

ARTICLE V

Certain Adjustments

Section 5.1 Estimated Closing Statement. Not less than three (but not more than five) Business Days prior to the anticipated Distribution Date, IP shall provide Spinco and UWWH (a) a certificate endorsed by an executive officer of IP certifying a statement (in form and substance reasonably satisfactory to UWWH) (the “Spinco Estimated Closing Statement”) setting forth IP’s good faith estimate of (i) the Spinco Working Capital Adjustment (the “Spinco Estimated Working Capital Adjustment”) and (ii) the Spinco Net Debt Adjustment (the “Spinco Estimated Net Debt Adjustment”), including reasonable detail regarding the calculations thereof and (b) an estimated unaudited balance sheet of the Spinco Business as of the Calculation Time (the “Spinco Estimated Closing Balance Sheet”). The Spinco Estimated Closing Balance Sheet and Spinco Estimated Closing Statement (x) shall be prepared in accordance with the Applicable Accounting Principles and (y) shall not give effect to the Special Payment to IP contemplated by Section 2.6, the Distribution and/or the Special Payment Financing. Prior to and after delivering the Spinco Estimated Closing Balance Sheet and Spinco Estimated Closing Statement, IP and Spinco shall give UWWH and its Representatives access at all reasonable times and on reasonable advance notice to the books, records, properties, working papers and personnel of Spinco and IP (including Spinco and IP’s respective senior finance and accounting personnel and their accountants) to the extent reasonably required to permit UWWH to review the Spinco Estimated Closing Balance Sheet and Spinco Estimated Closing Statement and shall cooperate and provide such information as reasonably requested by UWWH and its Representatives regarding the calculation of the components thereof and provide such back-up therefor as reasonably requested by UWWH. The amount of the Special Payment shall be (1) (x) increased by an amount equal to the Spinco Estimated Working Capital Adjustment, if such amount is positive, or (y) decreased by the absolute value of such amount, if such amount is negative; (2) decreased by an amount equal to the Spinco Estimated Net Debt Adjustment if such amount is positive, or (y) increased by the absolute value of such amount, if such amount is negative; and (3) if the Estimated Adjustment Amount is negative, increased by the Estimated Adjustment Amount Payment.

Section 5.2 Post-Closing Adjustment.

(a) Within 90 days after the Distribution Date, the Surviving Corporation shall cause to be prepared and delivered to IP (a) an unaudited balance sheet of the Spinco Business as of the Calculation Time (the “Spinco Closing Balance Sheet”) and (b) a certificate endorsed by an executive officer of the Surviving Corporation certifying a statement (the “Spinco Closing Statement”) setting forth the Surviving Corporation’s good faith calculation of (i) the Spinco Working Capital Adjustment, and (ii) the Spinco Net Debt Adjustment, including reasonable detail regarding the calculations thereof. The Spinco Closing Balance Sheet and the Spinco Closing Statement (x) shall be prepared in accordance with the Applicable Accounting Principles and (y) shall not give effect to the Special Payment to IP contemplated by Section 2.6, the Distribution and/or the Special Payment Financing.

(b) Prior to delivery of the Spinco Closing Balance Sheet and Spinco Closing Statement, IP shall give the Surviving Corporation and each of its Representatives access at all reasonable times and on reasonable advance notice to the books, records, properties, working papers and personnel of IP (including IP’s senior finance and accounting personnel and its accountants) to the extent reasonably required to permit the Surviving Corporation to prepare the Spinco Closing Balance Sheet and Spinco Closing Statement. During the 60 day period following IP’s receipt of the Spinco Closing Statement, the Surviving Corporation shall give IP and each of its respective Representatives access at all reasonable times and on reasonable advance notice to the books, records, properties, working papers and personnel of the Surviving Corporation (including the Surviving Corporation’s senior finance and accounting personnel and its accountants) to the extent reasonably required to permit IP to review the Spinco Closing Balance Sheet and Spinco Closing Statement. Within 60 days after receipt of the Spinco Closing Statement, IP shall, in a written notice to the Surviving Corporation, describe in reasonable detail any proposed adjustments to the items set forth on the Spinco Closing Statement and the reasons therefor (it being agreed that the only permitted reasons for such adjustments shall be mathematical error or the failure to compute items set forth therein in accordance with this Agreement). If the Surviving Corporation shall not have received a notice of proposed adjustments within such 60-day period, IP will be deemed to have accepted irrevocably the Spinco Closing Statement. During the 30-day period following IP’s delivery of a notice of proposed adjustments to the Surviving Corporation, IP or the Surviving Corporation, as applicable, shall give the Surviving Corporation or IP, as applicable, and each of their respective Representatives access at all reasonable times and on reasonable advance notice to the books, records, properties, working papers and personnel of IP or the Surviving Corporation, as applicable, (including senior finance and accounting personnel and their accountants) to the extent reasonably required to permit the Surviving Corporation or IP to evaluate the proposed adjustments.

(c) IP and the Surviving Corporation shall negotiate in good faith to resolve any disputes over any proposed adjustments to the Spinco Closing Statement, during the 30 days following the Surviving Corporation’s receipt of the proposed adjustments. If IP and the Surviving Corporation are unable to resolve such dispute within such 30-day period, then, at the written request of either such Party (the “Dispute Resolution Request”), each such Party shall appoint a knowledgeable, responsible representative to meet in person and negotiate in good faith to resolve the disputed matters. The Parties intend that these negotiations be conducted by experienced business representatives empowered to decide the issues. Such negotiations shall take place during the 30-day period following the date of the Dispute Resolution Request. If the business representatives resolve the dispute, such resolution shall be memorialized in a written agreement (the Spinco Closing Statement, as revised by such negotiations, written agreement or the final decision of the accounting firm referred to below, the “Spinco Final Closing Statement”). If the business representatives do not resolve the dispute during the periods described above, then the UWWH Stockholder and IP shall jointly engage KPMG LLP to arbitrate and resolve such disputes, which resolution shall be final, binding and enforceable in accordance with Section 10.16. If KPMG LLP is unable or unwilling to act as arbitrator, a nationally recognized accounting firm shall be selected by lot from the remaining nationally recognized accounting firms that are not the regular independent auditor firm of the UWWH Stockholder, IP or the Surviving Corporation, and in such event references herein to “KPMG LLP” shall be deemed to refer to such replacement accounting firm. Within the 30-day period following its engagement, KPMG LLP shall arbitrate and resolve such dispute based solely on the written submission provided by IP and the Surviving Corporation and shall only consider whether the Spinco Closing Statement (and each component thereof) was prepared in accordance with this Agreement and (only with respect to disputed matters submitted to the accounting firm) whether and to what extent the Spinco Closing Statement requires adjustment. In resolving any disputed matter, KPMG LLP shall (i) adhere to the definitions contained in this Agreement and the guidelines and principles of this Section 5.2 and (ii) shall not assign a value to any item higher than the highest value for such item claimed by either of IP or the Surviving Corporation or lower than the lowest value claimed by either such Party; provided, however, that to the extent the determination of value of any disputed item affects any other item used in calculating the Spinco Working Capital Adjustment or the Spinco Net Debt Adjustment, such effect may be taken into account by KPMG LLP. The fees and expenses of KPMG LLP shall be shared by the Surviving Corporation and IP in inverse proportion to the relative amounts of the disputed amount determined in favor of the Surviving Corporation and IP, respectively.

(d) Upon final determination of the Spinco Final Closing Statement pursuant to this Section 5.2, the following payments (if any) shall be made in accordance with Section 5.2(e):

(i) (x) if the Spinco Working Capital Adjustment, as set forth in the Spinco Final Closing Statement, is greater than the Spinco Estimated Working Capital Adjustment, the Surviving Corporation shall pay to IP an amount equal to such excess and (y) if the Spinco Working Capital Adjustment, as set forth in the Spinco Final Closing Statement, is less than the Spinco Estimated Working Capital Adjustment, IP shall pay to the Surviving Corporation an amount equal to such deficit; and

(ii) (x) if the Spinco Net Debt Adjustment, as set forth in the Spinco Final Closing Statement, is greater than the Spinco Estimated Net Debt Adjustment, IP shall pay to the Surviving Corporation an amount equal to such excess and (y) if the Spinco Net Debt Adjustment, as set forth in the Spinco Final Closing Statement, is less than the Spinco Estimated Net Debt Adjustment, the Surviving Corporation shall pay to IP an amount equal to such deficit.

(e) Notwithstanding the foregoing, the aggregate of the respective amounts to be paid (if any) by IP, on the one hand, and the Surviving Corporation, on the other hand, under Section 5.2(d) shall be netted against each other and the Party with the positive net payment obligation shall pay such net obligation amount, which shall be increased by an amount computed as interest from the Distribution Date through but excluding the date of payment at a rate of 6% which interest shall accrue daily on the basis of a 365 day year calculated for the actual number of days for which payment is due. Any amount payable pursuant to this Section 5.2(e) shall be made via wire transfer of immediately available funds within five Business Days after the date upon which the Spinco Closing Statement becomes a Spinco Final Closing Statement.

(f) To the extent that IP makes any payment of an amount which constitutes a Current Liability between the Distribution Date and the date any payment is due under Section 5.2(e), then IP shall have a right to offset the aggregate of all such amounts against the amount, if any, payable to the Surviving Corporation under Section 5.2(e); provided that IP has provided the Surviving Corporation evidence reasonably satisfactory to the Surviving Corporation of the payment of such amounts prior to making any offset. To the extent that the Surviving Corporation makes any payment of an amount which constitutes an Excluded Liability between the Distribution Date and the date any payment is due under Section 5.2(e), then the Surviving Corporation shall have a right to offset the aggregate of all such amounts against the amount, if any, payable to IP under Section 5.2(e); provided that the Surviving Corporation has provided IP evidence reasonably satisfactory to IP of the payment of such amounts prior to making any offset.

Section 5.3 Earnout Payment. UWWH and the Surviving Corporation acknowledge that the obligations of the Surviving Corporation set forth in this Section 5.3 are an integral part of the consideration to be received by IP in connection with the Transactions. Subject to Section 5.3(a) and Section 5.3(h), following the Closing, the Surviving Corporation shall make a payment, if any, to IP to be calculated and distributed in accordance with this Section 5.3 and Section 5.3 of the Disclosure Letter (the “Earnout Payment”).

(a) Within 30 days after the completion of the Surviving Corporation’s audited financial statements for each of its 2017, 2018 and 2019 fiscal years, the Surviving Corporation shall prepare and deliver a certificate endorsed by an executive officer of the Surviving Corporation certifying a statement (with respect to each such fiscal year, such year’s “Yearly Earnout Statement”) setting forth the Surviving Corporation’s good faith calculation of the Actual EBITDA and Target EBITDA (including any Monthly LTM EBITDA) for such fiscal year and each of the components thereof and attaching reasonable supporting documentation; provided that the Yearly Earnout Statement with respect to the Surviving Corporation’s 2019 fiscal year shall also include the Surviving Corporation’s good faith calculation (the “Preliminary Earnout Payment Calculation”) of the amount of the Earnout Payment, if any, owed to IP. IP shall, no more than 90 days after its receipt of the Yearly Earnout Statement for the Surviving Corporation’s 2019 fiscal year, notify the Surviving Corporation of IP’s good faith calculation of the amount of the Earnout Payment, if any, owed to IP, if different from the Preliminary Earnout Payment Calculation, or that IP agrees with Preliminary Earnout Payment Calculation. If such notice states that IP agrees with the Preliminary Earnout Payment Calculation or if IP does not deliver such notice within such 90-day period, then such amount shall be final. If such notice states that IP disagrees with

Preliminary Earnout Payment Calculation, a nationally recognized independent public accounting firm shall be jointly selected to arbitrate and resolve such dispute, and shall make a final determination of the Earnout Payment, in accordance with the applicable procedures, principles and provisions set forth in Section 5.2(c). The fees and expenses of such accounting firm shall be paid in accordance with Section 5.2(c). The determination made pursuant to this Section 5.3, whether by agreement of the Surviving Corporation and IP or determination of such accounting firm, shall be final and binding on the Parties. No later than 10 Business Days after the final determination of the Earnout Payment, subject to Section 5.3(j), the Surviving Corporation shall pay to IP the Earnout Payment (if any) due and owing in accordance with this Section 5.3.

(b) The Earnout Payment shall be calculated as follows:

(i) If the Actual EBITDA is less than the Target EBITDA, then the Earnout Payment shall be equal to $0.

(ii) If the Actual EBITDA is greater than the Target EBITDA, then the Earnout Payment shall equal the product of (x) the difference of (i) the Actual EBITDA, minus (ii) the Target EBITDA, multiplied by (y) 4/3; provided that, in no event shall the Earnout Payment exceed $100,000,000.

For illustrative purposes, if (1) the Actual EBITDA equals $75 million and the Target EBITDA equals $15 million, then the Earnout Payment would equal $80 million (($75 million - $15 million) x 4/3); or (2) the Actual EBITDA equals $105 million and the Target EBITDA equals $15 million, then the Earnout Payment would equal $100 million (($105 million - $15 million) x 4/3 = $120 million, but the Earnout Payment would be capped at $100 million).

For the avoidance of doubt, if no Earnout Payment is due and owed under this Section 5.3, then IP shall have no further rights, and the Surviving Corporation shall have no further obligations, with respect to this Section 5.3.

(c) If any Person or group of Persons directly or indirectly acquires a majority of the outstanding voting power of the Surviving Corporation’s capital stock at any time, or a majority of the assets of the Surviving Corporation and its Subsidiaries is acquired (by merger, consolidation, acquisition of stock or assets or otherwise), prior to the final determination of whether any payment of the Earnout Payment is required pursuant to this Section 5.3, the Surviving Corporation and such Person or group of Persons shall reasonably agree in writing to IP that through the end of the Measurement Period (i) the collective business activities of the Surviving Corporation as of immediately prior to such acquisition shall thereafter continue to be operated and accounted for separately from any other business activities and operations, (ii) complete and accurate books of account and records covering all transactions relating to the computation of the Earnout Payment will be maintained and (iii) the Surviving Corporation shall (x) remain an SEC registrant or (y) if the Surviving Corporation will not be an SEC registrant, provide IP with unaudited quarterly and audited annual financial statements and financial data of the type and on the timetable as required to be filed by the SEC pursuant to Regulation S-X and Regulation

S-K under the Securities Act. If the Surviving Corporation and the acquirer do not provide IP with such reasonable written agreement prior to the closing of such acquisition, and such acquisition occurs prior to the end of the Measurement Period, then the Earnout Payment shall be deemed to have been earned in an amount equal to $100,000,000 (subject to Section 5.3(h) below) and shall be due and payable to IP at or prior to the closing of such acquisition.

(d) Within 30 days after the occurrence of any Applicable Closing Date, the Surviving Corporation shall prepare and deliver to IP a certificate endorsed by an executive officer of the Surviving Corporation certifying a statement (with respect to any Acquisition or Divestiture, an “Acquired/Divested EBITDA Statement”) setting forth the Surviving Corporation’s good faith calculation of the Monthly LTM EBITDA with respect to the applicable Acquired Business or Divested Business and each of the components thereof.

(e) From and after January 1, 2017 (or, if earlier, the date on which an Acquired/Divested EBITDA Statement is required to be delivered), in the case of clause (i) of this Section 5.3(e), and after March 31, 2020, in the case of clause (ii) of this Section 5.3(e), the Surviving Corporation shall (i) cooperate and provide such information as reasonably requested by IP and its Representatives and provide such back-up supporting information therefor as reasonably requested by IP to the extent reasonably required to permit IP to review the Yearly Earnout Statements and any Acquired/Divested EBITDA Statements and to verify computations of the Earnout Payment, Actual EBITDA, Target EBITDA, any Monthly LTM EBITDA and each of the components thereof, and (ii) in connection with the foregoing, give IP and its Representatives access at all reasonable times and on reasonable advance notice to the books, records, properties, working papers and personnel of the Surviving Corporation and its Subsidiaries (including its senior finance and accounting personnel and accountants).

(f) Notwithstanding anything in this Agreement to the contrary, and for purposes of clarification, from and after the date hereof and until the payment of all amounts owed pursuant to Section 5.2 and this Section 5.3, the Parties agree that none of the Parties shall take any action or omit to take any action with the specific intent or purpose of (and not merely the effect of) increasing or decreasing any amounts payable under Section 5.2 or this Section 5.3.

(g) Subject to Section 5.3(h), prior to the second anniversary of the Closing Date, the Surviving Corporation shall not declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any of its capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Surviving Corporation or any of its Subsidiaries, except, in the case of dividends, for regular quarterly cash dividends out of consolidated net income for the applicable quarter.

(h) Notwithstanding anything in this Section 5.3 to the contrary, at any time prior to the date on which the Earnout Payment is paid in accordance with Section 5.3(a) and Section 5.3 of the Disclosure Letter, or on which the Earnout Payment is paid in full pursuant to Section 5.3(c), the Surviving Corporation, in its sole discretion, may elect to make a payment to IP in full satisfaction of the Surviving Corporation’s obligations under this Section 5.3 (other than Section 5.3(g), subject to the last sentence of this paragraph) in an amount equal to the present value of $100,000,000 on the date of payment assuming a discount rate of 6%, which amount would be calculated by dividing (i) $100,000,000 by (ii) 1.06 to the power of ((x) the number of days between and including the date of payment to IP by the Surviving Corporation under this Section 5.3(h) and June 15, 2020, divided by (y) 365). For illustrative purposes, if the Surviving Corporation were to elect to make a payment to IP pursuant to this Section 5.3(h) on July 1, 2016, the amount of such payment would be equal to ($100,000,000/(1.06^(1,445/365))), which equals $79,399,269.36. For the avoidance of doubt, any payment elected to be made by the Surviving Corporation to IP pursuant to and in accordance with this Section 5.3(h) shall be deemed to be a payment in full of the Earnout Payment and upon the payment of such amount to IP, IP shall have no further rights, and the Surviving Corporation shall have no further obligations, with respect to this Section 5.3, other than Section 5.3(g), which, with respect to dividends, shall continue in full force and effect until January 1, 2016, and, with respect to all other restrictions, shall continue in full force and effect until the second anniversary of the Closing Date.

(i) Notwithstanding anything herein to the contrary, (i) the right of IP to receive any amounts pursuant to Section 5.3 is solely a contractual right and is not a security for purposes of any federal or state securities Laws (and shall confer upon IP only the rights of a general unsecured creditor under applicable Law), (ii) will not be represented by any form of certificate or instrument, (iii) does not give IP any voting rights, liquidation rights, preemptive rights or other rights common to holders of the Surviving Corporation’s equity securities, (iv) is not redeemable, (v) shall not earn interest, and (vi) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of (a “Transfer”) (and any purported Transfer in violation of this Section 5.3(i) shall be null and void).

(j) The Surviving Corporation shall be entitled to deduct and withhold from the Earnout Payment payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and deducted pursuant to this Section 5.3(j), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

ARTICLE VI

Indemnification

Section 6.1 Survival; Exclusive Remedy. The covenants, obligations and agreements contained herein to be performed (a) prior to the Effective Time shall survive for, and a claim may be brought with respect to any breach thereof any time prior to one year following the Effective Time and (b) following the Effective Time shall survive, and a claim may be brought with respect to any breach thereof, after the Effective Time in accordance with their respective terms, if specified, and otherwise, indefinitely; provided that, without limiting the foregoing, no claim may be asserted by any Spinco Indemnitee under this ARTICLE VI arising from any failure to transfer any Spinco Asset to Spinco unless such claim is asserted, if at all, prior to the date that is two years from the Distribution Date (such date, the “Cut-off Date”), except for claims (x) of which IP has been notified in writing by the Surviving Corporation prior to the Cut-off Date or (y) relating to or arising from any breach of any covenants, obligations and agreements to be performed after the Distribution Date. The Parties hereby agree that the sole and exclusive remedy for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of this Agreement (other than with respect to any claim arising as a result of fraud) shall be asserted pursuant to this ARTICLE VI, Section 10.16 or, with respect to Losses incurred in connection with any Spinco Guarantees or IP Guarantees (as the case may be) on or after the Effective Time, Section 7.3; provided that, the Parties shall not be entitled to indemnity under this ARTICLE VI with respect to any Current Assets and Current Liabilities solely to the extent of the amount of such items as were expressly and specifically included in Spinco Closing Working Capital or the Spinco Closing Net Debt. For the avoidance of doubt, to the extent any provision in this Agreement is deemed to be a representation or warranty, such provision shall not survive the Effective Time or termination of this Agreement. Notwithstanding anything to the contrary in this Agreement or the Merger Agreement, (x) the representations and warranties of IP set forth in Section 5.7 (“Information to be Supplied”) of the Merger Agreement, (y) the representations and warranties of UWWH set forth in Section 6.7 (“Information to be Supplied”) of the Merger Agreement, and (z) the covenant of IP set forth in Section 7.9 (“Sufficiency of Assets”) of this Agreement, shall survive the Effective Time, and a claim may be brought with respect to any breach thereof, during the two (2) year period immediately following the Effective Time. After the end of the applicable period set forth in this Section 6.1, no claim for breach of such representations, warranties, covenants, obligations or agreements may be brought, and no action with respect thereto may be commenced, and no party shall have any liability or obligation with respect thereto, unless the Indemnitee gave written notice to the Indemnifying Party, specifying in reasonable detail to the extent known the breach of the representation, warranty, covenant, obligation or agreement claimed, on or before the expiration of such period, as applicable, in which case the right of the party providing such written notice to assert its right to indemnification as to the matters so noticed shall not expire until the dispute is fully resolved and/or any applicable obligation to remedy such breach has been fully satisfied.

Section 6.2 Mutual Release. Effective as of the Effective Time and except as otherwise specifically set forth in the Transaction Agreements, each of IP, on behalf of itself and each of the IP Subsidiaries, on the one hand, and Spinco, on behalf of itself and each of the Spinco Subsidiaries, on the other hand, hereby releases and forever discharges the other Party and its Subsidiaries, and its and their respective officers, directors, managers or other persons acting in a similar capacity, agents, record and beneficial security holders (including trustees and beneficiaries of trusts holding such securities), advisors and Representatives (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, of and from all debts (including intercompany cash balances and accounts and notes payable), demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and other Liabilities whatsoever of every name and nature, both in law and in equity, which the releasing party has or ever had or ever will have, which exist or arise out of or relate to events, circumstances or actions taken by such other party occurring or failing to occur or any conditions existing at or prior to the Effective Time whether or not known at the Effective Time; provided that the foregoing general release shall not apply to any Liabilities, Losses or other obligations under this Agreement or the other Transaction Agreements or any Contracts contemplated hereby or thereby (including the Liabilities, Losses, obligations and Contracts contemplated by Section 7.1), or assumed, transferred, assigned, allocated or arising under any of this Agreement or the other Transaction Agreements or any Contract contemplated thereby, in each case subject to the terms thereof, or any Person’s right to enforce this Agreement or the other Transaction Agreements or the Contracts contemplated thereby in accordance with their terms. Each Party agrees, for itself and each member of its Group, not to make any claim or demand or commence any Litigation Matter or assert any claim or demand, including any claim of contribution or any indemnification, against any member of the other Party’s Group with respect to the Liabilities released pursuant to this Section 6.2.

Section 6.3 Indemnification.

(a) From and after the Effective Time, Spinco and UWWH shall, on a joint and several basis, indemnify, defend and hold harmless the IP Indemnitees from and against all Indemnifiable Losses relating to or arising from (i) the Spinco Liabilities (including, subject to Section 2.2(e), any Delayed Transfer Liabilities that would otherwise be Spinco Liabilities if transferred on the Distribution Date), (ii) any breach by (A) UWWH or any or its Subsidiaries of any obligations, covenants or agreements to be performed by UWWH or its Subsidiaries pursuant to this Agreement, the Merger Agreement or the other Transaction Agreements prior to and/or subsequent to the Effective Time and (B) any member of the Spinco Group of any obligations, covenants or agreements to be performed by such Persons subsequent to the Effective Time pursuant to this Agreement, the Merger Agreement or the other Transaction Agreements, in the case of each of clauses (A) and (B), in accordance with the applicable survival period(s) set forth therein and (iii) any breach of the representation and warranty of UWWH set forth in Section 6.7 of the Merger Agreement (“Information to be Supplied”).

(b) From and after the Effective Time, IP shall indemnify, defend and hold harmless the Spinco Indemnitees from and against all Indemnifiable Losses relating to or arising from (i) the Excluded Liabilities, (ii) any breach by any member of (A) the IP Group of any obligations, covenants or agreements to be performed by such Persons pursuant to this Agreement, the Merger Agreement or the other Transaction Agreements prior to and/or subsequent to the Effective Time and (B) the Spinco Group of any obligations, covenants or agreements to be performed by such Persons pursuant to this

Agreement, the Merger Agreement or the other Transaction Agreements (other than the Supply Agreements) prior to the Effective Time, in the case of each of clauses (A) and (B) in accordance with the applicable survival period(s) set forth therein and (iii) any breach of the representations and warranties of IP set forth in Section 5.7 of the Merger Agreement (“Information to be Supplied”).

(c) From and after the Effective Time, the UWWH Stockholder shall indemnify, defend and hold harmless the Spinco Indemnitees from and against all Indemnifiable Losses relating to or arising from any breach of the covenants of UWWH set forth in Section 8.2(h)(i) (“Employee Arrangements”) or Section 8.29 (“Severance”) of the Merger Agreement.

(d) Notwithstanding anything to the contrary set forth herein, indemnification relating to any arrangements between any member of the IP Group and any member of the Spinco Group for the provision after the Effective Time of goods and services in the ordinary course (including under the Supply Agreements) shall be governed by the terms of such arrangements and not by this Section or as otherwise set forth in this Agreement and the other Transaction Agreements.

(e) Indemnification for matters subject to the Tax Matters Agreement is governed by the terms, provisions and procedures of the Tax Matters Agreement and not by this ARTICLE VI.

Section 6.4 Procedures for Indemnification of Third-Party Claims.

(a) IP shall, and shall cause the other IP Indemnitees to, notify Spinco in writing promptly after learning of any Third-Party Claim for which any IP Indemnitee intends to seek indemnification from Spinco under this Agreement. Spinco shall, and shall cause the other Spinco Indemnitees to, notify IP in writing promptly after learning of any Third-Party Claim for which any Spinco Indemnitee intends to seek indemnification from IP under this Agreement. The failure of any Indemnitee to give such notice shall not relieve any Indemnifying Party of its obligations under this ARTICLE VI, except to the extent (and only to the extent) that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall (i) describe such Third-Party Claim in reasonable detail considering the information provided to the Indemnitee, (ii) indicate, to the extent determinable, the estimated amount of the Indemnifiable Loss that has been claimed against or may be sustained by such Indemnitee and the nature of the claim and (iii) contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b) Except as otherwise provided in Section 6.4(c), an Indemnifying Party may, by notice to the Indemnitee within 30 days after receipt by such Indemnifying Party of such Indemnitee’s notice of a Third-Party Claim, undertake (itself or through another member of the Group of which the Indemnifying Party is a member) the defense or settlement of such Third-Party Claim, at such Indemnifying Party’s own expense and by counsel reasonably satisfactory to the Indemnitee; provided that the Indemnitee shall be entitled to have sole control over the defense and settlement of any Third-Party Claim (i) seeking an injunction or other equitable relief against the Indemnitee, (ii) involving any criminal or quasi-criminal Litigation Matter, allegation or indictment to which the Indemnitee is a party, (iii) which the Indemnifying Party has failed or, in the reasonable determination of the Indemnitee, is failing to defend or otherwise prosecute diligently or (iv) involving a material supplier, material customer or other material business relationship of the Indemnitee or any of its Affiliates, in the case of each of clauses (i) through (iii), at the cost and expense of the Indemnifying Party. If an Indemnifying Party undertakes the defense of any Third-Party Claim, such Indemnifying Party shall control the investigation and defense or settlement thereof, and the Indemnitee may not settle or compromise such Third-Party Claim without the prior written consent of the Indemnifying Party. In any event, the Indemnifying Party shall not (x) require any Indemnitee, without its prior written consent, to take or refrain from taking any action in connection with such Third-Party Claim, or make any public statement or refrain from doing so, that would be in violation of Law, or (y) without the prior written consent of the Indemnitee and of IP, if the Indemnitee is an IP Indemnitee, or the Indemnitee and of Spinco, if the Indemnitee is a Spinco Indemnitee, consent to any settlement that does not include as a part thereof an unconditional release of the relevant Indemnitees from Liability with respect to such Third-Party Claim or that requires the Indemnitee or any of its Representatives or Affiliates to make any payment that is not fully indemnified by the Indemnifying Party under this Agreement or to be subject to any non-monetary remedy. Subject to the Indemnifying Party’s control rights, as specified herein, the Indemnitees may participate in such investigation and defense, at their own expense. Following the provision of notices to the Indemnifying Party, until such time as an Indemnifying Party has undertaken the defense of any Third-Party Claim as provided herein, such Indemnitee shall control the investigation and defense or settlement thereof, without prejudice to its right to seek indemnification hereunder and any fees and expenses of the Indemnitee that are incurred in connection therewith prior to the date the Indemnifying Party has undertaken the defense shall be borne by the Indemnifying Party.

(c) If an Indemnitee reasonably determines that there may be legal defenses available to it that are different from or in addition to those available to its Indemnifying Party which make it inappropriate for the Indemnifying Party to undertake the defense or settlement thereof, then such Indemnifying Party shall not be entitled to undertake the defense or settlement of such Third-Party Claim, and counsel for the Indemnifying Party shall be entitled to conduct the defense of such Indemnifying Party and counsel for the Indemnitee (selected by the Indemnitee) shall be entitled to conduct the defense of such Indemnitee, in which case the reasonable fees, costs and expenses of such counsel for the Indemnitee (but not more than one separate firm of attorneys (in addition to reasonably necessary local counsel(s), if any) reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party, it being understood that both such counsel shall cooperate with each other to conduct the defense or settlement of such Third-Party Claim as efficiently as possible.

(d) In no event shall an Indemnifying Party be liable for the fees and expenses of more than one separate firm of attorneys for all Indemnitees (in addition to reasonably necessary local counsel(s) and its own counsel, if any) in connection with any one Litigation Matter, or separate but similar or related Litigation Matters, in the same jurisdiction arising out of the same general allegations or circumstances.

(e) If the Indemnifying Party undertakes the defense or settlement of a Third-Party Claim, (x) the Indemnifying Party shall keep the Indemnitee reasonably informed of the status of, and all material developments related to or in connection with, such Third-Party Claim and shall provide the Indemnitee with reasonable access to all written, and summaries of all oral, correspondence, drafts of settlements agreements, court filings and all other notices and documents received or transmitted by the Indemnifying Party relating to such Third-Party Claim and (y) the Indemnitee shall make available to the Indemnifying Party and its counsel all information and documents reasonably available to it which relate to any Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof, subject to the terms and conditions of a mutually acceptable joint defense agreement. In the event the Indemnitee is undertaking the defense or settlement of a Third-Party Claim, the Indemnifying Party shall make available to the Indemnitee and its counsel all information and documents reasonably available to it which relate to any Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof, subject to the terms and conditions of a mutually acceptable joint defense agreement.

Section 6.5 Reductions for Insurance Proceeds. The amount that any Indemnifying Party is or may be required to pay to any Indemnitee pursuant to this ARTICLE VI shall be reduced (retroactively or prospectively, as applicable) by any insurance proceeds in respect of the related Indemnifiable Losses (net of all costs of recovery, including deductibles, co-payments or other payment obligations) solely to the extent actually received by the Indemnitee. The existence of a claim or a potential claim by an Indemnitee for insurance in respect of any Indemnifiable Loss shall not, however, delay or reduce any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties hereto that no insurer shall be (x) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or (y) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Losses and shall subsequently actually receive insurance proceeds in respect of such Indemnifiable Losses, then such Indemnitee shall hold such insurance proceeds in trust for the benefit of such Indemnifying Party and shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds actually received (net of all costs of recovery, including deductibles, co-payments or other payment obligations and without interest), up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Losses.

Section 6.6 Direct Claims. Any claim on account of an Indemnifiable Loss that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make such payment. If such Indemnifying Party does not respond in such 30-day period or rejects such claim in whole or in part, the Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the other Transaction Agreements.

Section 6.7 Joint Defense and Cooperation. With respect to any Third-Party Claim in which both IP and Spinco are, or reasonably may be expected to be, named as parties, or that otherwise implicates both IP and Spinco in a material fashion, the Parties shall reasonably cooperate with respect to such Third-Party Claim and if the Parties agree, maintain a joint defense in a manner that will preserve applicable privileges.

ARTICLE VII

Additional Covenants

Section 7.1 Intercompany Agreements. Except for the Transaction Agreements (including, for the avoidance of doubt, the Supply Agreements), payment obligations outstanding as of the Distribution Date with respect to ordinary course commercial transactions, agreements entered into after the date hereof that are expressly permitted under, or entered into with the prior written consent of UWWH pursuant to, Section 8.1(l) of the Merger Agreement, or as set forth on Section 7.1 of the Disclosure Letter, any agreements entered into pursuant to any Contract or other arrangement, formal and informal (including with respect to intercompany cash balances and accounts and notes payable), between any member of the IP Group, on the one hand, and any member of the Spinco Group, on the other hand, in existence as of the Distribution Date, (i) in the case of commercial arrangements, shall be terminable by IP or Spinco at any time after the Distribution on reasonable prior written notice and (ii) in the case of any other arrangements, shall terminate as of the close of business on the day prior to the Distribution Date. No such terminated Contract or arrangement (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date and, subject to the exceptions in clauses (i) and (ii) of the following sentence, all parties thereto shall be released from all Liabilities thereunder. From and after the Distribution Date, no member of either Group shall have any rights or Liabilities under any such terminated Contract or arrangement with any member of the other Group, except (i) as specifically provided herein or in the other Transaction Agreements and (ii) any Liability of a member of either Group arising out of a breach by such member prior to the date of termination of any arm’s length commercial Contract or arrangement (it being understood that the remedies for such a breach of the commercial arrangements that, after the Closing Date, will be the subject of the Supply Agreements shall be governed by the remedies provisions of the Supply Agreements). On or prior to the date that is 30 days after the Closing Date, each of IP and Spinco shall pay all intercompany payables in respect of commercial transactions that exist as of the Closing Date. Notwithstanding anything herein to the contrary, (x) the total amount that will be owed by Spinco to IP (and the corresponding amount of the Spinco payable to be included in Spinco Closing Date Working Capital) in respect of all inventory delivered to Spinco by IP at any time prior to the Distribution shall be equal to the amount of inventory purchased by the Spinco Business from IP in the 30 days prior to the

Distribution, multiplied by 21/30, and (y) the total amount that will be owed by IP to Spinco (and the corresponding amount of the Spinco receivable to be included in Spinco Closing Date Working Capital) in respect of all inventory delivered to IP by Spinco at any time prior to the Distribution shall be equal to the amount of inventory purchased by IP from the Spinco Business in the 30 days prior to the Distribution.

Section 7.2 Assignment of Employee Restrictive Covenant Agreements. Prior to the Distribution Date, IP shall execute a form of global assignment reasonably satisfactory to UWWH with respect to the assignment to Spinco or another member of the Spinco Group designated by UWWH of all of the agreements to which a Spinco Group Employee is a party and that contain restrictive covenants related to confidentiality, ownership of intellectual property, non-competition or non-solicitation (each, a “Restrictive Covenant Agreement”), which form of global assignment will provide that (i) all references to the assigning party under each Restrictive Covenant Agreement shall be deemed to be references to the assignee and (ii) the assigning party waives any and all rights it may have against the Spinco Group Employee that are subject to such Restrictive Covenant Agreement.

Section 7.3 Guarantee Obligations and Liens.

(a) IP and Spinco shall, upon IP’s or UWWH’s request, cooperate, and shall cause their respective Groups to cooperate and use their respective reasonable best efforts to: (x) terminate, or to cause Spinco, or the appropriate member of the Spinco Group, to be substituted in all respects for IP or the applicable member of the IP Group in respect of, all obligations of any member of the IP Group under any Spinco Liabilities identified by IP for which such member of the IP Group may be liable, as guarantor, original tenant, primary obligor or otherwise (including Spinco Liabilities under any Financial Instrument) (“IP Guarantees”), and (y) terminate, or to cause reasonably comparable substitute Spinco Assets to be substituted in all respects for any Excluded Assets in respect of, any liens or Encumbrances identified by IP on Excluded Assets which are securing any Spinco Liabilities. If such a termination or substitution is not effected by the Distribution Date, without the prior written consent of IP, from and after the Distribution Date, Spinco shall not, and shall not permit any member of the Spinco Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the IP Group is or may be liable or for which any Excluded Asset is or may be encumbered unless all obligations of the IP Group and all Encumbrances on any Excluded Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to IP. Notwithstanding anything to the contrary herein, any action contemplated by this Section 7.3(a) and taken at IP’s request, shall be taken at IP’s sole cost and expense and IP shall reimburse Spinco for any reasonable out-of-pocket costs and expenses incurred by it or any member of the Spinco Group following the Effective Time in connection with the release of IP Guarantees contemplated by this Section 7.3(a). Spinco further agrees that to the extent IP or any of its Affiliates incurs any Losses in connection with such IP Guarantees on or after the Distribution Date, Spinco shall indemnify, defend and hold harmless IP against, and reimburse IP for, any and all Losses, including costs or expenses in connection with such IP Guarantees, including IP’s expenses in maintaining such IP Guarantees, whether or not any such IP Guarantee is drawn upon or required to be performed, and shall in any event promptly reimburse IP to the extent any IP Guarantee is called upon and IP or any of its Affiliates incurs any Losses in connection with the IP Guarantees; provided that, the foregoing indemnity shall not apply with respect to any out-of-pocket cost or expense to be borne by IP, as described in this Section 7.3(a).

(b) IP and Spinco shall, upon Spinco’s or UWWH’s request, cooperate, and shall cause their respective Groups to cooperate and use their respective reasonable best efforts to: (x) terminate, or to cause a member of the IP Group to be substituted in all respects for any member of Spinco Group in respect of, all obligations of any member of the Spinco Group under any Excluded Liabilities for which such member of the Spinco Group may be liable, as guarantor, original tenant, primary obligor or otherwise (including Excluded Liabilities under any Financial Instrument) (“Spinco Guarantees”), and (y) terminate, or to cause reasonably comparable substitute Excluded Assets to be substituted in all respects for any Spinco Assets in respect of, any liens or Encumbrances on Spinco Assets which are securing any Excluded Liabilities. Notwithstanding anything to the contrary herein, all actions contemplated by this Section 7.3(b) shall be taken at IP’s sole cost and expense. IP further agrees that to the extent Spinco or any of its Affiliates incurs any Losses in connection with such Spinco Guarantees on or after the Effective Time, IP shall indemnify, defend and hold harmless Spinco against, and reimburse Spinco for, any and all Losses, and shall in any event promptly reimburse Spinco to the extent any Spinco Guarantee is called upon and Spinco or any of its Affiliates incurs any Losses in connection with the Spinco Guarantees.

(c) Following the date hereof, (i) IP will use its reasonable best efforts (and Spinco will cooperate with IP) to identify to UWWH and Spinco any items described in clauses (x) and (y) of each of Section 7.3(a) and Section 7.3(b) for purposes of termination or substitution of such items, and (ii) IP shall not, and shall cause each member of the IP Group and the Spinco Group not to, enter into any additional IP Guarantees or Spinco Guarantees, in each case, without UWWH’s prior written consent, after disclosure of the terms and conditions thereof to UWWH or the Surviving Corporation (as the case may be), and provided that any such IP Guarantees or Spinco Guarantees shall be subject to the terms of this Section 7.3; provided, however, that the foregoing prohibition shall not apply to any new Lease or any amendment or modification of any existing Lease entered into following the date hereof in accordance with the terms of the Merger Agreement.

Section 7.4 Insurance.

(a) Notwithstanding any other provision of this Agreement, from and after the Distribution Date, Spinco and the Spinco Subsidiaries will have no rights with respect to any Policies, except that (i) IP will use its reasonable best efforts, at Spinco’s request, to assert, maintain or settle claims on behalf of Spinco and the Spinco Subsidiaries for any Loss, Liability or damage identified by Spinco with respect to the Spinco Business, Spinco Assets or Spinco Liabilities under Policies with third-party insurers or, in the case of auto liability insurance and general liability insurance, IP’s captive insurance subsidiary, which are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow and (ii) IP will use reasonable best efforts to assist Spinco to pursue and settle claims with respect to the Spinco Business, Spinco Assets or Spinco Liabilities that were reported to third-party insurers according to the terms and conditions of Policies written on a “claims-made” basis (“Claims Made Policies”) prior to the Distribution; provided that (A) all of IP’s and each IP Subsidiary’s reasonable out-of-pocket costs and expenses incurred in connection with the foregoing are promptly paid by Spinco (it being agreed that IP will not incur material expenditures above reasonable amounts specified by Spinco unless authorized by Spinco; provided further that IP shall not be required to take any action referred to in this Section 7.4(a) until it has received such authorization and agreed the amounts are reasonable), (B) IP and the IP Subsidiaries may, at any time, without liability or obligation to Spinco or any Spinco Subsidiary, amend, commute, terminate, buy out, extinguish liability under or otherwise modify any Occurrence Basis Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), in each case provided that such modifications are not discriminatory with respect to the Spinco Assets or Spinco Liabilities and (C) any such claim will be subject to all of the terms and conditions of the applicable Policy.

(b) In the event that after the Distribution Date, IP or any IP Subsidiary proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Policies under which Spinco has rights to assert claims pursuant to Section 7.4(a) in a manner that would adversely affect to a material degree any such rights of the Spinco Group, IP will (i) give Spinco prior written notice thereof (it being understood that the decision to take any such action will be in the sole discretion of IP) and (ii) pay to Spinco its equitable share (which shall be determined by IP and Spinco in good faith based on the amount of premiums paid or allocated to the Spinco Business in respect of the applicable Policy) of any net proceeds actually received by IP from the insurer under the applicable Policy as a result of such action by IP (after deducting IP’s reasonable costs and expenses incurred in connection with such action).

(c) This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the IP Group in respect of any insurance policy or any other contract or policy of insurance.

(d) IP’s obligation to use its reasonable best efforts to assist the Spinco Group in asserting claims under applicable Policies will include using reasonable best efforts in assisting Spinco to establish its right to coverage under such Policies (including, submitting such claim on behalf of the Spinco Group, acting as the direct contact with the applicable insurer and using its reasonable best efforts to obtain the written consent of each of its insurance companies, in each case, as necessary or reasonably requested by the Spinco Group in connection with the exercise of its rights under this Section 7.4). IP agrees to use its reasonable best efforts to recover Losses or to assist Spinco in connection with any efforts by the Spinco Group to recover Losses, as the case may be, under any Policy with respect to the Spinco Business for incidents occurring prior to the Distribution Date; provided that all of IP’s reasonable out-of-pocket costs and expenses incurred in connection with the foregoing are promptly paid by Spinco and it being agreed that IP will not incur material expenditures above reasonable amounts specified by Spinco unless authorized by Spinco.

(e) Except as otherwise agreed under Section 8.11 of the Merger Agreement, if an extended reporting period for any Claims Made Policies issued by any third-party insurer is available for IP to purchase for insured incidents occurring prior to the Distribution, IP will give Spinco prompt written notice thereof, which notice shall include a summary of the terms under which such extended reporting period can be purchased, and Spinco shall have twenty (20) Business Days after delivery of such notice to request that such extended reporting period be purchased. Unless IP receives such a request from Spinco during such twenty-Business Day period, IP shall not cause to be purchased an extended reporting period with respect to such insurance for the benefit of Spinco and the Spinco Subsidiaries as insureds and IP shall have no further responsibility with respect to any extended reporting period with respect to such insurance.

(f) The obligations of IP and its Subsidiaries under this Section 7.4 shall terminate on the date that is 18 months after the Effective Time.

(g) Nothing in this Section 7.4 will be construed to limit or otherwise alter in any way the indemnity obligations of the Parties to this Agreement, including those created by this Agreement or the other Transaction Agreements, by operation of Law or otherwise. For the avoidance of doubt, without limiting any obligations under the Employee Matters Agreement, this Section 7.4 is not intended to create any obligation of any Party in respect of any Policy maintained by any member of the IP Group to satisfy claims for benefits under any Spinco Benefit Plans (as defined in the Merger Agreement).

Section 7.5 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement (including all actions contemplated to be taken from time to time after the Distribution Date, which shall be taken at the expense of the Party taking such action and for no further consideration from any other Party or its Affiliates (except as otherwise expressly provided in this Agreement)). Without limiting the foregoing, the Parties shall cooperate with the other Parties, and execute and deliver, or use their respective reasonable best efforts to cause to be executed and delivered, all instruments, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as a Party (as the case may be) may reasonably be requested to take by another Party from time to time, consistent with the terms of this Agreement and the other Transaction Agreements, in order to effectuate the provisions and purposes of this

Agreement, including, in the case of (a), at the expense of IP and in the case of (b), (c) and (d), at the expense of Spinco: (a) to evidence the assignment of all right, title, and interest in and to Intellectual Property Assets to Spinco or a Spinco Subsidiary, as appropriate, in a recordable form for filing with any Governmental Authority and otherwise reasonably acceptable to Spinco; (b) to assist in the preparation and prosecution of any application for registration, or any application for renewal of a registration, relating to any of the Intellectual Property Assets; (c) to assist in the prosecution or defense of any interference, opposition, infringement, or other proceedings that may arise in connection with any of the Intellectual Property Assets; and (d) to assist Spinco or a Spinco Subsidiary, as appropriate, in obtaining any additional protection relating to Intellectual Property Assets that Spinco may reasonably deem appropriate that may be secured under applicable Laws.

Section 7.6 Use of Names.

(a) Except as otherwise provided herein or in any of the other Transaction Agreements, after the Distribution Date, neither IP nor any Subsidiary of IP (i) shall use any material showing any affiliation or connection of IP or any member of the IP Group with Spinco or any member of the Spinco Group, including any Transferred Trademarks or any translations, transliterations, adaptations, derivations, acronyms, variations, insignias, designations, or combinations of any Transferred Trademark or any name likely to cause confusion with or dilute any of the Transferred Trademarks or (ii) shall represent to third parties that any of them is affiliated or connected with Spinco or any member of the Spinco Group. The restrictions contained in this Section 7.6(a) shall not apply to filings, reports and other documents required by applicable Law or regulations of securities exchanges to be filed or made publicly available.

(b) Except as otherwise provided herein or in any of the other Transaction Agreements, after a period of nine months following the Distribution Date, neither Spinco nor any Subsidiary of Spinco (i) shall use any material showing any affiliation of Spinco or any member of the Spinco Group with IP or any member of the IP Group, including any Trademarks owned at such time by IP or any member of the IP Group or any translations, transliterations, adaptations, derivations, acronyms, variations, insignias, designations, or combinations of any such Trademark or any name likely to cause confusion with or dilute any of such Trademarks or (ii) shall represent to third parties that any of them is affiliated with IP or any member of the IP Group. The restrictions contained in this Section 7.6(b) shall not apply to filings, reports and other documents required by applicable Law or regulations of securities exchanges to be filed or made publicly available. Without limiting the generality of the foregoing, prior to the Distribution Date, Spinco shall change the names of all of the Spinco Subsidiaries to remove the name IP.

(c) The Parties agree that, for a period of nine months from and after the Distribution Date (the “Sell-off Period”), Spinco, its Subsidiaries and the Spinco Business shall be entitled to continue to use all Trademarks or other source identifiers owned by IP or any of its Affiliates (the “IP Trademarks”) to the extent that such IP Trademarks are contained as of the Distribution Date on any business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software or other material used in the Spinco Business, without any obligation on the part of Spinco or its Subsidiaries to pay royalties or similar fees to IP or any of its Affiliates during the Sell-off Period; provided that, notwithstanding the Sell-off Period or anything else in this Agreement to the contrary, Spinco and its Subsidiaries shall be entitled to continue to use all such IP Trademarks to the extent that such IP Trademarks are contained as of the Distribution Date on any Inventory that is a Spinco Asset until such time as such Inventory is sold, used or consumed in the operation of the Spinco Business in the ordinary course. Subject to the proviso of the preceding sentence, Spinco agrees that, upon termination of the Sell-off Period, Spinco and its Subsidiaries shall cease and desist from all further use of the IP Trademarks except to the extent that such use is a “fair use” as a matter of Law or as otherwise agreed by the Parties.

(d) In furtherance of the foregoing obligations set forth in this Section 7.6, as promptly as practicable following the Distribution Date, the Surviving Corporation shall cease printing (and/or requesting to be printed on its behalf) any business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software or other material used in the Spinco Business, in each case, that contain any IP Trademarks.

Section 7.7 Board Members and Committee Members. Immediately prior to the Distribution Date, IP and Spinco shall cause the individuals set forth in Section 7.7(a) of the Disclosure Letter to be elected as, and constitute, the only members of the board of directors of Spinco, as set forth on Section 7.7(a) of the Disclosure Letter. Such Persons shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Spinco’s Certificate of Incorporation and By-laws. IP and UWWH intend that the Spinco corporate governance guidelines will contain the provisions related to director resignation set forth on Section 7.7(b) of the Disclosure Letter. IP and UWWH intend that the members and chairperson of each of the Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee of Spinco will be as set forth on Section 7.7(c) of the Disclosure Letter. The Registration Statement will name such persons as the initial members and chairperson of each of the Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee of Spinco. In the event that, prior to the Distribution Date, any of the individuals set forth on Section 7.7(a) of the Disclosure Letter or Section 7.7(c) of the Disclosure Letter no longer agree to, or can no longer, serve in their designated capacity as a member of the board of directors and/or applicable committee, the Parties shall cooperate and consult with one another in good faith to determine mutually acceptable replacements for any such individuals.

Section 7.8 Auditors. Unless otherwise determined by the board of directors of Spinco or the Surviving Corporation, Deloitte & Touche LLP shall be the auditors of Spinco and the Surviving Corporation.

Section 7.9 Sufficiency of Assets. If the failure to schedule an asset (excluding any asset that constitutes services, or is used in the provision of services and is not otherwise directly used in the Spinco Business, or constitutes the right to receive services, each of which shall be governed by the Transition Services Agreement and not this Section 7.9) on Section 5.8(a) of the IP/Spinco Disclosure Schedules causes IP to be in breach of the representation in Section 5.8(a) of the Merger Agreement as of the Closing (as if, and irrespective of whether, such representation survives the Closing Date) (such asset, a “Missing Asset”), IP shall, as promptly as practicable, (a) pay over to the Surviving Corporation any payments received by the IP Group directly generated by such Missing Asset following the Distribution Date, but only to the extent such Missing Asset relates to the Spinco Business and only if such Missing Asset directly generated (or is of the same type of asset that directly generated) revenue reflected in the unaudited interim combined statement of operations of the Spinco Business for the 9 months ended September 30, 2013 and (b) (i) transfer such Missing Asset to the Surviving Corporation, (ii) provide the Surviving Corporation use of such Missing Asset, to the same extent that such Missing Asset was used prior to the Distribution by the Spinco Business or (iii) provide the Surviving Corporation with an asset, which in the Surviving Corporation’s reasonable determination is a reasonably comparable replacement for such Missing Asset. The Surviving Corporation shall pay for such Missing Asset, use or replacement asset at a cost substantially equivalent to the historical cost allocated to the Spinco Business for the Spinco Business’ use of such Missing Asset in order that Spinco shall, consistent with past practice, receive the benefits and bear the economic burdens of such Missing Asset as closely as possible to historical practice. The selection of any of the remedies set forth in the foregoing clauses (b)(i) - (iii) shall be in IP’s discretion, subject to the Surviving Corporation’s consent (not to be unreasonably withheld, conditioned or delayed, taking into account (without limitation) the efficacy of the remedy selected by IP as compared to that of the other remedies). Notwithstanding anything herein, in the event that the Parties mutually determine in good faith that any of the remedies set forth in the foregoing clauses (i) - (iii) would be reasonably impracticable for IP to achieve, then such asset shall be governed under Section 2.2(b), including IP agreeing to use reasonable best efforts (and Spinco agreeing to cooperate with IP) to establish arrangements under which the Surviving Corporation shall continue to receive the benefits and assume the obligations, in each case, that the Spinco Group received or assumed prior to the Distribution Date. For the avoidance of doubt, other than IP’s compliance with this Section 7.9, IP shall have no Liability with respect to a breach of Section 5.8(a) of the Merger Agreement.

Section 7.10 Supply Agreements. From the date hereof through the Closing Date, UWWH, Spinco and IP shall cooperate in good faith to prepare and negotiate the Supply Agreements; provided that prior to the Closing Date the terms of the Supply Agreements shall not be disclosed to GP (as defined in the Merger Agreement) or any employee of UWWH or UWWH Stockholder who is not an attorney with “clean team” access to the Dataroom.

ARTICLE VIII

Access to Information

Section 8.1 Provision of Information. Notwithstanding anything herein to the contrary, the Parties agree that the obligation of IP to deliver Information that is part of the Spinco Assets to Spinco from and after the Distribution will be governed by this ARTICLE VIII. Subject to the terms of this Article VIII:

(a) Prior to or as promptly as practicable following the Distribution Date, IP shall deliver to Spinco at the address specified for notices to UWWH in Section 10.2 below (or to such other address in the continental United States as may be designated by UWWH to IP no less than ten days prior to the Distribution Date), (i) complete copies of the Information constituting Spinco Assets that are continuing property records, (ii) accurate copies of the Information constituting Spinco Assets that is contained in the Dataroom and which UWWH has had access prior to the date hereof, together with such other information to be made available between the date hereof and the Distribution Date in the electronic data room, and such additional Information constituting Spinco Assets that is in the same general categories as the existing Information in such data room and is added to the data room by IP (using reasonable best efforts to do so) immediately prior to the Distribution Date and (iii) minute books and organizational documents of Spinco and the Spinco Subsidiaries.

(b) Following the Distribution Date until the sixth anniversary thereof and except in connection with any dispute among IP and any of its Subsidiaries, on the one hand, and Spinco and any of its Subsidiaries, on the other hand (which shall be governed by such discovery rules as may be applicable thereto), IP shall deliver or make available to Spinco from time to time, upon the request of Spinco, Information in IP’s possession and not provided pursuant to Section 8.1(a) relating directly or primarily to the Spinco Assets, the Spinco Business, or the Spinco Liabilities including, in each case, all: (i) Contracts, (ii) litigation files and (iii) all other Information that constitutes Spinco Assets or relates directly to any Spinco Liability, in each case to the extent they are material to the conduct of the Spinco Business following the Distribution Date. IP also will cooperate with Spinco to accommodate Spinco’s reasonable requests from time to time following the Distribution Date for other Information relating directly or primarily to the Spinco Assets, the Spinco Business or the Spinco Liabilities. Subject to Section 8.5, IP may retain complete and accurate copies of such Information. IP shall maintain all such Information consistently with IP’s ordinary course document retention policies except to the extent that any such Information has already been provided to the Surviving Corporation or has been offered to and declined by the Surviving Corporation and in accordance with 8.4 following the Distribution Date. The out of pocket costs and expenses incurred in the identification, isolation and provision of Information to the Spinco Group (and in the case of any Information provided pursuant to the second sentence of this paragraph, a reasonable internal cost allocation) shall be paid for (i) by the Spinco Group if incurred after the Effective Time and (ii) by IP if incurred prior to the Effective Time. Information shall be provided as promptly as practicable upon request, with due regard for other commitments of IP personnel and the materiality of the information to Spinco (including the need to comply with any legal or regulatory requirement of any Governmental Authority).

(c) Notwithstanding anything in this Agreement to the contrary, (x) the provision of returns and other Information relating to Tax matters shall be governed by the Tax Matters Agreement and to the extent applicable, the Merger Agreement and the Tax Receivable Agreement, and not this Agreement, and (y) the provision of Information relating to personnel and personnel matters will be governed by the Employee Matters Agreement and, to the extent applicable, the Merger Agreement, and not this Agreement unless (and to the extent) explicitly provided for in the Employee Matters Agreement.

Section 8.2 Privileged Information.

(a) Each Party acknowledges that: (i) each of IP and Spinco (and the members of the IP Group and the Spinco Group, respectively) has or may obtain Privileged Information; (ii) there are or may be a number of Litigation Matters affecting each or both of IP and Spinco; (iii) both IP and Spinco have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case relating to the pre-Distribution Spinco Business or IP Business or, in the case of the Spinco Group, relating to or arising in connection with the relationship among IP and its Subsidiaries on or prior to the Distribution Date; and (iv) both IP and Spinco intend that the transactions contemplated hereby and by the Merger Agreement and the other Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

(b) Each of IP and Spinco agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the pre-Distribution Spinco Business or IP Business, as applicable, or, in the case of the Spinco Group, relating to or arising in connection with the relationship among IP and its Subsidiaries on or prior to the Distribution Date, without providing prompt written notice to and obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed and shall not be withheld, conditioned or delayed if the other Party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment or similar action; provided, that Spinco and IP shall not be required to give any such notice or obtain any such consent and may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the pre-Distribution Spinco Business or IP Business, respectively. In the event of a disagreement between any member of the IP Group and any member of the Spinco Group concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, provided that the limitations in this sentence shall not apply in the case of disclosure required by Law and so certified as provided in the first sentence of this paragraph.

(c) Upon any member of the IP Group or any member of the Spinco Group receiving any subpoena or other compulsory disclosure notice from a court or other Governmental Authority which requests disclosure of Privileged Information, in each case relating to pre-Distribution Spinco Business or IP Business, as applicable, or, in the case of the Spinco Group, relating to or arising in connection with the relationship among IP and its Subsidiaries on or prior to the Distribution Date, the recipient of the notice shall (to the extent consent is required in connection with the disclosure of such Privileged Information under paragraph (b) of this Section) as promptly as practicable provide to the other Group (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed and the proposed date of disclosure. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in paragraph (b) of this Section, the Parties shall cooperate to assert all defenses to disclosure claimed by either such Party’s Group, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined, except as otherwise required by a court order requiring such disclosure.

Section 8.3 Production of Witnesses. Subject to Section 8.2, after the Distribution Date, each of IP and Spinco shall, and shall cause each member of its Group to, make available to Spinco or IP or any member of the Spinco Group or of the IP Group, as the case may be, upon reasonable prior written request, such Group’s directors, managers or other persons acting in a similar capacity, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any Litigation Matters, administrative or other proceedings in which the requesting Party may from time to time be involved and relating to the pre-Distribution Spinco Business or the IP Business, as applicable, or, in the case of the Spinco Group, relating to or in connection with the relationship among IP and its Subsidiaries on or prior to the Distribution Date. The out-of-pocket costs and expenses incurred in the provision of such witnesses shall be paid by the Party requesting the availability of such persons; provided, the out of pocket costs and expenses incurred in the provision of such witnesses to the Spinco Group (including a reasonable internal cost allocation) shall be paid for by the Spinco Group.

Section 8.4 Retention of Information. Except as otherwise agreed in writing, or as otherwise provided in the other Transaction Agreements, each of IP and Spinco shall, and shall cause each member of its Group to, retain all Information (including any Confidential Information) in such Party’s Group’s possession or under its control, relating directly or primarily to the pre-Distribution business, Assets or Liabilities of the other Party’s Group (such information “Retained Information”) for so long as such Information is retained pursuant to such Party’s ordinary course document retention policies as of such time or such later date as may be required by Law, except that if, prior to the expiration of such period, any member of either Party’s Group wishes to destroy or dispose of any such Retained Information that is at least five years old, prior to destroying or disposing of any of such Retained Information, (a) the Party whose Group is proposing to dispose of or destroy any such Retained Information shall provide no less than 30 days’ prior written notice to the other Party, specifying the Retained Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other Party requests in writing that any of the Retained Information proposed to be destroyed or disposed of be delivered to such other Party, the Party whose Group is proposing to dispose of or destroy such Retained Information promptly shall arrange for the delivery of the requested Retained Information to a location specified by, and at the expense of, the requesting Party. This Section 8.4 shall not apply to Information referred to in clauses (x) and (y) of Section 8.1(c).

Section 8.5 Confidentiality.

(a) The Parties acknowledge that in connection with the Transactions, the Parties have disclosed and will continue to disclose to each other Information, including Confidential Information. The Parties agree that, after the Effective Time, Information that constitutes a Spinco Asset, together with any information disclosed to IP, or to which IP or any of its Representatives are given access, pursuant to Section 5.3 (“Earnout Information”) shall be Information of Spinco for purposes of this Section 8.5 and IP shall be deemed a receiving party of such Information for purposes of this Section 8.5; provided, that the obligations set forth in this Section 8.5 shall automatically terminate solely with respect to Earnout Information on the date that is two years following the last day of the Measurement Period.

(b) Subject to Section 8.2, which shall govern Privileged Information, the Parties shall hold, and shall cause each of their respective controlled Affiliates to hold, and each of the foregoing shall cause their respective Representatives to hold, in strict confidence, and not to disclose to any other Person (including without limitation by issuing a press release or otherwise making any public statement), use, for any purpose other than as expressly permitted pursuant to this Agreement, the Merger Agreement or the other Transaction Agreements, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party or such Party’s Subsidiaries; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective Representatives who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective controlled Affiliates are requested or required to disclose any such Confidential Information by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against any other Party or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures required by Law or such applicable stock exchange; provided further, that IP shall not, and shall cause each of its controlled Affiliates not to, directly or indirectly use Spinco’s or any of its Subsidiaries’ Confidential Information first obtained prior to the Distribution (other than any Confidential Information of the same type as is routinely made available to IP in the ordinary course of business from other distributors of IP manufactured products that are non-Affiliates of IP, it being understood that the type of information described by this parenthetical will in no event be deemed to include the following information regarding Spinco and its Subsidiaries: prices and other terms on which product is sold to Spinco customers, Spinco margins, and any dataset, directory, or other compiled list of Spinco customer information) to identify or solicit any customers, clients, or accounts of Spinco or any of its Subsidiaries or otherwise for the purpose of, directly or indirectly, competing with Spinco or any of its Subsidiaries. Spinco and IP further agree to use reasonable best efforts (and to cause each of their respective controlled Affiliates to use reasonable best efforts) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, the Party subject to such demand or request, as applicable, shall provide the other with prompt written notice of any such request or requirement so that the other Party has an opportunity to seek a protective order or other appropriate remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is in the opinion of outside counsel necessary to be disclosed and shall use its reasonable best efforts to ensure confidential treatment is accorded to such disclosed information.

(c) If the Merger is not consummated, each Party shall promptly (i) deliver or cause to be delivered to any requesting Party (and if in electronic format, delete or destroy or cause to be deleted or destroyed) all Confidential Information furnished to it or to any of its Affiliates by such requesting Party and (ii) if specifically requested by such requesting Party, destroy any copies of such Confidential Information (including any extracts therefrom), unless such delivery or destruction would violate any Law. Upon the written request of such requesting Party, the Party subject to such request shall cause one of its duly authorized officers to certify promptly in writing to such requesting Party that all Confidential Information has been returned, destroyed or deleted as required by the preceding sentence.

(d) IP and UWWH acknowledge that they have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms and that the provisions of this Section 8.5 are in furtherance of, and do not limit the obligations of, IP and UWWH under the Confidentiality Agreement.

(e) Notwithstanding anything to the contrary herein, this Section 8.5 shall not apply to (i) Information referred to in clauses (x) and (y) of Section 8.1(c) or (ii) any non-controlled Affiliate of either Party except to the extent such non-controlled Affiliate receives Confidential Information with respect to Spinco, IP, or any of their respective Subsidiaries’, as applicable.

Section 8.6 Cooperation with Respect to Government Reports and Filings. IP, on behalf of itself and each member of the IP Group, agrees to provide any member of the Spinco Group, and Spinco, on behalf of itself and each member of the Spinco Group, agrees to provide any member of the IP Group, with such cooperation and Information (in each case, with respect to the Spinco Business only) as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or in conducting or responding to any other government proceeding relating to the pre-Distribution business of the IP Group or the Spinco Group, Assets or Liabilities of either Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date. Such cooperation and Information shall include promptly forwarding copies of appropriate notices, forms and other communications received from or sent to any Governmental Authority that relate to the IP Group, in the case of the Spinco Group, or the Spinco Group, in the case of the IP Group. All cooperation provided under this section shall be provided at the expense of the Party requesting such cooperation; provided that, any such expense of Spinco (or any other member of the Spinco Group) incurred prior to the Effective Time shall be borne by IP. Each Party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or Information provided hereunder. This Section 8.6 shall not apply to Information referred to in clauses (x) and (y) of Section 8.1(c).

ARTICLE IX

No Representations or Warranties

Section 9.1 No Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT (INCLUDING THE MERGER AGREEMENT), EACH OF SPINCO (ON BEHALF OF ITSELF AND MEMBERS OF THE SPINCO GROUP) AND UWWH (ON BEHALF OF ITSELF AND MEMBERS OF THE UWWH GROUP) ACKNOWLEDGES THAT NONE OF IP OR ANY MEMBER OF THE IP GROUP MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO: (A) THE CONDITION OR THE VALUE OF ANY SPINCO ASSET OR THE AMOUNT OF ANY SPINCO LIABILITY, (B) THE FREEDOM FROM ANY SECURITY INTEREST OF ANY SPINCO ASSET, (C) THE ABSENCE OF DEFENSES OR FREEDOM FROM COUNTERCLAIMS WITH RESPECT TO ANY CLAIM TO BE CONVEYED TO SPINCO OR HELD BY A MEMBER OF THE SPINCO GROUP; OR (D) WITH RESPECT TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE. EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT (INCLUDING THE MERGER AGREEMENT), EACH OF SPINCO (ON BEHALF OF ITSELF AND MEMBERS OF THE SPINCO GROUP) AND UWWH (ON BEHALF OF ITSELF AND MEMBERS OF THE UWWH GROUP) FURTHER ACKNOWLEDGES THAT ALL OTHER REPRESENTATIONS OR WARRANTIES THAT IP OR ANY MEMBER OF THE IP GROUP GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED, AND THAT NO MEMBER OF THE SPINCO GROUP HAS RELIED ON ANY SUCH REPRESENTATION OR WARRANTY. EXCEPT TO THE EXTENT OTHERWISE PROVIDED HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT (INCLUDING THE MERGER AGREEMENT), ALL ASSETS TO BE TRANSFERRED TO SPINCO (AND ALL OF THE SPINCO ASSETS HELD BY THE SPINCO ENTITIES) WILL BE TRANSFERRED WITHOUT ANY COVENANT, REPRESENTATION OR WARRANTY (WHETHER EXPRESS OR IMPLIED) AND ARE HELD “AS IS, WHERE IS”. NOTWITHSTANDING ANYTHING IN THIS SECTION 9.1 TO THE CONTRARY, NOTHING HEREIN SHALL LIMIT ANY CLAIM BY ANY OF THE PARTIES RELATING TO OR ARISING FROM FRAUD.

ARTICLE X

Miscellaneous

Section 10.1 Expenses. All fees and expenses and any other costs incurred by the Parties in connection with the transactions contemplated hereby and by the Transaction Agreements shall be paid as set forth in Section 10.3 of the Merger Agreement, provided that Spinco shall reimburse IP for and indemnify IP against, all out-of-pocket costs invoiced by a financial printer in connection with the preparation and filing of the Information Statement, including all amendments thereto and any Current Report on Form 8-K that shall be filed by Spinco which shall include the Information Statement as an exhibit thereto, and all out-of-pocket costs of preparing, printing and delivering the Information Statement to IP’s record and beneficial stockholders (other than attorneys’ fees and fees of other advisors to IP). If the Distribution occurs, to the extent that invoices from IP for such costs, fees and expenses are provided by IP to the Surviving Corporation following the Distribution Date, the Surviving Corporation shall reimburse IP for such costs within ten Business Days following receipt of such invoices from IP. If the Distribution occurs, to the extent that invoices from the Surviving Corporation for costs, fees and expenses to be borne by IP pursuant to Section 10.3 of the Merger Agreement are provided by the Surviving Corporation to IP following the Distribution Date, IP shall reimburse the Surviving Corporation for such costs within ten Business Days following receipt of such invoices from the Surviving Corporation.

Section 10.2 Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), provided that confirmation of delivery is received, (c) upon machine-generated acknowledgment of receipt after transmittal by facsimile or (d) five days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the Parties at the following addresses (or at such address for a Party as will be specified by like notice):

If to IP or, prior to the Effective Time, Spinco:

International Paper Company

6400 Poplar Avenue

Memphis, Tennessee 38197

Facsimile:           (901) 214-0647

Attention:            Sharon R. Ryan, Senior Vice President,

                             General Counsel and Corporate Secretary

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Facsimile:         (212) 909-6836

Attention:           Jeffrey J. Rosen

                             Michael A. Diz

If to Spinco or the UWWH Stockholder, after the Effective Time:

xpedx Holding Company

6285 Tri-Ridge Boulevard

Loveland, OH 45140

Facsimile:             (513) 965-2849

Attention:             Mary A. Laschinger

with a copy (which shall not constitute notice) to:

Bain Capital Partners, LLC

200 Clarendon Street

Boston, MA 02116

Facsimile:             (617) 516-2010

Attention:             Matt Levin Seth Meisel

and

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654 Facsimile: (312) 862-2200

Attention:             Matthew E. Steinmetz, P.C.

                             Jeffrey W. Richards, P.C.

                             Neal J. Reenan

If to UWWH or to the UWWH Stockholder, prior to the Effective Time:

UWW Holdings, Inc.

6600 Governors Lake Parkway

Norcross, GA 30071

Facsimile:             (770) 659-4618

Attention:             Chief Executive Officer

                               General Counsel

with a copy (which shall not constitute notice) to:

Bain Capital Partners, LLC

200 Clarendon Street

Boston, MA 02116

Facsimile:           (617) 516-2010

Attention:           Matt Levin Seth Meisel

and

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

Facsimile:        (312) 862-2200

Attention:         Matthew E. Steinmetz, P.C.

                           Jeffrey W. Richards, P.C.

                           Neal J. Reenan

Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice to IP will be deemed notice to all members of the IP Group, and any notice to Spinco will be deemed notice to all members of the Spinco Group.

Section 10.3 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 10.4 Headings. The headings and captions of the Articles and Sections used in this Agreement and the table of contents to this Agreement are for reference and convenience purposes of the Parties only, and will be given no substantive or interpretive effect whatsoever.

Section 10.5 Attorneys’ Fees. If any Litigation Matter at law or equity, including any Litigation Matter for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

Section 10.6 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the Parties.

Section 10.7 Assignment. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any purported assignment without such consent shall be null and void, except that Spinco or UWWH may assign any or all of its rights, interests under this Agreement without the consent of the other Parties hereto (a) to any Person providing the Special Payment Financing pursuant to the terms thereof for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Special Payment Financing or (b) to any purchaser of all or substantially all of the assets of such Person; provided, however, that, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.8 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and, except as provided in ARTICLE VI relating to certain indemnitees and the release of certain Liabilities, no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

Section 10.9 Entire Agreement. This Agreement, the Exhibits and the Disclosure Letter hereto, the Confidentiality Agreement, the other Transaction Agreements and other documents referred to herein shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter (including that certain Non-binding Letter of Intent by and between IP and UWWH, dated as of April 19, 2013). In the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement, the terms of such other Transaction Agreement shall control.

Section 10.10 Governing Law. This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all Schedules and Exhibits hereto) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

Section 10.11 Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 10.12 Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the Parties. No failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 10.13 Termination. Notwithstanding any provision hereof, in the event of termination of the Merger Agreement before the Effective Time, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution by and in the sole discretion of IP; provided, however, in the event IP chooses not to terminate this Agreement, UWWH and its Affiliates (including, for the avoidance of doubt, the UWWH Stockholder) shall have no Liability or obligations with respect to this Agreement, and this Agreement shall be of no further force or effect with respect to UWWH and its Affiliates. In the event of such termination, no Party or any party to any other Transaction Agreement or any of their respective Representatives or Affiliates shall have any Liability to any Person by reason of this Agreement or any other Transaction Agreement (other than the Merger Agreement to the extent provided therein).

Section 10.14 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 10.15 Jurisdiction; Service of Process. ANY ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS, IN EACH CASE, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT

OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION WITH RESPECT TO THIS AGREEMENT (I) ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS Section 10.15, (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE ACTION IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH OF THE PARTIES FURTHER AGREES THAT NO PARTY TO THIS AGREEMENT SHALL BE REQUIRED TO OBTAIN, FURNISH OR POST ANY BOND OR SIMILAR INSTRUMENT IN CONNECTION WITH OR AS A CONDITION TO OBTAINING ANY REMEDY REFERRED TO IN THIS Section 10.15 AND EACH PARTY WAIVES ANY OBJECTION TO THE IMPOSITION OF SUCH RELIEF OR ANY RIGHT IT MAY HAVE TO REQUIRE THE OBTAINING, FURNISHING OR POSTING OF ANY SUCH BOND OR SIMILAR INSTRUMENT. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN Section 10.2, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED. NOTWITHSTANDING THIS Section 10.15, ANY DISPUTE REGARDING THE SPINCO CLOSING STATEMENT SHALL BE RESOLVED IN ACCORDANCE WITH ARTICLE V; PROVIDED THAT THE TERMS OF ARTICLE V MAY BE ENFORCED BY EITHER PARTY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 10.15.

Section 10.16 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Agreement, the Party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Transaction Agreement, in addition to any and all other rights and remedies at law or in equity, subject to Section 6.1. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any Loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

Section 10.17 Damages Waiver. No Party shall be liable to another Party or any of its Affiliates (or any of their respective Related Parties) for any exemplary damages or punitive damages, or any other damages to the extent not reasonably foreseeable, arising out of or in connection with this Agreement or any Transaction Agreement (in each case, unless any such damages are payable to a third party pursuant to a Third-Party Claim).

[SIGNATURE PAGE FOLLOWS]

64

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

INTERNATIONAL PAPER COMPANY

By:	/s/ C. Cato Ealy
Name:	C. Cato Ealy
Title:	Senior Vice President

XPEDX HOLDING COMPANY

By:	/s/ C. Cato Ealy
Name:	C. Cato Ealy
Title:	Vice President

UWW HOLDINGS, INC.

By:	/s/ Allan R. Dragone
Name:	Allan R. Dragone
Title:	Chief Executive Officer

Solely for purposes of ARTICLE VI and ARTICLE X, UWW HOLDINGS, LLC

By:	/s/ Seth Meisel
Name:	Seth Meisel
Title:	Authorized Signatory

Exhibit A-1

Form of Sublease

SUBLEASE AGREEMENT

This Sublease Agreement (this “Sublease”) is made this             day of             , 2014 between INTERNATIONAL PAPER COMPANY, a New York corporation (“Sublandlord”), and [SPINCO], a Delaware corporation (“Subtenant”).

R E C I T A L S

[LANDLORD NAME], a                             (“Landlord”), as landlord and Sublandlord, as tenant, did enter into that certain [NAME OF LEASE DOCUMENT] (as amended and modified from time to time, the “Lease”), a copy of which (including all amendments and modifications thereof) is attached hereto as Exhibit A, dated [DATE OF LEASE], for the lease by Sublandlord of certain space located at [SITE ADDRESS], [CITY], County of [COUNTY], [STATE] (“Building”). The space leased by Sublandlord pursuant to the Lease is hereinafter referred to as the “Premises.”

Sublandlord and Subtenant have entered into that certain Contribution and Distribution Agreement dated as of             , 2014 (as amended, supplemented or otherwise modified from time to time, the “Contribution Agreement”), pursuant to which, among other things, Sublandlord agreed to enter into a sublease with Subtenant with respect to the Premises. Sublandlord and Subtenant desire to enter into this Sublease, pursuant to the terms of which Subtenant will sublease from Sublandlord and Sublandlord will sublease to Subtenant the Premises.

NOW THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and the mutual covenants and obligations set forth in this Sublease, Sublandlord and Subtenant do hereby agree as follows:

1. Subleased Premises. Sublandlord does hereby sublease to Subtenant, and Subtenant subleases and rents from Sublandlord, the Premises (the “Subleased Premises”).

2. Term.

(a) Subject to the terms of Section 17 below, the term of this Sublease (the “Sublease Term”) shall begin on the Distribution Date (as defined in the Contribution Agreement) (hereinafter, “Commencement Date”) and shall expire at 12:00 midnight on [EXPIRATION DATE] (the “Expiration Date”) unless the Lease or this Sublease is sooner terminated or extended in accordance with the terms and conditions set forth therein or herein.

(b) Notwithstanding the foregoing, this Sublease will terminate automatically if the Lease is assigned to Subtenant pursuant to a written assignment and assumption agreement, executed by Sublandlord and Subtenant.

(c) Subtenant shall have no right to exercise any right of renewal or extension set forth in the Lease, nor shall Subtenant shall have the right or authority to negotiate directly with Landlord for any other extension or renewal of the Lease.

(d) Subtenant shall use commercially reasonable efforts to deliver at least thirty (30) days’ prior written notice to Sublandlord if Subtenant intends to vacate the Subleased Premises prior to the originally scheduled Expiration Date of the Sublease Term; provided, however, nothing herein shall be deemed to release Subtenant of its obligations hereunder prior to such Expiration Date.

(e) In the event Subtenant remains in possession of the Subleased Premises for any period of time following the Expiration Date, Subtenant’s continued possession shall be on the basis of a tenancy at sufferance of Sublandlord, and Subtenant shall be liable for all amounts due and/or damages arising under the Lease as a result thereof in the same manner and to the same extent as Sublandlord is liable to Landlord.

3. Rent.

(a) Subtenant shall pay to Sublandlord as base rent (“Base Rent”) all amounts of “Minimum Rent” or “Base Rent” (or such other similar terms as may be defined in the Lease) accruing from and after the date of this Sublease for which Sublandlord is obligated to pay the Landlord pursuant to the terms of the Lease, including, without limitation, all tax when due with regard to such Rent pursuant to the laws of the state in which the Premises is located, as applicable, excluding Landlord’s income tax and other similar taxes. The Base Rent shall be payable by Subtenant to Sublandlord or, at Sublandlord’s option, directly to Landlord, in advance in monthly installments due on or before the first day of each calendar month during the Sublease Term with appropriate prorations for partial months.

(b) In addition to the Base Rent, Subtenant shall also pay to Sublandlord as additional rent (“Additional Rent”) any “Taxes”, “Insurance”, “Common Area Charges” or “Operating Expenses” (or such other similar terms as may be defined in the Lease) and any other amounts due under the Lease accruing from and after the date of this Sublease pursuant to the terms of the Lease. All Additional Rent shall be payable by Subtenant to Sublandlord at the time and in the same manner such payments are due by Sublandlord under the Lease.

(c) Base Rent and Additional Rent are referred to collectively, in this Sublease as “Rent”.

4. Relationship to Lease.

(a) This Sublease and all of Subtenant’s rights hereunder are expressly subject to and subordinate to all of the terms of the Lease. Subtenant acknowledges that any termination of the Lease shall result in a termination of the Sublease. Subtenant hereby acknowledges that it has received copies of the Lease and has read all of the terms and conditions thereof.

(b) Subtenant hereby agrees to assume all Liabilities, except for Excluded Liabilities (each as defined in the Contribution Agreement) with respect to the Subleased Premises. All of the terms and conditions of the Lease are hereby incorporated into this Sublease by reference as if fully set forth herein except that “Landlord” shall be read as “Sublandlord” and “Tenant” shall be read as “Subtenant”; provided, however, that Subtenant hereby acknowledges that Subtenant shall look solely to Landlord for the performance of all the Landlord’s obligations under the Lease and that Sublandlord shall not be obligated to provide any services to Subtenant or otherwise perform any obligations in connection with this Sublease; and provided further, however, that in no event shall Subtenant have the right (through the exercise of an option or right in the Lease or otherwise) to exercise any option to expand, contract and/or relocate the Premises, extend or reduce the demised term of the Lease, or be entitled to any tenant improvement allowances, free or abated rent or any other concession provided to Sublandlord in such Lease.

(c) In the event that any event occurs or condition arises at the Subleased Premises that would either (i) fall under the responsibility of Landlord pursuant to the Lease, or (ii) trigger a contractual requirement to notify Landlord pursuant to the terms of the Lease, then in either event, Subtenant shall promptly provide written notice to Sublandlord, and Sublandlord shall (a) provide written notice to Landlord and (b) exercise all available remedies available to Sublandlord in order to cause Landlord to comply with the terms of the Lease. Notwithstanding the foregoing to the contrary, in the event of an emergency, Subtenant shall be required to simultaneously notify Landlord and Sublandlord and, to the extent permitted under the terms of the Lease, undertake such emergency repairs as reasonably necessary to prevent immediate harm to property or persons.

(d) Sublandlord shall not, without the prior written consent of Subtenant, modify or amend the Lease in any manner.

5. Use. Subtenant shall use the Subleased Premises in accordance with the “Use” provision set forth in the Lease, and Subtenant shall not be permitted to operate the Subleased Premises for any other purpose without the prior written consent of Landlord and Sublandlord, such consent by Sublandlord not to be unreasonably withheld, conditioned or delayed.

6. Default.

(a) Any act or omission by Subtenant that would constitute a default under the Lease shall, subject to the same notice and cure provisions provided in the Lease, be deemed a default by Subtenant under this Sublease; provided, however, that the notice and cure periods provided in the Lease for any monetary defaults shall be deemed to be two (2) business days less for the purposes of this Sublease (but in no event less than two (2) business days total), and the notice and cure periods provided in the Lease for any non-monetary defaults shall be deemed to be three (3) business days less for the purposes of this Sublease (but in no event less than three (3) business days total). For instance, where Sublandlord would have a five (5) business day period to cure a non-payment of Base Rent under the Lease, Subtenant shall only have a three (3) business day period to cure a non-payment of Base Rent hereunder. Any such default by Subtenant shall entitle Sublandlord to (a) exercise any and all remedies available to Landlord under the Lease or any other remedies available at law or in equity under the laws of the state in which the Premises is located, and/or (b) at its option, Sublandlord may cure such default on Subtenant’s behalf upon providing Subtenant with written notice of its intention to cure at least three (3) business day prior to curing. In the event that Sublandlord takes any action on Subtenant’s behalf in accordance herewith, the reasonable costs of such performance, repair or replacements shall be charged to Subtenant as Additional Rent and shall become due and payable by Subtenant with the monthly installment of Base Rent next due hereunder. Further, if Sublandlord exercises any of the remedies provided to Sublandlord under this Sublease as a result of Subtenant’s failure to comply with its obligations hereunder, or if Sublandlord brings any action to enforce its rights under this Sublease, Subtenant shall be obligated to reimburse Sublandlord, on demand, for all reasonable costs and expenses, including reasonable attorneys’ fees and court costs, incurred in connection therewith.

(b) In the event that Sublandlord receives notice of default of the Lease from Landlord, Sublandlord must provide Subtenant with a copy of any such notice within two (2) business day of Sublandlord’s receipt.

7. Quiet Enjoyment. Provided there is no event of default under this Sublease and Subtenant has performed its obligations hereunder, Subtenant shall have the quiet enjoyment of the Subleased Premises without interference by Sublandlord or anyone claiming by, through or under Sublandlord. Sublandlord will use reasonable efforts to enforce Landlord’s obligations under the Lease, but if Sublandlord chooses not to pursue an action to enforce any of Landlord’s obligations but Subtenant desires to enforce such obligations, Sublandlord will assign its rights to Subtenant and will cooperate with Subtenant’s efforts to enforce such obligations so long as such enforcement efforts are at Subtenant’s sole expense and Subtenant indemnifies Sublandlord from any damages, claims or expenses resulting from such enforcement effort or Sublandlord’s cooperation therewith.

8. Insurance and Indemnities. Subtenant hereby agrees to indemnify and hold Sublandlord and Landlord harmless, with regard to its subleasing and use of Subleased Premises, to the same extent that Sublandlord is required under the Lease to indemnify and hold Landlord harmless with respect to the Premises. Likewise, Subtenant hereby agrees to obtain and provide certificates of insurance to Sublandlord and Landlord, on or before the Commencement Date of this Sublease, that Subtenant is carrying (1) property insurance coverage for one hundred percent (100%) of the full replacement value of all of Subtenant’s personal property, trade fixtures and equipment contained within the Subleased Premises, with such policies naming Sublandlord as an additional insured, (2) commercial general liability insurance (“CGLI”) equal to the greater of (a) the amounts required under the Lease to be carried by Sublandlord with regard to the Premises, or (b) $1 million per occurrence, with a $2 million annual aggregate limit for such CGLI policy, and an additional umbrella and/or excess commercial liability policy with a single or combined limit of $3 million under such policy, with such CGLI policies naming Sublandlord as an additional insured, (3) workers’ compensation insurance in the minimum amounts as required by the applicable statutes in the state in which the Premises is located, regardless of the number of employees, (4) Automobile Liability insurance for owned, non-owned, and hired vehicles in a minimum amount of $1,000,000 bodily injury and property damage combined single limit per occurrence, and (5) as to all coverages, no less than the same amounts and of the same types required under the Lease to be carried by Sublandlord with regard to the Premises.

9. Subleasing and Assignment. Subtenant shall have no further right to sublease, assign or in any way transfer its rights under this Sublease or its rights with regard to all or any portion of the Subleased Premises without the prior written consent of Sublandlord and, to the extent applicable, the Landlord. For purposes herein, any change in control of Subtenant resulting from a merger, consolidation, stock transfer or asset sale shall be considered an assignment or transfer which requires Sublandlord’s prior written consent. Sublandlord shall be permitted to assign its rights under this Sublease, or its rights with regard to the Subleased Premises without the prior consent of Subtenant, so long as Sublandlord has otherwise satisfied the terms and conditions of the Lease with respect to any such assignment.

10. Condition of Subleased Premises.

(a) Subtenant shall maintain and repair the Subleased Premises in a manner consistent with Sublandlord’s obligations under the Lease. Sublandlord shall have the right to enter the Subleased Premises from time to time upon reasonable prior notice to Subtenant, during normal business hours and escorted by Subtenant (if Subtenant makes such escort reasonably available). Sublandlord’s right of entry shall include the right of inspection to confirm that Subtenant is in compliance with all applicable maintenance and repair obligations set forth in the Lease. In the event that Sublandlord determines, in Sublandlord’s reasonable opinion, that Subtenant is in default of any maintenance and/or repair obligation set forth in the Lease, and such default may incur liability to Sublandlord upon the surrender of the Subleased Premises upon the expiration or earlier termination of the Lease (a “Required Repair Item”), then Sublandlord shall have the right to notify Subtenant of any such Required Repair Items. Subtenant shall be obligated to cure such Required Repair Items within thirty (30) days of such notice from Sublandlord, or, if such Required Repair Items cannot be reasonably completed in such thirty (30) day period, such longer period as reasonably necessary to cure such Required Repair Items, so long as Subtenant has commenced such cure and diligently pursues such cure to completion. In no event shall Sublandlord’s rights hereunder impose any additional and/or greater repair or maintenance standards from those set forth in the Lease. In the event Subtenant fails to cure such Required Repair Items as set forth above, then such failure shall be deemed a default under this Sublease, entitling Sublandlord to exercise any of its rights and remedies herein, including, without limitation, the self help rights set forth in Section 6(b) above.

(b) Upon the expiration or earlier termination of this Sublease, Subtenant shall (i) return the Subleased Premises to Sublandlord in the condition required by the Lease, normal wear and tear and damage by casualty or condemnation excepted, and (ii) in accordance with the terms of the Lease, remove all personal property and equipment (other than fixtures but including trade fixtures) from the Subleased Premises required to be removed from the Subleased Premises in accordance with the Lease. Upon such expiration, Sublandlord and Subtenant shall schedule a walk-through of the Subleased Premises to determine whether Subtenant has complied with its obligation to surrender as set forth above. Sublandlord shall notify Subtenant of any perceived noncompliance at the time of the walk-through, or Sublandlord shall be estopped from attempting to charge Subtenant for the same at a later date.

Sublandlord may forthwith re-enter the Subleased Premises following notice to Subtenant and repossess itself thereof and remove all persons and effects therefrom, using such force as may be reasonably necessary without being guilty of forcible entry, detainer, trespass or other tort. Subtenant’s obligation to observe or perform these covenants shall survive the expiration or other termination of the Sublease Term.

11. Notices. Notices by Sublandlord and Subtenant shall be given to each other in the same manner provided by the Lease:

Sublandlord:	International Paper Company
6400 Poplar Avenue
Memphis, TN 38197
Attention: Corporate Real Estate Department

With a copy to:	International Paper Company
c/o SRS CRESA Lease Administration, LLC
15660 Dallas Parkway, Suite 1200
Dallas, Texas, 75248

Subtenant:
_______________________
_______________________
_______________________
Attention:
Telephone:
Facsimile:

With a copy to:
_______________________
_______________________
_______________________
Attention:
Telephone:
Facsimile:

Either party to this Sublease may, by notice given in accordance with this Section 11, specify a new address for notices under this Sublease.

12. Brokers. Each party represents to the other that it has not dealt with any real estate broker, sales person or finder in connection with this Sublease. Each party hereby agrees to indemnify and hold the other harmless from and against any liabilities and claims for commissions and fees due or claimed to be due by any party claiming to have dealt with the indemnifying party in connection with this Sublease.

13. Environmental.

(a) Subtenant represents, warrants and covenants to Sublandlord that it and its agents, servants, employees, contractors and anyone acting on its behalf will not use, store, generate or dispose of “Hazardous Materials” (as hereinafter defined) in, on, under or about the Premises, except as done so in connection with the ordinary course of Subtenant’s business operations. Subtenant shall give Sublandlord prompt notice of the existence or discovery of the presence of Hazardous Materials in, on or about the Premises, if unrelated to the ordinary course of Subtenant’s business operations, or contamination of the Premises with Hazardous Materials. In the event that Subtenant or any of its agents, servants, employees, contractors or anyone acting on its behalf caused such contamination to the Premises or is responsible for the presence of Hazardous Materials unrelated to the ordinary course of Subtenant’s business operations, Subtenant shall indemnify, defend and hold Sublandlord harmless from and against any and all damages, claims, injuries, cost and liability arising therefrom or related thereto, including all costs of clean-up. Such clean-up and disposal of such Hazardous Materials by Subtenant, including required air monitoring and documentation, shall be performed by Subtenant at its sole cost and expense and shall be performed in accordance with all applicable laws, rules, regulations and ordinances. Sublandlord shall have the right, but not the obligation, to review and monitor any such clean-up and disposal by Subtenant. Within forty-five (45) days following the clean-up of any Hazardous Materials for which Subtenant is responsible in accordance with the requirements set forth herein, Subtenant shall furnish to Sublandlord Hazardous Materials manifests and records which document transport and disposal of such material.

(b) In the event that Sublandlord or any of its agents, servants, employees, contractors or anyone acting on its behalf caused such contamination to the Premises or is responsible for the presence of Hazardous Materials unrelated to the ordinary course of Subtenant’s business operations, Subtenant shall indemnify, defend and hold Subtenant harmless from and against any and all damages, claims, injuries, cost and liability arising therefrom or related thereto, including all costs of clean-up.

(c) Subtenant shall notify Sublandlord and provide to Sublandlord a copy or copies of the following environmental entitlement or inquiries related to the Premises which are received or filed by Subtenant: notices of violation, notices to comply, citations, inquiries and reports filed pursuant to self-reporting requirements. In the event of a release of any Hazardous Materials into the environment, Subtenant shall furnish to Sublandlord a copy of any documents not privileged or confidential relating to the Premises.

(d) Sublandlord shall have access to the Premises during normal business hours and upon two (2) business day’s prior notice to Subtenant in order to conduct inspections and tests of Hazardous Materials or suspected Hazardous Materials in, on, under or about the Premises.

(e) If Subtenant shall breach any representation, warranty or covenant or shall fail to take any action required hereunder within the time permitted, Sublandlord, without being under any obligation to do so and without waiving any default or its rights hereunder, may take such action and/or remedy such other default for the account of Subtenant, and may enter the Premises for such purpose, and Subtenant shall thereupon be obligated, and hereby agrees, to pay Sublandlord upon demand all costs, expenses, and disbursements incurred in taking such remedial action.

(f) As used herein, the term “Hazardous Material(s)” means any chemical, substance or material or combination thereof, which (i) is defined as a hazardous substance, hazardous material, hazardous waste, pollutant, toxic material, or contaminant under any Environmental Law (as defined below), (ii) is a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) is hazardous to human health or safety or the environment due to its toxicity, corrosivity, flammability, explosivity, infectiousness, radioactivity, carcinogenicity or reproductive toxicity, or (iv) is regulated pursuant to any Environmental Law.

(g) As used herein, the term “Environmental Law” shall include local, state and federal laws, judgments, ordinance, rules, regulations, codes and other governmental restrictions.

[(h) Within thirty (30) days after the termination of this Sublease, Sublandlord, its agents, employees or consultants may conduct an environmental inspection of the Premises. In the event the inspection shall reveal a breach of Subtenant’s representations or obligations hereunder, then (i) Sublandlord shall be entitled to remedies as set forth herein and (ii) the cost of the environmental inspection shall be at the sole cost and expense of Subtenant.]1

(i) The provisions of this Section 13 shall survive the expiration or other termination of the Lease Term.

14. Authority. Sublandlord represents to Subtenant that Sublandlord has full corporate power and authority to execute and deliver this Sublease and that Sublandlord has obtained all necessary consents required for the execution and delivery of this Sublease. Subtenant represents to Sublandlord that Subtenant has full corporate power and authority to execute and deliver this Sublease and that Subtenant has obtained all necessary consents required for the execution and delivery of this Sublease.

15. Attorneys Fees. In the event that either party brings a legal proceeding to enforce the provisions of this Sublease, the party prevailing in any such proceeding shall be entitled to recover from the non-prevailing party all costs, expenses and charges, including reasonable attorneys’ fees, incurred in addition to such other damages occasioned by the breach of the Sublease.

16. Miscellaneous. This Sublease shall be governed by the laws of the state in which the Subleased Premises are located. Time shall be of the essence with regard to the obligations under this Sublease. This Sublease and the Contribution Agreement supersedes all prior discussions and agreements with respect to the Subleased Premises between the parties and incorporates their entire agreement. Any term used in this Sublease that begins with initial capital letters and is not defined herein shall have the same meaning attributable to that term in the Lease. Nothing in this Sublease shall be deemed to supersede, enlarge or modify any of the provisions of the Contribution Agreement, all of which shall survive the execution and delivery

[1]	Only applicable to non-office sites.

of this Sublease as provided in, and subject to the limitations set forth in, the Contribution Agreement. If any conflict exists between the terms of this Sublease and the terms of the Contribution Agreement, the terms of the Contribution Agreement shall govern and control.

[Signatures Commence on Following Page]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, the day and year first above written.

SUBLANDLORD:
INTERNATIONAL PAPER COMPANY, a New York corporation
By:
Name:
Title:
SUBTENANT:
[SPINCO], a Delaware corporation
By:
Name:
Title:

EXHIBIT A

LEASE

Exhibit A-2

Form of Lease Assignment

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of             , 2014 (the “Effective Date”), by and between INTERNATIONAL PAPER COMPANY, a New York corporation, as assignor (“Assignor”), and [SPINCO], a Delaware corporation, as assignee (“Assignee”).

RECITALS:

A. WHEREAS, pursuant to that certain Contribution and Distribution Agreement between Assignor and Assignee, dated as of             , 2014 (the “Contribution Agreement”), Assignor has agreed to sell and assign to Assignee, and Assignee has agreed to purchase and assume from Assignor, for the consideration and upon the terms and conditions set forth in the Contribution Agreement, all of Assignor’s right, title and interest in and to the Leased Real Property.

B. WHEREAS, a list of the Leased Real Property being assigned hereunder is attached hereto as Exhibit A (such Leased Real Property, the “Assigned Real Property”).

C. WHEREAS, Assignor desires to deliver to Assignee such instruments of sale, transfer, conveyance, assignment and delivery as are required to vest in Assignee all of Assignor’s right, title and interest in and to the Assigned Real Property; and

D. WHEREAS, Assignee desires to deliver to Assignor such instruments as are required in order to effectuate and evidence the assumption by Assignee of the liabilities and obligations in connection with the Assigned Real Property.

AGREEMENT:

NOW, THEREFORE, pursuant to the Contribution Agreement and in consideration of the premises and the mutual covenants therein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.	Each capitalized term used but not defined in this Agreement shall have the meaning ascribed to it in the Contribution Agreement.

2.	Effective as of the Effective Date, Assignor hereby sells, transfers, assigns, conveys and delivers to Assignee, and Assignee hereby accepts the sale, transfer, assignment, conveyance and delivery of, all of Assignor’s right, title and interest in, to and under all of the Assigned Real Property.

3.	Assignee hereby assumes and agrees to undertake, assume, perform, pay, become liable for and discharge when due, all Liabilities with respect to the Assigned Real Property, other than Excluded Liabilities.

4.	Nothing in this Agreement shall be deemed to supersede, enlarge or modify any of the provisions of the Contribution Agreement, all of which shall survive the execution and delivery of this Agreement as provided in, and subject to the limitations set forth in, the Contribution Agreement. If any conflict exists between the terms of this Agreement and the terms of the Contribution Agreement, the terms of the Contribution Agreement shall govern and control.

5.	This Agreement shall be binding upon and inure to the benefit of Assignor, Assignee, and their respective permitted successors and assigns.

6.	This Agreement shall be governed by and construed in accordance with the laws of the State of (the state in which the property is located), without giving effect to any of the conflict of law rules thereof.

7.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, Assignor and Assignee have each executed this Agreement as of the day and year first above written.

INTERNATIONAL PAPER COMPANY, a New York corporation
By:
Name:
Title:
[SPINCO], a Delaware corporation
By:
Name:
Title:

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EXHIBIT A

Schedule of Assigned Real Property

Exhibit A-3

Form of Gross Lease Assignment

INTERNATIONAL PAPER COMPANY

GROSS LEASE

Location:

DEFINED TERMS/SPECIAL PROVISIONS

“Contribution Agreement”

That certain Contribution and Distribution Agreement by and between Lessor and Lessee dated as of             , 2013 (as amended, supplemental or otherwise modified from time to time.

“Lessor”

International Paper Company, a New York corporation with its principal place of business at 6400 Poplar Avenue, Memphis, Tennessee 38197.

“Lessee”

[SPINCO], a Delaware corporation, with its principal place of business at             .

“Leased Premises”

            , containing             square feet of space and more particularly described in Exhibit “A” attached hereto and incorporated herein by reference.

“Term”

The Term shall be             (    ) years, beginning on the Distribution Date (as defined in the Contribution Agreement) (hereinafter the “Commencement Date”), and ending on             (the “Expiration Date”), unless this Lease is sooner terminated or extended in accordance with the terms and conditions set forth herein.

“Rent”

During the Term, monthly Rent shall be $            . Which amount shall be due and payable on the first day of each calendar month during the Term [subject to adjustment as set forth in Article             ]. In the event the Commencement Date and/or the Expiration Date fall on any day other than the first or last day of a calendar month, the Rent for such calendar month shall be prorated accordingly.

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ARTICLE I

Lease of Premises

Lessor does hereby lease to Lessee the Leased Premises as described and referred to above for the Term and at the Rent above set forth upon the following provisions, each of which shall be both covenants and conditions, and Lessor and Lessee hereby covenant and agree to abide by and perform each and every provision hereof. The Rent shall be due and payable on the first day of each calendar month and remitted to Lessor’s address above set forth or to such other address as Lessor may from time to time hereafter direct by written notice to Lessee in accordance with Article XVIII hereof. In additional to Lessor’s remedies for the non-payment of Rent set forth in Article XIV, Lessee shall also be obligated to pay a late charge equal to five percent (5%) of such unpaid amount in the event any amount due hereunder is not paid within five (5) days following written notice from Lessor, and interest shall accrue on all unpaid amounts from the date past due until paid at the lower of eighteen percent (18%) per annum or the highest rate permitted by applicable law

ARTICLE II

Gross Basis Lease

Except as provided herein to the contrary, it is intended that the Rent provided for in this Lease shall be the absolute payment to Lessor for the Term and for any extensions or renewals thereof, and including any expenses or charges whatsoever with respect to the Leased Premises, including, but not in limitation of the foregoing, all insurance premiums, all taxes, and all repairs, replacements and betterments to the Leased Premises and the building of which the Leased Premises are a part, including the roof, gutters, downspouts, electrical, plumbing and HVAC systems, floors, structural portions and exterior walls of the building on the Leased Premises, landscaping, utility lines running outside of the exterior walls and roof, and to the drives, walks and parking areas of the Leased Premises, each of which shall be the responsibility of Lessor under Article IX, Section 1.

ARTICLE III

Use of Leased Premises

The Leased Premises may be used for the operation of [a distribution center, warehouse], office use and/or ancillary uses related thereto. In no event shall the Leased Premises be used for any manufacturing purposes. The Leased Premises shall not be used for any illegal purpose, nor in violation of any valid regulation of any governmental body, nor in any manner to create any nuisance or trespass, nor in any manner to violate the insurance or increase the rate of insurance on the Leased Premises

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ARTICLE IV

Utility Charges

Lessee shall pay and be liable for all charges for fuel, electricity, water, gas, telephone service, sewage, janitorial, security and similar services to be furnished to the Leased Premises during the Term of this Lease. All utilities shall be separately metered and shall not be combined with any other leased premises.

ARTICLE V

Taxes

Lessor covenants and agrees to pay or cause to be paid, in addition to all other sums required to be paid by Lessor under the provisions of this Lease, all taxes, including, but not limited to, all sewer use fees or charges for utilities, which may be levied or imposed by the United States, or the state, county or municipality in which the Leased Premises are located, or by any subdivision or department thereof, upon all or any part of the Leased Premises, upon any buildings, structures, fixtures or improvements now or hereafter located thereon or arising in respect of the occupation, use or possession of the Leased Premises or any estate, right, title or interest of the owner of the fee or of Lessor as the owner of a leasehold. Notwithstanding the foregoing to the contrary, Lessee shall be obligated to pay all tax due with regard to the Rent pursuant to the laws of the state in which the Leased Premises are located, as applicable, excluding Lessor’s income tax and other similar taxes.

ARTICLE VI

Insurance

Section 1. Lessee agrees, at Lessee’s expense, to procure and maintain in force and effect continuously during the entire Term and any extensions or renewals thereof, a policy or policies of commercial general liability insurance in a company or companies authorized to do business in the state in which the Leased Premises are located, insuring Lessor, as an additional insured for occurrences arising out of Lessee’s use and occupancy of the Leased Premises, in an amount of One Million Dollars ($1,000,000.00) combined single limit bodily injury/property damage per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate and an additional umbrella and/or excess commercial liability policy with a single or combined limit of Three Million Dollars ($3,000,000.00) Lessee agrees to provide certificates of insurance for such policies on or prior to the Commencement Date and all renewals thereof to Lessor prior to expiration of such policies.

Section 2. At all times during the Term, Lessor shall, at Lessor’s expense, keep or cause to be kept all buildings and improvements at any time constituting the Leased Premises, insured against fires and all perils included within full standard extended coverage insurance, in good

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and responsible insurance companies, authorized to do business in the state in which the Leased Premises are located, in an amount not less than One Hundred percent (100%) of the insurable value of the building erected or to be erected on the Leased Premises or One Hundred percent (100%) of its replacement cost, whichever shall be less, said insurance to be for the benefit of Lessor and the mortgagee of the Leased Premises, if any, as their interests appear.

Section 3. At all times during the Term, Lessee shall, at Lessee’s expense, keep or cause to be kept all of Lessee’s personal property, fixtures and equipment located at, on or in the Leased Premises, insured against fires and all perils included within full standard extended coverage insurance, in good and responsible insurance companies, authorized to do business in the state in which the Leased Premises are located, in an amount not less than One Hundred percent (100%) of the replacement cost of such personal property, said insurance to be for the benefit of Lessee.

Section 4. At all times during the Term, Lessee shall, at Lessee’s expense, procure and maintain in full force and effect Workers’ Compensation insurance in the minimum amounts as required by the applicable statutes in the state where the Leased Premises are located, regardless of the number of employees, and Automobile Liability insurance for owned, non-owned, and hired vehicles in a minimum amount of $1,000,000 bodily injury and property damage combined single limit per occurrence.

ARTICLE VII

Indemnity

Section 1. Subject to the limitation set forth in Section 2 of this Article VII, Lessee shall remain liable for any and all claims and demands for agrees to indemnify and hold Lessor harmless from and against any and all claims and demands for, or in connection with, (i) any accident, injury or damage whatsoever caused to any person or property arising, directly or indirectly, out of the business conducted in the Leased Premises or occurring in, or about the Leased Premises, and (ii) any negligent act, omission or willful misconduct by Lessee or Lessee’s officers, employees, agents, invitees or servants.

Section 2. Notwithstanding anything in Section 1 of this Article VII to the contrary, Lessor shall remain liable for any and all claims and demands for, or in connection with, any accident, injury or damage whatsoever caused to any person or property arising, directly or indirectly, from any negligent act, omission or willful misconduct by Lessor or Lessor’s officers, employees, agents or servants occurring in, on or about the Leased Premises or any part thereof.

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ARTICLE VIII

Damage or Destruction of Leased Premises

Section 1. If, during the Term, twenty-five percent (25%) or less of the insurable value of the buildings and improvements, now existing or hereafter erected by the Lessor upon the Leased Premises, shall be destroyed by fire, explosion, the elements, an act of God or any other casualty (each, a “Casualty Event”), Lessor shall promptly rebuild and restore the same as nearly as possible to the condition existing prior to the damage. Rent payments shall be reduced proportionately from the date of such loss until the Leased Premises are restored to the condition which existed prior to the damage.

Section 2. If, during the Term, more than twenty-five percent (25%) of the insurable value of the building or improvements upon the Leased Premises shall be damaged or destroyed by a Casualty Event, Lessor or Lessee shall have the option to terminate the Lease upon providing written notice to the other party within thirty (30) days following such Casualty Event. In the event either party elects to terminate this Lease in accordance with the foregoing, then the Lease shall terminate on or before the date which is thirty (30) days following such termination notice and Rent shall be accounted for as between Lessor and Lessee as of that date. In the event neither party elects to terminate the Lease within such period, Lessor shall promptly provide Lessee with a calendar date (the “Restoration Date”) prior to which Lessor reasonably expects to complete restoration of the Leased Premises to the condition existing prior to the date of the Casualty Event. Lessor shall thereafter promptly commence to restore or rebuild the building or improvements and shall diligently pursue the same, with Rent abated from the date of destruction and throughout the period of repair and reconstruction during which Lessee is deprived of the use of the Leased Premises; provided however, that if Lessor fails to complete the restoration of the Leased Premises to the condition existing prior to the date of the Casualty Event within sixty (60) days following the Restoration Date, Lessee may terminate the Lease, such termination effective immediately, by providing written notice to Lessor. In no event shall Lessor be obligated to expend funds in excess of available insurance proceeds in order to restore the Leased Premises.

Section 3. If, during the Term, a Casualty Event shall occur, irrespective of the insurable value of the building or improvements upon the Leased Premises which are thereby affected, but which results in Lessee’s inability to effectively conduct its operations in the Leased Premises, to be determined by Lessee within its reasonable discretion, Lessee shall have the option to terminate the Lease upon providing written notice to the other party within thirty (30) days following such Casualty Event.

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ARTICLE IX

Maintenance of Leased Premises

Section 1. Lessor’s Obligations. During the Term, Lessor agrees to maintain the Leased Premises, other than as required by Lessee under Section 2 of this Article IX, and to promptly make all repairs and replacements which become necessary within the Leased Premises, , and to promptly pay all expenses or charges whatsoever with respect to the Leased Premises as such become due, including, but not in limitation of the foregoing, all insurance premiums, all taxes, and all repairs, replacements and betterments to the Leased Premises, together with the structure and exterior of the building of which the Leased Premises are a part, including the roof, gutters, downspouts, electrical, plumbing and HVAC systems, floors, structural portions and exterior walls of the building on the Leased Premises, landscaping, utility lines running outside of the exterior walls and roof, and to the drives, walks and parking areas of the Leased Premises.

Section 2. Lessee’s Obligations. During the Term, Lessee shall not be responsible to make any repairs or replacements which become necessary within the Leased Premises, except to the extent that such required repair or replacement is (i) expressly stated herein as the obligation of the Lessee or (ii) a result of Lessee’s negligent act or omission, or wilful misconduct. To the extent Lessee is obligated to make any repairs, replacements or renewals in the Leased Premises, Lessor does hereby assign to Lessee all manufacturers’ and contractors’ warranties and guarantees covering the building and any other improvements on the Leased Premises that may be in effect during the Term.

Section 3. Lessor Inspection. Lessor reserves the right to cause an inspection of the Leased Premises from time to time, but no more than once annually, to confirm Lessee’s compliance with Section 2 above. Lessor shall have the right to submit any deficiencies in such obligations to Lessee in writing, following which, Lessee shall have thirty (30) days to commence correcting such deficiencies or be deemed in default of this Lease in accordance with Article XIV herein.

ARTICLE X

Waiver of Claims for Damages to Real and Personal Property

Section 1. Lessor and Lessee, for themselves and for their respective insurers, agree to and do hereby mutually release each other of and from any and all claims, demands, actions and causes of action that each may have or claim to have against the other for loss of or damage to the property of the other, both real and personal, caused by or resulting from fire, tornado and all other casualties or perils of the type and character covered by fire and extended coverage insurance, notwithstanding that any such loss or damage may be due to or result from the negligence of either of the parties hereto or their respective officers, employees or agents. Lessor and Lessee will each secure an appropriate clause in, or endorsement on, any fire and extended coverage insurance policy covering their respective real and personal property, pursuant to which the respective insurance companies waive subrogation; provided, however, that a failure on the part of either party to secure such appropriate clause in, or endorsement on, any fire and extended coverage insurance policy covering their respective real and personal property, pursuant to which the respective insurance companies waive subrogation, shall not, in any manner, affect or restrict the provisions of the above and foregoing mutual releases.

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Section 2. Lessee, for itself and for its respective insurers, if any, does hereby agree that all personal property on the Leased Premises shall be at the risk of the Lessee only, and Lessor shall not be or become liable for any damage to said personal property or to Lessee or to any other persons for damage whatsoever done or occasioned by or from any boiler, plumbing, gas, water, steam or other pipes or any fixtures or appurtenances whatsoever, or arising by reason of the use of, said building, fixtures or appurtenances therein, or by damage caused in any other manner whatsoever, other than damage resulting from the gross negligence or wilful misconduct of Lessor, its agents and assigns.

ARTICLE XI

Mechanic’s Liens

Except for work or material which is the responsibility of Lessor under this Lease, Lessee agrees to pay promptly for any work done or material furnished in the Leased Premises after the commencement of the Term and not to suffer or permit any lien to attach to the Leased Premises, and Lessee further agrees promptly to cause any such lien or claims therefor to be released; provided, however, that in the event Lessee contests any such claim, Lessee agrees to indemnify and secure Lessor to the reasonable satisfaction of Lessor. Notice is hereby given that no mechanic’s, materialman’s or other lien sought to be taken or vested on the Leased Premises shall in any manner affect the right, title or interest of the Lessor therein, and that Lessee shall have no authority from Lessor to permit or create such lien. In the event that any such lien shall be filed upon the Leased Premises by reason of any act or omission (or alleged act or omission) of Lessee or any sublessee, and Lessee shall not, within thirty (30) days from and after notice to Lessee of the filing thereof, have caused the same to be released or have indemnified and secured Lessor to the reasonable satisfaction of Lessor, then in such event, Lessor may, but shall not be obligated to, cause the same to be discharged; and if Lessor does so, Lessee agrees to reimburse Lessor promptly upon demand for all costs, expenses and other sums of money expended by Lessor in connection therewith.

ARTICLE XII

Eminent Domain

Section 1. If the whole or any part of the land or building constituting the Leased Premises shall be taken by any public authority under the power of eminent domain, and if the portion of such land or building remaining after such taking shall not constitute sufficient space for the maintenance and operation of Lessee’s business in an economically feasible and profitable manner, as determined by Lessee within its reasonable discretion, then the Term shall cease as of the date possession is delivered by Lessee, and Lessee shall pay Rent up to that date with an appropriate refund by Lessor of such Rent as may have been paid in advance for a period subsequent to the date of taking. Lessor agrees at its sole cost and expense to promptly make all repairs, construction, additions or alterations that may be necessary or requisite for the making of the remainder of the Leased Premises a complete architectural and operating unit, and suitable for the business and operations of Lessee in an economically feasible and profitable manner; provided, however, in no event shall Lessor be required to expend funds in excess of any awards received by Lessor for such taking .

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Section 2. All compensation awarded for any taking under the power of eminent domain, whether for the whole or a part of the Leased Premises, shall be the property of Lessor, whether such damages shall be awarded as compensation for diminution in the value of, or loss of, the fee of the Leased Premises, and Lessee hereby assigns to Lessor all of Lessee’s right, title and interest in and to any and all such compensation; provided, however, that Lessee shall be entitled to seek a separate award for the cost of removal of fixtures, stock, inventory and other personal property of Lessee, or for any other expenses or losses of Lessee connected with or resulting from any such taking, including the value of the leasehold estate, or any other awards, reimbursements or payments that may be made, awarded or granted to Lessee directly under applicable law; provided, however, in no event shall such awards reduce the amount otherwise owed to Lessor.

ARTICLE XIII

Quiet Enjoyment

Provided that no event of default under this Lease has occurred, and remains uncured after any applicable cure period, and Lessee has performed its obligations hereunder, Lessor covenants that Lessee shall peaceably and quietly have, hold and enjoy the Leased Premises for the Term without interference by Lessor or anyone claiming by, through or under Lessor.

ARTICLE XIV

Default

Section 1. Subject to the provisions of this Article XIV, this Lease is made upon the express condition that Lessee shall faithfully and punctually perform and observe all the agreements, covenants and conditions herein set forth to be performed by Lessee, and that if (i) at any time any Rent, insurance premiums, utilities charges or any other amounts required to be paid by Lessee hereunder, or any part thereof, shall be in arrears and unpaid for a period of five (5) days after the due date, or (ii) if defaults shall be made or suffered in the performance or observance of any of the other covenants or conditions of this Lease, and if Lessee fails to cure such default within twenty (20) days after notice in writing thereof shall have been given by Lessor to Lessee, or (iii) if such default cannot be corrected within such twenty (20) day period, if Lessee does not commence to correct such default within said twenty (20) day period and thereafter diligently prosecute the correction of same to completion within a reasonable time, but in no event exceeding a total of (60) days unless Lessor agrees to extend such sixty (60) day period, which Lessor shall agree to extend from time to time if Lessee is diligently prosecuting the correction of same, but is unable to complete the correction due to circumstances outside of Lessee’s reasonable control, Lessor shall have the right, at its election, to exercise the remedies set forth below:

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(a) Terminate this Lease by giving Lessee notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination and all rights of Lessee under this Lease and in and to the Premises shall terminate. Lessee shall remain liable for all obligations under this Lease arising up to the date of such termination, and Lessee shall surrender the Premises to Lessor on the date specified in such notice; or

(b) Terminate this Lease as provided above and recover from Lessee all damages Lessor may incur by reason of Lessee’s default, including, without limitation, an amount which, at the date of such termination, is calculated as follows: (1) the value of the excess, if any, of (A) the Rent and all other sums which would have been payable hereunder by Lessee for the period commencing with the day following the date of such termination and ending with the Expiration Date had this Lease not been terminated (the “Remaining Term”), over (B) the aggregate reasonable rental value of the Premises for the Remaining Term (which excess, if any shall be discounted to present value at a commercially reasonable discount rate for the Remaining Term); plus (2) the costs of recovering possession of the Premises and all other expenses incurred by Lessor due to Lessee’s default, including, without limitation, reasonable attorney’s fees; plus (3) the unpaid Rent earned as of the date of termination plus any interest and late fees due hereunder, plus other sums of money and damages owing on the date of termination by Lessee to Lessor under this Lease or in connection with the Premises. Notwithstanding the foregoing, the amount as calculated above shall not include consequential, special or punitive damages. The amount as calculated above shall be deemed immediately due and payable. The payment of the amount calculated herein shall not be deemed a penalty but shall merely constitute payment of liquidated damages, it being understood and acknowledged by Lessor and Lessee that actual damages to Lessor are extremely difficult, if not impossible, to ascertain. In determining the aggregate reasonable rental value pursuant to subparagraph (B) above, the parties hereby agree that, at the time Lessor seeks to enforce this remedy, all relevant factors should be considered, including, but not limited to, (a) the length of time remaining in the Term, (b) the then current market conditions in the general area in which the Building is located, (c) the likelihood of reletting the Premises for a period of time equal to the remainder of the Term, (d) the net effective rental rates then being obtained by landlords for similar type space of similar size in similar type buildings in the general area in which the Building is located, (e) the vacancy levels in the general area in which the Building is located, (f) current levels of new construction that will be completed during the remainder of the Term and how this construction will likely affect vacancy rates and rental rates and (g) inflation; or

(c) without terminating this Lease, declare immediately due and payable the sum of the following: (1) the present value (calculated using a commercially reasonable discount rate) of all Rent due and coming due under this Lease for the entire remaining Term (as if by the terms of this Lease they were payable in advance), plus (2) the cost of recovering and reletting the Premises and all other expenses incurred by Lessor in connection with Lessee’s default, plus (3) any unpaid Rent and other rentals, charges, assessments and other sums owing by Lessee to Lessor under this Lease or in connection with the Premises as of the date this provision is invoked by Lessor, plus (4) interest on all such amounts from the date due at the interest rate

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chargeable under Article I hereof, and Lessor may immediately proceed to distrain, collect, or bring action for such sum, or may file a proof of claim in any bankruptcy or insolvency proceedings to enforce payment thereof; provided, however, that such payment shall not be deemed a penalty or liquidated damages, but shall merely constitute payment in advance of all Rent payable hereunder throughout the Term, and provided further, however, that upon Lessor receiving such payment, Lessee shall be entitled to receive from Lessor all rents received by Lessor from other assignees, tenants and subtenants on account of said Premises during the remainder of the Term (provided that the monies to which Lessee shall so become entitled shall in no event exceed the entire amount actually paid by Lessee to Lessor pursuant to this subparagraph (iii)), less all costs, expenses and attorneys’ fees of Lessor incurred but not yet reimbursed by Lessee in connection with recovering and reletting the Premises; or

(d) Without terminating this Lease, in its own name but as agent for Lessee, enter into and upon and take possession of the Premises or any part thereof. Any property remaining in the Premises may be removed and stored in a warehouse or elsewhere at the cost of, and for the account of, Lessee without Lessor being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby unless caused by Lessor’s negligence. Thereafter, Lessor may, but shall not be obligated to, lease to a third party the Premises or any portion thereof as the agent of Lessee upon such terms and conditions as Lessor may deem necessary or desirable in order to relet the Premises. The remainder of any rentals received by Lessor from such reletting, after the payment of any indebtedness due hereunder from Lessee to Lessor, and the payment of any costs and expenses of such reletting, shall be held by Lessor to the extent of and for application in payment of future rent owed by Lessee, if any, as the same may become due and payable hereunder. If such rentals received from such reletting shall at any time or from time to time be less than sufficient to pay to Lessor the entire sums then due from Lessee hereunder, Lessee shall pay any such deficiency to Lessor. Notwithstanding any such reletting without termination, Lessor may at any time thereafter elect to terminate this Lease for any such previous default provided same has not been cured; or

(e) Without terminating this Lease, and with or without notice to Lessee, enter into and upon the Premises and, without being liable for prosecution or any claim for damages therefor, maintain the Premises and repair or replace any damage thereto or do anything or make any payment for which Lessee is responsible hereunder. Lessee shall reimburse Lessor immediately upon demand for any actual expenses which Lessor incurs in thus effecting Lessee’s compliance under this Lease and Lessor shall not be liable to Lessee for any damages with respect thereto; or

(f) Without liability to Lessee or any other party and without constituting a constructive or actual eviction, suspend or discontinue furnishing or rendering to Lessee any property, material, labor, utilities or other service, wherever Lessor is obligated to furnish or render the same so long as an event of default exists, and remains uncured after any applicable cure period, under this Lease; or

(g) With or without terminating this Lease, allow the Premises to remain unoccupied and collect rent from Lessee as it comes due; or

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(h) Pursue such other remedies as are available at law or equity.

(i) If this Lease shall terminate as a result of or while there exists an Event of Default hereunder, any funds of Lessee held by Lessor may be applied by Lessor to any damages payable by Lessee (whether provided for herein or by law) as a result of such termination or default.

Neither the commencement of any action or proceeding, nor the settlement thereof, nor entry of judgment thereon shall bar Lessor from bringing subsequent actions or proceedings from time to time, nor shall the failure to include in any action or proceeding any sum or sums then due be a bar to the maintenance of any subsequent actions or proceedings for the recovery of such sum or sums so omitted. No agreement to accept a surrender of the Premises and no act or omission by Lessor or Lessor’s agents during the Term shall constitute an acceptance or surrender of the Premises unless made in writing and signed by Lessor. No re-entry or taking possession of the Premises by Lessor shall constitute an election by Lessor to terminate this Lease unless a written notice of such intention is given to Lessee. No provision of this Lease shall be deemed to have been waived by either party unless such waiver is in writing and signed by the party making such waiver. Lessor’s acceptance of Rent in full or in part following an Event of Default hereunder shall not be construed as a waiver of such Event of Default. No custom or practice which may grow up between the parties in connection with the terms of this Lease shall be construed to waive or lessen either party’s right to insist upon strict performance of the terms of this Lease, without a written notice thereof to the other party.

Section 3. If, after the commencement of the Term, (a) Lessee shall be adjudicated a bankrupt or adjudged to be insolvent; (b) a receiver or trustee shall be appointed for Lessee’s property and affairs; (c) Lessee shall make an assignment for the benefit of creditors or shall file a petition in bankruptcy or insolvency or for reorganization or debtor’s arrangement or shall make application for the appointment of a receiver, or (d) any execution or attachment shall be issued against Lessee or any of Lessee’s property, whereby the Leased Premises or any building or buildings or any improvements thereon shall be taken or occupied or attempted to be taken or occupied by someone other than Lessee, except as may be herein permitted, and such adjudication, appointment, assignment, petition, application, execution or attachment shall not be set aside, vacated, discharged or bonded within thirty (30) days after the issuance of the same, then an event of default hereunder shall become effective, and Lessor shall have the rights and remedies provided for herein.

Section 4. This Lease is also made upon the express condition that Lessor shall faithfully and punctually perform and observe all the agreements, covenants and conditions set forth herein to be performed by Lessor. If any default shall be made or suffered in the performance or observance of any of the covenants or conditions of this Lease to be performed by Lessor, and if Lessor fails to cure such default within thirty (30) days after notice in writing thereof shall have been given by Lessee to Lessor, or, if such default cannot be corrected within such thirty (30) day period, if Lessor does not commence to correct such default within said thirty (30) day period and thereafter diligently prosecute the correction of same to completion within a reasonable time, Lessee shall have the right, at its election, to pursue any and all remedies available to Lessee at law or equity.

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Section 5. Lessee waives all claims against Lessor under this Lease based on or for the loss of business or profits or other consequential damages or for punitive or special damages of any kind, regardless of the cause, and, except as specifically provided in this Lease, Lessee waives all rights to terminate this Lease. Lessor’s obligations and liability with respect to this Lease shall be limited solely to Lessor’s interest in the Leased Premises, as such interest is constituted from time to time, and neither Lessor, nor any partner or member of Lessor, nor any officer, director, shareholder or employee of Lessor, its partners and/or members, shall have any personal liability whatsoever with respect to this Lease. No owner of the Leased Premises, whether or not named herein, shall have liability hereunder to the extent arising or accruing after it ceases to hold title to the Leased Premises.

ARTICLE XV

Surrender of Premises

Section 1. Upon the end of the Term, Lessee shall quit and surrender the Leased Premises, and all improvements located therein in good condition and repair (depreciation, wear and tear, and damage resulting from a casualty or condemnation excepted). Lessee shall, upon or before the end of the Term, remove from the Leased Premises all its personal property, including by way of illustration the furniture, fixtures, equipment and trade fixtures referred to above which may be removed without material damage to the Leased Premises and repair all damage caused by such removal. All property not so removed shall be deemed abandoned by Lessee.

Section 2. It is understood that all movable furniture, fixtures, equipment and all trade fixtures of every kind, character and description, placed in or upon the Leased Premises or owned by Lessee shall remain the property of Lessee, and may be removed by Lessee at any time.

Section 3. At the expiration or earlier termination of this Lease, Lessor and Lessee shall schedule a walk-through of the Leased Premises to determine whether Lessee has complied with its obligation to surrender the Leased Premises in accordance with Section 1 above.

Section 4. Upon the expiration or the earlier termination of the Lease, Lessor may forthwith re-enter the Leased Premises and repossess itself thereof and remove all persons and effects therefrom, using such reasonable force as may be necessary without being guilty of forcible entry, detainer, trespass or other tort. Lessee’s obligation to observe or perform these covenants shall survive the expiration or other termination of the Term.

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ARTICLE XVI

Holding Over

If Lessee should remain in possession of the Leased Premises after the expiration of the Term, as renewed or extended, and without executing a new lease, then such holding over shall be construed as a tenancy from month to month, subject to all the conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy, and Rent computed as one hundred and fifty percent (150%) of the Rent hereinabove provided and shall continue and apply to such extended tenancy. In addition to the foregoing, Lessee shall be liable for all damages, direct and consequential, incurred by Lessor as a result of such holdover. No receipt of money by Lessor from Lessee after the termination of this Lease or Lessee’s right of possession of the Leased Premises shall reinstate, continue or extend the Term or Lessee’s right of possession.

ARTICLE XVII

Compliance With Laws

Section 1. Lessee agrees to use the Leased Premises in a manner which shall be in compliance with all applicable laws, rules and regulations, orders and ordinances which relate specifically to, or which are imposed by reason of, its particular use of the Leased Premises, and further agrees not to suffer or permit the Leased Premises to be used for any unlawful purpose, and to protect Lessor and save it and the Leased Premises harmless from any and all fines and penalties that may result from or be due to any infractions of or noncompliance with the said laws, rules, regulations, orders and ordinances.

Section 2. Lessor shall be responsible for compliance with all laws including but not limited to the requirements of the Americans With Disabilities Act (ADA) 1991, as the same are applicable with respect to the Leased Premises as of the Commencement Date.

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ARTICLE XVIII

Notices

Section 1. Any notice herein provided to be given to Lessor shall be given by registered or certified United States mail or nationally recognized overnight courier service, postage prepaid, addressed to Lessor as follows:

If to Lessor:

International Paper Company

Attn: Corporate Real Estate Department

6400 Poplar Avenue

Memphis, TN 38197

with required copy to:

International Paper Company

SRS Cresa Lease Administration LLC

15660 Dallas Parkway, Suite 1200

Dallas, TX 75248-3330

Section 2. Any notice herein provided to be given to Lessee shall be given by registered or certified United States mail or nationally recognized overnight courier service, postage prepaid, and shall be addressed as follows:

If to Lessee:

______

______

______

______

with required copy to:

______

______

______

______

Section 3. Any and all notices given, as above provided, shall be deemed to be given when received by the addressee.

Section 4. Each party shall have the right to specify, in lieu of its above-specified address, any other address in the United States of America by giving to the other party at least fifteen (15) days prior written notice of such change of address sent in accordance with Section 1 or 2 above.

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ARTICLE XIX

Non-Waiver; Rights and Remedies Cumulative

No requirement of this Lease shall be deemed waived or varied, nor shall either party’s acceptance of any payment with knowledge of any default or either party’s failure or delay to take advantage of any default constitute a waiver of such party’s rights hereunder or of any subsequent or continued breach of any requirement of this Lease. All rights and remedies of either party hereunder or in connection with this Lease shall be in addition to, and not in substitution for, any rights or remedies otherwise available to such party.

ARTICLE XX

Successors and Assigns

All covenants, agreements, conditions, limitations, exceptions and undertakings contained in this Lease shall extend to, and inure to the benefit of, and be binding upon, the respective heirs, executors, administrators, legal representatives, and permitted successors and assigns of Lessee and Lessor. The parties hereto further agree that all of the covenants, agreements, conditions, limitations, exceptions and undertakings contained in this Lease shall be binding upon the parties hereto and shall be construed to be covenants running with the land.

ARTICLE XXI

Access to Premises

Lessee shall have access to the Leased Premises 24 hours per day, 7 days per week, 365 days per year.

Lessee agrees that Lessor, its agents, servants or employees, or any person authorized by Lessor, may enter the Leased Premises during usual business hours (i) upon two (2) business days’ prior written notice to inspect the condition of the same and to make such repairs as Lessor may be required or permitted to make under the provisions of this Lease, (i) at any time without prior notice (but Landlord shall use commercially reasonable efforts to provide prior notice if possible), to exhibit the same to prospective purchasers of the Leased Premises, and, (iii) within ninety (90) days prior to the termination of this Lease, or any extensions thereof, to exhibit the Leased Premises to prospective tenants and to place in and upon the premises at such places as Lessor may determine “For Rent” signs or notices; provided, however, that such signs or notices shall not be placed in positions in which they would unreasonably interfere with the continued conduct of Lessee’s business or obstruct Lessee’s own signs as then erected. Nothing herein contained, however, shall be deemed or construed to impose upon Lessor any obligation or liability whatever for care, supervision, repair, improvement, addition, change or alteration of the Leased Premises or the building or improvements thereon other than as expressly provided in this Lease.

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ARTICLE XXII

Assignment and Subletting

Other than as contemplated by the Transaction Agreements (as defined in the Contribution Agreement), Lessee shall have no further right to sublease, assign or in any way transfer its rights under this Lease or its rights with regard to all or any portion of the Leased Premises without the prior written consent of Lessor, not to be unreasonably withheld, conditioned or delayed. For purposes herein and other than as contemplated by the Transaction Agreements (as defined in the Contribution Agreement), any change in control of Lessee resulting from a merger, consolidation, stock transfer or asset sale shall be considered an assignment or transfer which requires Lessor’s prior written consent ( not to be unreasonably withheld, conditioned or delayed)

ARTICLE XXIII

Modification/Construction

No oral statement or written matter bearing date prior to the date hereof shall have any force or effect in connection with the interpretation of this agreement or otherwise. Lessee and Lessor agree that they are not relying on any representations or agreements other than those contained in this Lease. No agreement shall be held as changing or in any manner modifying, adding to, or detracting from, any of the terms or conditions of this Lease unless such agreement shall be in writing and duly executed by the parties hereto. Lessor and Lessee acknowledge that this Lease constitutes their mutual work product and agree that no inferences shall be drawn based upon this Lease being drafted either by Lessor or by Lessee.

ARTICLE XXIV

Signage; Parking

Lessee shall be permitted to erect signs that comply with all applicable zoning laws and regulations now or hereafter in effect contingent to Lessor’s prior written approval of such signage, not to be unreasonably withheld, conditioned or delayed. Lessor shall cooperate with Lessee in obtaining approval from the appropriate state and local authorities to install such signage on behalf of Lessee, located as shown on the site plan attached hereto as Exhibit B. Lessee shall bear all costs associated with obtaining said approvals.

Lessee shall have access on a non-exclusive basis to the parking spaces as identified on Exhibit “B” hereto. [CONFORM PER PROPERTY]

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ARTICLE XXV

Alterations and Additions

Lessee shall not make or allow to be made any alterations, additions or improvements to or of the Premises or any part thereof, which alteration costs in excess of $25,000, without first obtaining the written consent of Lessor, which shall not be unreasonably withheld, conditioned or delayed. Any alteration made to the Leased Premises below the above-referenced threshold amount shall not require Lessor’s prior written consent but shall require written notice from Lessee to Lessor. Any approval by Lessor of, or consent by Lessor to, any plans, specifications or other items to be submitted to and/or reviewed by Lessor pursuant to this Lease shall be deemed to be strictly limited to an acknowledgment of approval or consent by Lessor thereto, and such approval or consent shall not constitute the assumption by Lessor of any responsibility for the accuracy, sufficiency or feasibility of any plans, specifications or other such items and shall not imply any acknowledgment, representation or warranty by Lessor that the design is safe, feasible, structurally sound or will comply with any legal or governmental requirements, with Lessee being responsible for all of the same. Any alterations, physical additions or improvements shall at once become the property of Lessor; provided, however, that within ten (10) business days following Lessee’s request, Lessor shall provide written notice to Lessee (each notice, a “Removal Notice”) whether upon the expiration or earlier termination of the Lease, Lessee shall be required to remove such alteration, addition or improvement (and/or any cabling installed by or on behalf of Lessee) in order to restore the Leased Premises to the condition existing on the Commencement Date; provided, however, that Lessor’s failure to provide Lessee with the Removal Notice within the required time period as set forth herein shall be deemed a waiver by Lessor of its right to require Lessee to remove such alteration, addition or improvement (and/or any cabling installed by or on behalf of Lessee) from the Leased Premises upon the expiration or earlier termination of the Lease. Nothing herein shall be deemed to waive Lessor’s right to require any such alterations, additions or improvements to be removed from the Leased Premises if such alterations, additions or improvements were made by Lessee without Lessor’s consent thereto. All costs of any such alterations, additions or improvements shall be borne by Lessee including any reasonable third-party construction management fees incurred by Lessor in connection therewith. All alterations, additions or improvements must be made in a good, workmanlike manner and in a manner that does not disturb other occupants (i.e., any loud work must be performed during non-business hours) and Lessee must maintain appropriate liability and builder’s risk insurance throughout the construction. Lessee does hereby indemnify and hold Lessor harmless from and against all claims for damages or death of persons or damage or destruction of property arising out of the performance of any such alterations, additions or improvements made by or on behalf of Lessee, except to the extent that such claims result from the negligence or wilful misconduct of Lessor or its agents.

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ARTICLE XXVI

Subordination and Acknowledgements; Estoppels

Section 1. At the option of the Lessor or the applicable mortgagee, chargee or trustee (as the case may be), this Lease shall be subject and subordinate to any and all mortgages, charges and deeds of trust (and instruments supplemental thereto), which may now affect the Leased Premises. Lessee acknowledges and agrees that any such mortgagee, chargee or trustee may unilaterally postpone and subordinate its mortgage, charge or deed of trust to this Lease and any renewals, modifications, consolidations, replacements or extensions thereof to the intent that this Lease and all right, title and interest of Lessee in the Leased Premises shall be prior to the rights of such mortgagee, chargee or trustee as fully as if such Lease had been executed and registered before the registration of the mortgage, charge or deed of trust, as applicable. On request at any time and from time to time of Lessor or of the mortgagee, chargee or trustee under any such mortgage, charge or deed of trust, Lessee shall promptly, at no cost to the Lessor or mortgagee, chargee or trustee:

(a) attorn to such mortgagee, chargee or trustee and become its tenant of the Leased Premises or the tenant of the Leased Premises of any purchaser from such mortgagee, chargee or trustee in the event of an exercise of any permitted power of sale contained in any such mortgage, charge or deed of trust for the then unexpired residue of the Term on the terms herein contained; and/or

(b) subordinate this Lease to such mortgage, charge or deed of trust to the intent that this Lease and all right, title and interest of Lessee in the Leased Premises shall be subject to the rights of such mortgagee, chargee or trustee as fully as if such mortgage, charge or deed of trust had been executed and registered and the money thereby secured had been advanced before the execution of this Lease (and notwithstanding any authority or consent of such mortgagee, or trustee, express or implied, to the making of this Lease).

Section 2. Lessee shall, within not more than ten (10) business days’ written request therefor, execute and return to Lessor or its mortgagee as required by Lessor from time to time and without cost to Lessor or such mortgagee, a statement in writing certifying that this Lease is unmodified and in full force and effect (or if modified, stating the modifications and that the Lease is in full force and effect as modified), the amount of the annual Rent then being paid hereunder, the dates to which the same, by instalment or otherwise, and other charges hereunder have been paid, whether or not, to the best of Lessee’s knowledge, there is any existing default on the part of Lessor of which Lessee has notice, and any other information reasonably required.

Section 3. At any time and from time to time either party, upon request of the other party, will execute, acknowledge and deliver an instrument, stating, if the same be true, that this Lease, a copy of which will be attached to the instrument, is a true and exact copy of the Lease between the parties hereto, that there are no amendments hereof (or stating what amendments there may be), that the Lease is then in full force and effect and that, to the best of its knowledge, there are no offsets, defenses or counterclaims with respect to the payment of Rent reserved hereunder or in the performance of the other terms, covenants and conditions hereof on the part of Lessee or Lessor, as the case may be, to be performed, and that as of such date no default has been declared hereunder by either party or, if facts constituting a default are known, specifying the same. Such instrument will be executed by the other party and delivered to the requesting party within fifteen (15) days of receipt.

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ARTICLE XXVII

Environmental

(a) Lessee represents, warrants and covenants to Lessor that it and its agents, servants, employees, contractors and anyone acting on its behalf will not use, store, generate or dispose of “Hazardous Materials” (as hereinafter defined) in, on, under or about the Leased Premises, except as done so in connection with the ordinary course of Lessee’s lawful business operations and in compliance with all applicable laws and regulations regarding the use of such Hazardous Materials. Lessee shall give Lessor prompt notice of the existence or discovery of the presence of Hazardous Materials in, on or about the Leased Premises, if unrelated to the ordinary course of Lessee’s business operations, or contamination of the Leased Premises with Hazardous Materials. In the event that Lessee or any of its agents, servants, employees, contractors or anyone acting on its behalf is responsible for the presence of Hazardous Materials at, on, in our under the Leased Premises, Lessee shall indemnify, defend and hold Lessor harmless from and against any and all damages, claims, injuries, cost and liability arising therefrom or related thereto, including all costs of clean-up. Such clean-up and disposal of such Hazardous Materials by Lessee, including required air monitoring and documentation, shall be performed by Lessee at its sole cost and expense and shall be performed in accordance with all applicable laws, rules, regulations and ordinances. Lessor shall have the right, but not the obligation, to review and monitor any such clean-up and disposal by Lessee. Within forty-five (45) days following the clean-up of any Hazardous Materials for which Lessee is responsible in accordance with the requirements set forth herein, Lessee shall furnish to Lessor Hazardous Materials manifests and records which document transport and disposal of such material.

(b) Notwithstanding the foregoing, in no event shall Lessee have any responsibility or liability to Lessor for the presence or Hazardous Materials caused by Lessor, its agents, servants, employees, or contractors, and Lessor shall be solely responsible for any such contamination.

(c) Lessee shall notify Lessor and provide to Lessor a copy or copies of the following environmental entitlement or inquiries related to the Leased Premises which are received or filed by Lessee: notices of violation, notices to comply, citations, inquiries and reports filed pursuant to self-reporting requirements. In the event of a release of any Hazardous Materials into the environment, Lessee shall furnish to Lessor a copy of any documents not privileged or confidential relating to the Leased Premises.

(d) Lessor shall have access to the Leased Premises during normal business hours and upon two (2) business day’s prior notice to Lessee in order to conduct inspections and tests of Hazardous Materials or suspected Hazardous Materials in, on, under or about the Leased Premises.

(e) If Lessee shall breach any representation, warranty or covenant or shall fail to take any action required hereunder within the time permitted, Lessor, without being under any obligation to do so and without waiving any default or its rights hereunder, may take such action

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and/or remedy such other default for the account of Lessee, and may enter the Leased Premises for such purpose, and Lessee shall thereupon be obligated, and hereby agrees, to pay Lessor upon demand all costs, expenses, and disbursements incurred in taking such remedial action.

(f) As used herein, the term “Hazardous Material(s)” means any chemical, substance or material or combination thereof, which (i) is defined as a hazardous substance, hazardous material, hazardous waste, pollutant, toxic material, or contaminant under any Environmental Law (as defined below), (ii) is a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) is hazardous to human health or safety or the environment due to its toxicity, corrosivity, flammability, explosivity, infectiousness, radioactivity, carcinogenicity or reproductive toxicity, or (iv) is regulated pursuant to any Environmental Law.

(g) As used herein, the term “Environmental Law” shall include local, state and federal laws, judgments, ordinance, rules, regulations, codes and other governmental restrictions.

[(h) Within thirty (30) days after the termination of this Lease, Lessor, its agents, employees or consultants may conduct an environmental inspection of the Leased Premises. In the event the inspection shall reveal a breach of Lessee’s representations or obligations hereunder, then (i) Lessor shall be entitled to remedies as set forth herein and (ii) the cost of the environmental inspection shall be at the sole cost and expense of Lessee.]2

(i) The provisions of this Article XXVII shall survive the expiration or other termination of the Lease Term.

ARTICLE XXVIII

Lessee Financing

Lessor hereby waives any contractual, statutory or other Lessor’s lien on Lessee’s property or on the Lessee’s interest created by this Lease. In no event shall Lessee grant or assign any mortgage or other security interest in Lessee’s interest in this Lease.

ARTICLE XXIX

Broker

Lessor and Lessee warrant that no broker was involved in this Lease or the transactions contemplated hereby. Each party agrees to indemnify the other party from claims for real estate commissions or fees arising out of any acts or negotiations of the indemnifying party with any broker, realtor or finder.

[2]	Only applicable to non-office sites.

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ARTICLE XXX

Confidentiality

Each party agrees to treat all information contained in the Lease (including the name of the other party) as strictly confidential and shall not disclose any information about the Lease or the other party to anyone not an agent of said party, and if then only on a “need to know” basis and with the requirement that said agent treat the Lease and the terms hereof as strictly confidential. Neither party shall make any marketing or press release regarding the Lease without the prior written consent of the other party, which consent may be withheld in said party’s sole and absolute discretion. Notwithstanding anything herein to the contrary, either party may disclose information regarding the Lease under proper authority of court.

ARTICLE XXXI

Public Recordation of Lease

Each party agrees that neither party shall have the right to record and/or cause or permit this Lease, or any memorandum of this Lease, to be recorded publicly without prior written consent of the other party.

ARTICLE XXXII

Miscellaneous

Section 1. This Lease may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 2. In the event that either party brings a legal proceeding to enforce the provisions of this Lease, the party prevailing in any such proceeding shall be entitled to recover from the non-prevailing party all costs, expenses and charges, including reasonable attorneys’ fees, incurred in addition to such other damages occasioned by the breach of this Lease.

Section 3. Lessor represents to Lessee that Lessor has full corporate power and authority to execute and deliver this Lease and that Lessor has obtained all necessary consents required for the execution and delivery of this Lease. Lessee represents to Lessor that Lessee has full corporate power and authority to execute and deliver this Lease and that Lessee has obtained all necessary consents required for the execution and delivery of this Lease.

Section 4. This Lease shall be governed by the laws of the State in which the Leased Premises are located. Time shall be of the essence with regard to the obligations under this Lease. This Lease and the Contribution Agreement supersedes all prior discussions and agreements with respect to the Leased Premises between the parties and incorporates their entire

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agreement. Any term used in this Lease that begins with initial capital letters and is not defined herein shall have the same meaning attributable to that term in the Contribution Agreement. Nothing in this Lease shall be deemed to supersede, enlarge or modify any of the provisions of the Contribution Agreement, all of which shall survive the execution and delivery of this Lease as provided in, and subject to the limitations set forth in, the Contribution Agreement. If any conflict exists between the terms of this Lease and the terms of the Contribution Agreement, the terms of the Contribution Agreement shall govern and control.

[The remainder of this page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease as of the day and year first above written.

LESSOR:
INTERNATIONAL PAPER COMPANY

By:
Name:
Title:

LESSEE:

[SPINCO], a Delaware corporation

By:
Name:
Title:

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EXHIBIT A

DESCRIPTION OF LEASED PREMISES

46

EXHIBIT B

SITE PLAN

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Exhibit B

Form of Spinco Certificate of Incorporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

xpedx Holding Company

FIRST. Name. The name of the corporation is xpedx Holding Company (the “Corporation”).

SECOND. Registered Office and Agent. The Corporation’s registered office in the State of Delaware is at [Address], in the City of [City], County of [County], [Zip Code]. The name of its registered agent at such address is [            ].

THIRD. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

FOURTH. Perpetual Existence. The Corporation is to have perpetual existence.

FIFTH. Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is [            ], consisting of (x) [            ] shares of common stock, par value $[0.01] per share (the “Common Stock”), and (y) [            ] shares of preferred stock, par value $[0.01] per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.

(a) Common Stock. Except as otherwise provided (i) by the DGCL, (ii) by Section (b) of this Article FIFTH or (iii) by resolutions, if any, of the Board of Directors of the Corporation (the “Board of Directors”) fixing the powers, designations, preferences and the relative, participating, optional or other rights of the Preferred Stock, or the qualifications, limitations or restrictions thereof, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder upon all matters to be voted on by the holders of the Common Stock; provided, however, that, except as otherwise required by law or by the terms of any series of Preferred Stock, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL. Each holder of Common Stock shall be entitled to participate equally in all dividends payable with respect to the Common Stock and to share equally, subject to any rights and preferences of the Preferred Stock (as fixed by resolutions, if any, of the Board of Directors), in the assets of the Corporation available for distribution, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of the assets of the Corporation.

(b) Preferred Stock. Subject to the provisions of this Amended and Restated Certificate of Incorporation, the Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series and to fix from time to time by resolution or resolutions the number of shares of any series of Preferred Stock, and to determine the designation, voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of any such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) The number of shares constituting that series which the Board may thereafter (except where otherwise provided in the resolution or resolutions) increase or decrease (but not below the number of shares then outstanding) and the designation of that series;

(ii) The dividend rate or rates on the shares of that series, if any, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) Whether the holders of that series shall have voting rights, in addition to the voting rights provided by applicable law, and, if so, the terms of such voting rights;

(iv) Whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) Any other relative rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of that series.

SIXTH. Board of Directors. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its Board of Directors and stockholders:

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(a) Number of Directors. The number of directors initially shall be 9. Subject to the special rights of the holders of any class or series of stock to elect directors, the precise number of directors shall be fixed exclusively pursuant to a resolution adopted by the Board of Directors.

(b) Election; Term of Office; Vacancies and Newly Created Directorships. Except as otherwise provided by applicable law, the Board of Directors shall be elected at the annual meeting of stockholders to serve one-year terms until successors shall have been duly elected and shall have qualified.

Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next annual meeting and until his successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article FIFTH hereof, any director, or the entire Board of Directors, may be removed from office at any time, but only (i) for cause by an affirmative vote of the holders of at least a majority of the Voting Stock or (ii) at any special meeting of the stockholders called by the Board of Directors or by the chairman of the Board of Directors for this purpose.

During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article FIFTH hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

(c) Corporate Power and Authority. All corporate powers and authority of the Corporation (except as at the time otherwise provided by applicable law, by this Amended and Restated Certificate of Incorporation or by the bylaws of the Corporation) shall be vested in and exercised by the Board of Directors.

(d) Election. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

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SEVENTH. Indemnification.

(a) Limitation of Liability.

(i) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader exculpation rights than permitted prior thereto), a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director.

(ii) Any repeal or modification of subparagraph (i) of this Section (a) of Article SEVENTH shall not adversely affect any right or protection of a director existing hereunder with respect to any act or omission occurring at or prior to the time of such repeal or modification.

(b) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was or has agreed to become a director or an officer of the Corporation or, while serving as a director or officer, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is action alleged to have been taken or omitted in an official capacity as a director or officer, or in any other capacity while serving or having agreed to serve as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section (d) of this Article SEVENTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

(c) Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section (b) of this Article SEVENTH, an indemnitee shall to the fullest extent not prohibited by the DGCL have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section (c) of Article SEVENTH or otherwise.

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(d) Procedure for Indemnification. Any claim for indemnification or advancement of expenses (including attorneys’ fees, costs and charges) under Sections (b) and (c) of this Article SEVENTH shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the undertaking contemplated by Section (c) of this Article SEVENTH, if required, has been delivered to the Corporation), upon the written request of the indemnitee. If any claim for indemnification is not paid in full within 45 days or any claim for advancement of expenses is not paid in full within 20 days, the indemnitee shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of the claim in the Court of Chancery (as defined in Section (m) of this Article SEVENTH). Such indemnitee’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any action by an indemnitee for indemnification or the advance of expenses (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section (c) of this Article SEVENTH, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable standard of conduct.

(e) Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

(f) Service for Subsidiaries. Any director or officer serving, or who has served, as a director, officer, trustee or employee of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise, at least 50% of whose equity interests or assets are owned, directly or indirectly, by the Corporation (a “subsidiary” for this Article SEVENTH) shall be conclusively presumed to be, or to have been, serving in such capacity at the request of the Corporation.

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(g) Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this Article SEVENTH in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

(h) Nature of Rights. The rights conferred upon indemnitees in this Article SEVENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article SEVENTH that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

(i) Other Rights; Continuation of Right to Indemnification. The provisions of this Article SEVENTH shall be in addition to and not in limitation of any other rights, indemnities, or limitations of liability to which any director or officer may now or in the future be entitled, as a matter of law or under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. All rights to indemnification under this Article SEVENTH shall be deemed to be a contract between the Corporation and each person entitled to indemnification under Section (b) of this Article SEVENTH at any time while this Article SEVENTH is in effect. Any repeal or modification of this Article SEVENTH or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification and advancement of expenses of such person entitled to indemnification under Section (b) of this Article SEVENTH or the obligations of the Corporation arising hereunder with respect to any actual or threatened action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

(j) Savings Clause. If this Article SEVENTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each person entitled to indemnification under this Article SEVENTH as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses is available to such person pursuant to this Article SEVENTH to the fullest extent permitted by any applicable portion of this Article SEVENTH that shall not have been invalidated.

(k) Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article SEVENTH with respect to the indemnification and advancement of expenses and of the Corporation.

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(l) Definition. For purposes of this Article SEVENTH, references to the “Corporation” shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, including without limitation, prior to (or, in the case of an entity specifically designated in a resolution of the Board of Directors, after) the adoption of this Certificate of Incorporation and which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article SEVENTH with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(m) The Court of Chancery of the State of Delaware (the “Court of Chancery”) shall have exclusive jurisdiction to hear and determine all actions for indemnification or advancement of expenses brought with respect to this Article SEVENTH, and the Court of Chancery may summarily determine the Corporation’s obligation to advance expenses (including attorneys’ fees) under this Article SEVENTH.

EIGHTH. Meetings of Stockholders.

(a) Action by Written Consent. Any action which may be taken at any meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing setting forth the action so taken is (i) initiated by holders of no less than twenty percent (20%) of the total votes entitled to be cast by the holders of all the outstanding capital stock of the Corporation entitled to vote generally in an election of directors (the “Voting Stock”), (ii) signed by the holders having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted and (iii) delivered to the Corporation to its registered office in the State of Delaware, the Corporation’s principal place of business or the secretary of the Corporation. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take such action are delivered to the Corporation by delivery to the Corporation’s registered office in the State of Delaware, the Corporation’s principal place of business or the secretary of the Corporation. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders were delivered to the Corporation as provided for in this Article EIGHTH.

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(b) Special Meetings of Stockholders. Subject to the special rights of the holders of any series of Preferred Stock and to the requirements of applicable law, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by (i) the chairman of the Board of Directors, (ii) the Board of Directors pursuant to a resolution of the Board of Directors adopted by a majority of the total number of directors then in office or (iii) the holders of no less than twenty percent (20%) of the Voting Stock, and may not be called by any other person, persons or entity. Except as otherwise required by law, the business conducted at a special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in the Corporation’s notice of meeting, and the individual or group calling such meeting shall have exclusive authority to determine the business included in such notice. Any special meeting of the stockholders shall be held either within or without the State of Delaware, at such place, if any, and on such date and time, as shall be specified in the notice of such special meeting.

NINTH. Business Opportunities. To the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision) and except as may be otherwise expressly agreed in writing by the Corporation and any of UWW Holdings, LLC, Bain Capital Fund VII, L.P. and their respective affiliates (each, an “Investor” and together, the “Investors”), the Corporation, on behalf of itself and its subsidiaries, renounces and waives any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation or any of its subsidiaries) that are from time to time presented to any of the Investors or any of their respective officers, directors, members, partners or employees (each, an “Investor Party” and together, the “Investor Parties”), even if the transaction, matter or opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and, to the fullest extent permitted by law, no such Investor Party shall be liable to the Corporation or any of its subsidiaries or Affiliates for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues, acquires or participates in such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, in each case provided that such business opportunity was not presented or offered to the Investor or an Investor Party initially in its, his or her capacity as a director, officer, employee or agent of the Corporation. Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article NINTH. Neither the alteration, amendment or repeal of this Article NINTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article NINTH, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Article NINTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this Article NINTH shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other

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circumstance and of the remaining provisions of this Article NINTH (including, without limitation, each portion of any paragraph of this Article NINTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article NINTH (including, without limitation, each such portion of any paragraph of this Article NINTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law. This Article NINTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation or applicable law.

TENTH. Interested Stockholder Transactions.

(a) Section 203 of the DGCL. The Corporation elects not to be governed by Section 203 of the DGCL, “Business Combinations With Interested Stockholders”, as permitted under and pursuant to subsection (b)(3) of Section 203 of the DGCL.

(b) Interested Stockholder Transactions. Notwithstanding any other provision in this Amended and Restated Certificate of Incorporation to the contrary, the Corporation shall not engage in any Business Combination (as defined hereinafter) with any Interested Stockholder (as defined hereinafter) for a period of three (3) years following the time that such stockholder became an Interested Stockholder, unless:

(i) prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder; or

(ii) upon consummation of the transaction which results in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent (85%) of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such Interested Stockholder) those shares owned (i) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii) at or subsequent to such time as the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Voting Stock which is not owned by such Interested Stockholder.

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(c) Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this ARTICLE TENTH shall not apply if:

(i) a stockholder becomes an Interested Stockholder inadvertently and (A) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (B) would not, at any time within the three (3) year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership.

(ii) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (A) constitutes one (1) of the transactions described in the second sentence of this Section (c)(ii) of ARTICLE TENTH; (B) is with or by a Person who either was not an Interested Stockholder during the previous three (3) years or who became an Interested Stockholder with the approval of the Board of Directors; and (C) is approved or not opposed by a majority of the directors then in office (but not less than one (1)) who were directors prior to any Person becoming an Interested Stockholder during the previous three (3) years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either the aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholder prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section (c)(ii) of ARTICLE TENTH.

(d) Definitions. As used in this ARTICLE TENTH only, and unless otherwise provided by the express terms of this ARTICLE TENTH, the following items shall have the meanings ascribed to them as set forth in this ARTICLE TENTH.

(i) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(ii) “Associate,” when used to indicate a relationship with any Person, means: (A) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (B) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;

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(iii) “Business Combination” means:

(A) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (I) an Interested Stockholder, or (II) with any Person if the merger or consolidation is caused by an Interested Stockholder and as a result of such merger or consolidation Section (c) of ARTICLE TENTH is not applicable to the surviving entity;

(B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with an Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;

(C) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to an Interested Stockholder, except: (I) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that such Interested Stockholder became such; (II) pursuant to a merger under Section 251(g) or Section 253 of the DGCL; (III) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time an Interested Stockholder became such; (IV) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (V) any issuance or transfer of Stock by the Corporation; provided, however, that in no case under items (III)-(V) of this Section (d)(iii)(C) of ARTICLE TENTH shall there be a related increase in an Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;

(D) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by an Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or

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(E) any receipt by an Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in Sections (d)(iii)(A)-(D) of ARTICLE TENTH) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation;

(iv) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Corporation, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds Voting Stock, in good faith and not for the purpose of circumventing this Article TENTH, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;

(v) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (A) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (B) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this ARTICLE TENTH to the contrary, the term “Interested Stockholder” shall not include: (x) Bain Capital Fund VII, L.P., Georgia-Pacific LLC or any of their respective Affiliates or Associates, including any investment funds managed by the investment advisor to Bain Capital Fund VII, L.P., or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of Stock of the Corporation, so long as a majority of the Voting Stock owned by all Persons in such group, before and after giving effect to any Business Combination involving such group, is owned by one or more of the foregoing; or (y) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided, that for purposes of this clause (y), such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;

(vi) “Person” means any individual, corporation, partnership, limited liability company, unincorporated association or other entity; and

(vii) “Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

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ELEVENTH. Amendments to the Amended and Restated Certificate of Incorporation and Bylaws.

(a) Amendment of Amended and Restated Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights herein conferred upon stockholders or directors are granted subject to this reservation; provided, however, that any amendment, alteration or repeal of Article SEVENTH, shall not adversely affect any right or protection existing under this Amended and Restated Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a director thereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, TENTH this Article ELEVENTH and Article TWELFTH may be altered, amended or repealed in any respect (including by merger, consolidation or otherwise), nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by this Amended and Restated Certificate of Incorporation or otherwise required by law, such amendment, alteration or repeal is approved by the affirmative vote of the holders of at least a majority of the outstanding Voting Stock.

(b) Adoption, Amendment and Repeal of the Bylaws. The Board of Directors is expressly authorized to amend, alter or repeal the bylaws of the Corporation. Any amendment, alteration or repeal of the bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Board of Directors then in office. In addition to any other vote otherwise required by applicable law, the stockholders of the Corporation may amend, alter or repeal the bylaws of the Corporation, provided, that any such action shall require the affirmative vote of the holders of at least a majority of the outstanding Common Stock.

TWELFTH. Exclusive Jurisdiction for Certain Actions. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any director, officer, employee or agent of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Amended and Restated Certificate of Incorporation or bylaws (as either may be amended from time to time) or (d) any action asserting a claim against the Corporation governed by the internal affairs doctrine, except, as to each of (a) through (d) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.

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Exhibit C

Form of Spinco Bylaws

XPEDX HOLDING COMPANY

AMENDED AND RESTATED BYLAWS

As amended and restated effective [            ], 201[     ]

ARTICLE I

STOCKHOLDERS

Section 1.01. Annual Meetings. The annual meeting of the stockholders of xpedx Holding Company (the “Corporation”) for the election of directors (each, a “Director”) and for the transaction of such other business as properly may come before such meeting shall be held each year, either within or without the State of Delaware, at such place, if any, and on such date and at such time, as may be fixed from time to time by resolution of the board of directors of the Corporation (the “Board of Directors”) and set forth in the notice or waiver of notice of meeting. The Board of Directors may postpone, adjourn, recess, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 1.02. Special Meetings. Special meetings of the stockholders of the Corporation may be called only in the manner set forth in the amended and restated certificate of incorporation of the Corporation (the “Certificate of Incorporation”). Notice of every special meeting of the stockholders of the Corporation shall state the purpose or purposes of such meeting. Except as otherwise required by applicable law, the business conducted at a special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in the Corporation’s notice of meeting, and the individual or group calling such meeting shall have exclusive authority to determine the business included in such notice. Any special meeting of the stockholders shall be held either within or without the State of Delaware, at such place, if any, and on such date and time, as shall be specified in the notice of such special meeting.

Section 1.03. Participation in Meetings by Remote Communication. The Board of Directors, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and any other applicable law for the participation by stockholders and proxyholders in a meeting of stockholders by means of remote communications, and may determine that any meeting of stockholders will not be held at any place but will be held solely by means of remote communication. Stockholders and proxyholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of stockholders shall be deemed present in person and entitled to vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication.

Section 1.04. Notice of Meetings; Waiver.

(a) Unless otherwise required by law, the Secretary or any Assistant Secretary shall cause notice of each meeting of stockholders to be given in a manner permitted by the DGCL not less than 10 nor more than 60 days prior to the meeting, to each stockholder of record entitled to vote at such meeting, subject to such exclusions as are then permitted by the DGCL. The notice shall specify (i) the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date of stockholders entitled to notice of the meeting), (ii) the place, if any, date and time of such meeting of the stockholders, (iii) the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, (iv) in the case of a special meeting, the purpose or purposes for which such meeting is called and (v) such other information as may be required by applicable law or as may be deemed appropriate by the Board of Directors, the Chief Executive Officer or the Secretary of the Corporation. If the stockholder list referred to in Section 1.07 of these Bylaws is made accessible on an electronic network, the notice of meeting shall indicate how the stockholder list can be accessed. If a stockholder meeting is to be held solely by means of electronic communications, the notice of such meeting must provide the information required to access such stockholder list.

(b) A written waiver of notice of meeting signed by a stockholder, or a waiver by electronic transmission by a stockholder, whether given before or after the meeting, is deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in a waiver of notice. The attendance of any stockholder at a meeting of stockholders is a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business at the meeting on the ground that the meeting is not lawfully called or convened.

Section 1.05. Quorum. Except as otherwise required by law, by the Certificate of Incorporation or these Bylaws, the presence in person or by proxy of the holders of record of one-third of the voting power of the shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at such meeting; provided, however, that where a separate vote by a class or series is required, the holders of a majority in voting power of all issued and outstanding stock of such class or series entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.08 of these Bylaws until a quorum shall attend.

Section 1.06. Voting. Except as otherwise provided in the Certificate of Incorporation or by law, every holder of record of shares entitled to vote at a meeting of stockholders shall be entitled to one vote for each such share outstanding in his or her name on the books of the Corporation at the close of business on the record date for such vote. If no record date has been fixed for a meeting of stockholders, then every holder of record of shares entitled to vote at a meeting of stockholders shall be entitled to 1 vote (unless otherwise provided by the Certificate of Incorporation or by applicable law) for each such share of stock outstanding in his or her name on the books of the Corporation at the close of business on the day next preceding the day on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. Except as otherwise required by law, the Certificate of Incorporation, these Bylaws, the rules and regulations of any stock exchange applicable to the Corporation or pursuant to any other rule or regulation applicable to the Corporation or its securities, the vote of the holders of a majority in voting power of the shares of stock entitled to vote at a meeting of stockholders on the subject matter in question represented in person or by proxy at any meeting at which a quorum is present shall be sufficient for the transaction of any business at such meeting. The stockholders do not have a right to cumulate their votes for the election of directors.

Section 1.07. Voting Lists. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare, at least 10 days before every meeting of the stockholders (and before any adjournment thereof for which a new record date has been set), a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. This list, which may be in any format including electronic format, shall be open to the examination of any stockholder prior to and during the meeting for any purpose germane to the meeting in the manner required by the DGCL and other applicable law. The stock ledger shall be the only evidence as to who are the stockholders entitled by this section to examine the list required by this section or to vote in person or by proxy at any meeting of stockholders.

Section 1.08. Adjournment. Any meeting of stockholders may be adjourned from time to time, by the presiding person of the meeting or by the vote of a majority in voting power of the shares of stock present in person or represented by proxy at the meeting, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the place, if any, and date and time thereof (and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting) are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting after the adjournment, in which case notice of the adjourned meeting in accordance with Section 1.04 of these Bylaws shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting.

Section 1.09. Proxies. Any stockholder entitled to vote at any meeting of the stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy. No proxy may be voted or acted upon after the expiration of three years from the date of such proxy, unless such proxy provides for a longer period. Every proxy is revocable at the pleasure of the stockholder executing it unless the proxy states that it is irrevocable and applicable law makes it irrevocable. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering a revocation of the proxy or a new proxy bearing a later date with the Secretary.

Section 1.10. Organization; Procedure; Inspection of Elections.

(a) At every meeting of stockholders the presiding person shall be the Chairman of the Board or, in the event of his or her absence or disability, the Chief Executive Officer or, in the event of his or her absence or disability, a presiding person chosen by resolution of the Board of Directors or in the absence of such designation, by a presiding person chosen at the meeting. The Secretary, or in the event of his or her absence or disability, the Assistant Secretary, if any, or if there be no Assistant Secretary, in the absence of the Secretary, an appointee of the presiding person, shall act as secretary of the meeting. The Board of Directors may adopt by resolution such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to any such rules and regulations, the presiding person of any meeting shall have the right and authority to convene and to recess and/or adjourn the meeting, to prescribe rules, regulations and procedures for such meeting and to take all such actions as in the judgment of the presiding person are appropriate for the proper conduct of such meetings. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders or records of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter of business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(b) Preceding any meeting of the stockholders, the Board of Directors may, and when required by law shall, appoint one or more persons to act as inspectors of elections, and may designate one or more alternate inspectors. If no inspector or alternate so appointed by the Board of Directors is able to act, or if no inspector or alternate has been appointed and the appointment of an inspector is required by law, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. No Director or nominee for the office of Director shall be appointed as an inspector of elections. Each inspector, before entering upon the discharge of the duties of an inspector, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall discharge their duties in accordance with the requirements of applicable law.

Section 1.11. Stockholder Action by Written Consent. Except as otherwise provided in the Certificate of Incorporation, stockholders may not take any action by written consent in lieu of action at an annual or special meeting of stockholders.

Section 1.12. Notice of Stockholder Proposals and Nominations.

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or a Committee appointed by the Board for such purpose or (C) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in clauses (ii) and (iii) of this Section 1.12(a) and who is a stockholder of record at the time such notice is delivered and at the date of the meeting. For the avoidance of doubt, the foregoing clause (C) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14(a)-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)) at an annual meeting of stockholders.

(ii) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to subclause (C) of Section 1.12(a)(i) of these Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business other than nominations must constitute a proper matter for stockholder action under the DGCL. To be timely, a stockholder’s notice shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than 90 days nor earlier than 120 days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days from such anniversary date of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting (including the text of any resolution proposed for consideration and if such business includes proposed amendments to the Bylaws, the text of the proposed amendments), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of any beneficial owner on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and any beneficial owner, if any, on whose behalf the nomination or proposal is made (I) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (II) the class or series and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (III) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination and (IV) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination. Notice of a stockholder nomination or proposal shall also set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business; (B) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner or any such nominee with respect to the Corporation’s securities (a “Derivative Instrument”); (C) to the extent not disclosed pursuant to the immediately preceding clause (B), the principal amount of any indebtedness of the Corporation or any of its subsidiaries beneficially owned by such stockholder or by any such beneficial owner, together with the title of the instrument under which such indebtedness was issued and a description of any Derivative Instrument entered into by or on behalf of such stockholder or such beneficial owner relating to the value or payment of any indebtedness of the Corporation or any such subsidiary; and (D) any other information relating to such stockholder and any such beneficial owner required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of Directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director of the Corporation. In addition, a stockholder seeking to bring an item of business before the annual meeting shall promptly provide any other information reasonably requested by the Corporation.

(iii) Notwithstanding anything in the second sentence of Section 1.12(a)(ii) of these Bylaws to the contrary, in the event that the number of Directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Corporation at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice under this Section 1.12(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such business as shall have been brought before the special meeting of the stockholders pursuant to the Corporation’s notice of meeting shall be conducted at such meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or a Committee appointed by the Board for such purpose or (ii) provided that the Board of Directors has determined that the Directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 1.12(b) and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more Directors of the Corporation, any stockholder entitled to vote at such meeting may nominate a person or persons, as the case may be, for election to such position(s) as specified by the Corporation, if the stockholder’s notice as required by Section 1.12(a)(ii) of these Bylaws shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the 120 days prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

(c) General.

(i) Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the presiding person of a meeting of stockholders shall have the power and duty (A) to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 1.12 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (a)(ii)(C)(4) of this Section 1.12), and (B) if any proposed nomination or business is not in compliance with this Section 1.12, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.

(ii) Notwithstanding the foregoing provisions of this Section 1.12, if the stockholder (or a qualified representative of the stockholder) making a nomination or proposal under this Section 1.12 does not appear at a meeting of stockholders to present such nomination or proposal, the nomination shall be disregarded and/or the proposed business shall not be transacted, as the case may be, notwithstanding that proxies in favor thereof may have been received by the Corporation. For purposes of this Section 1.12, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(iii) For purposes of this Section 1.12, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(iv) Notwithstanding the foregoing provisions of this Section 1.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.12. Nothing in this Section 1.12 shall be deemed to affect any rights of (A) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) the holders of any series of preferred stock to elect Directors pursuant to any applicable provisions of the Certificate of Incorporation or of the relevant preferred stock certificate of designation.

(v) The announcement of an adjournment or postponement of an annual or special meeting does not commence a new time period (and does not extend any time period) for the giving of notice of a stockholder nomination or a stockholder proposal as described above.

ARTICLE II

BOARD OF DIRECTORS

Section 2.01. General Powers. Except as may otherwise be provided by applicable law, by the Certificate of Incorporation or by these Bylaws, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and the Board of Directors may exercise all the powers and authority of the Corporation.

Section 2.02. Election of Directors. At each annual meeting of the stockholders, the successors of the Directors whose terms expire at that meeting shall be elected.

Section 2.03. Annual and Regular Meetings: Notice.

(a) The annual meeting of the Board of Directors for the purpose of electing officers and for the transaction of such other business as may come before the meeting shall be held as soon as possible following adjournment of the annual meeting of the stockholders either (i) at the place of such annual meeting of the stockholders, in which event notice of such annual meeting of the Board of Directors need not be given or (ii) at such other time and place as shall have been specified in advance notice given to members of the Board of Directors of the date, place and time of such meeting. Any such notice shall be given at least 24 hours in advance if provided to each Director by facsimile, by telephone or by electronic transmission, or delivered to him or her personally, or at least 5 days in advance, if notice is mailed to each Director, addressed to him or her at his or her usual place of business or other designated address. Any such notice need not be given to any Director who attends such meeting without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice (including by Approved Electronic Transmission), whether before or after such meeting.

(b) The Board of Directors from time to time may by resolution provide for the holding of regular meetings. Regular meetings of the Board of Directors shall be held at the place (if any), on the date and at the time as shall have been established by the Board of Directors and publicized among all Directors. A notice of a regular meeting, the date of which has been so publicized, shall not be required.

Section 2.04. Special Meetings; Notice. Special meetings of the Board of Directors shall be held whenever called by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer of the Corporation or (iii) any two members of the Board of Directors, at such place (within or without the State of Delaware), date and time as may be specified in the respective notices or waivers of notice of such meetings. Special meetings of the Board of Directors may be called on (i) 24 hours’ notice, if such notice is provided by facsimile, by telephone or by electronic transmission to each Director or delivered to him or her personally or (ii) 5 days’ notice, if such notice is mailed to each Director, addressed to him or her at his or her usual place of business or other designated address. Notice of any special meeting need not be given to any Director who attends such meeting without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice (including by electronic transmission), whether before or after such meeting. Any business may be conducted at a special meeting of the Board of Directors.

Section 2.05. Quorum. A quorum for meetings of the Board of Directors shall consist of a majority of the total number of Directors then in office.

Section 2.06. Voting. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, the vote of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.07. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission, and such writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.08. Regulations; Manner of Acting. To the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws, the Board of Directors may adopt such rules and regulations for the conduct of meetings of the Board of Directors and for the management of the business and affairs of the Corporation as the Board of Directors may deem appropriate. In addition to the election of the Chairman of the Board, the Board may elect one or more vice-chairpersons or lead Directors to perform such other duties as may be designated by the Board.

Section 2.09. Action by Telephonic Communications. Members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear and speak with each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 2.10. Removal; Resignation. Directors may only be removed as set forth in the Certificate of Incorporation. Any Director may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation to the Chairman of the Board, the Chief Executive Officer or the Secretary. Such resignation shall take effect upon delivery unless the resignation specifies a later effective date or an effective date determined upon the happening of a specified event.

Section 2.11. Director Fees and Expenses. The amount, if any, which each Director shall be entitled to receive as compensation for his or her services shall be fixed from time to time by the Board of Directors. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors or paid a stated salary or paid other compensation as Directors. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Members of standing or special committees may be allowed compensation for attending committee meetings.

Section 2.12. Reliance on Accounts and Reports, etc. A Director, or a member of any Committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or Committees designated by the Board of Directors, or by any other person as to the matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE III

COMMITTEES

Section 3.01. General. The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a Director or Directors to serve as the member or members, designating, if it desires, other Directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 3.02. How Constituted. The Board of Directors shall have a Compensation Committee, an Audit Committee, a Nominating and Corporate Governance Committee and such other committees as the Board of Directors may determine (each, a “Committee” and collectively, the “Committees”). Each Committee shall consist of such number of Directors, with such qualifications, as may be required by applicable laws, regulations or stock exchange rules, or as from time to time may be fixed by a majority of the total number of Directors which the Corporation would have if there were no vacancies on the Board of Directors. Any Committee may be abolished or re-designated from time to time by the Board of Directors. Each member of any such Committee (whether designated at an annual meeting of the Board of Directors or to fill a vacancy or otherwise) shall hold office until his or her successor shall have been designated or until he or she shall cease to be a Director, or until his or her earlier death, resignation or removal.

Section 3.03. Powers. To the extent permitted by law, each Committee shall have such powers and responsibilities as the Board of Directors may from time to time authorize and, each Committee, except as otherwise provided in this Section 3.03, shall have and may exercise such powers of the Board of Directors as may be provided by resolution or resolutions of the Board of Directors, which authorization shall include all such powers and authority as may be required by applicable laws, regulations or stock exchange rules. No Committee shall have the power or authority:

(a) to amend the Certificate of Incorporation (except that a Committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors as provided in Section 151(a) of the DGCL, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series);

(b) to adopt an agreement of merger or consolidation or a certificate of ownership and merger;

(c) to approve, adopt or recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets;

(d) to approve, adopt or recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution; or

(e) to adopt, amend or repeal these Bylaws of the Corporation.

Any Committee may be granted by the Board of Directors, power to authorize the seal of the Corporation to be affixed to any or all papers which may require it.

Section 3.04. Proceedings. Each Committee may fix its own rules of procedure and may meet at such place (within or without the State of Delaware), at such time and upon such notice, if any, as it shall determine from time to time; provided, that the Board of Directors may adopt other rules and regulations for the governance of any Committee not inconsistent with the provisions of these Bylaws. Each such Committee shall keep minutes of its proceedings and shall report such proceedings to the Board of Directors at the meeting of the Board of Directors following any such proceedings.

Section 3.05. Quorum and Manner of Acting. Except as may be otherwise provided in the resolution creating a Committee, at all meetings of any Committee the presence of members constituting a majority of the total authorized membership of such Committee shall constitute a quorum for the transaction of business. The act of the majority of the members of a Committee present at any meeting at which a quorum is present shall be the act of such Committee. Any action required or permitted to be taken at any meeting of any Committee may be taken without a meeting, if all members of such Committee shall consent to such action in writing or by electronic transmission, and such writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the Committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. The members of any Committee shall act only as a Committee, and the individual members of such Committee shall have no power as such.

Section 3.06. Action by Telephonic Communications. Members of any Committee designated by the Board of Directors may participate in a meeting of such Committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 3.07. Resignations. Any member of any Committee may resign from such Committee at any time by submitting an electronic transmission or by delivering a written notice of resignation to the Chairman of the Board, the Chief Executive Officer or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery.

Section 3.08. Removal. Any member of any Committee may be removed from his or her position as a member of such Committee at any time, either for or without cause, by resolution adopted by a majority of the number of Directors then in office.

Section 3.09. Vacancies. If any vacancy shall occur in any Committee, by reason of disqualification, death, resignation, removal or otherwise, the remaining members shall continue to act (assuming a quorum is present), and any such vacancy may be filled by the Board of Directors subject to Section 3.02 of these Bylaws.

ARTICLE IV

OFFICERS

Section 4.01. Number. The officers of the Corporation shall be chosen by the Board of Directors and, subject to the last sentence of this Section 4.01, shall be a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, one or more Vice Presidents and a Secretary. The Board of Directors may also designate as officers a President, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, and such other officers and agents as it shall deem necessary. The Board of Directors from time to time may by resolution also empower the Chief Executive Officer (and one or more Vice Presidents) to appoint and remove subordinate officers and to prescribe their respective rights, terms of office, authorities and duties to the extent not prescribed by the Board of Directors. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person, except that one person may not concurrently hold both the office of Chief Executive Officer and Secretary. The Board may determine that the Chairman of the Board will not be an officer of the Corporation. The Chairman of the Board (whether or not an officer) shall be a Director, but no other officer need be a Director.

Section 4.02. Election. Unless otherwise determined by the Board of Directors and except as otherwise provided in these Bylaws, the officers of the Corporation shall be elected by the Board of Directors at the annual meeting of the Board of Directors, and shall be elected to hold office until the next succeeding annual meeting of the Board of Directors at which his or her successor has been elected and qualified. In the event of the failure to elect officers at such annual meeting, officers may be elected at any regular or special meeting of the Board of Directors. Each officer shall hold office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

Section 4.03. Salaries. The salaries and other compensation of all officers and agents of the Corporation shall be fixed by the Board or duly appointed Committee or in the manner established by the Board or duly appointed Committee.

Section 4.04. Removal and Resignation; Vacancies. Any officer may be removed for or without cause at any time by the Board of Directors or by the Chief Executive Officer as permitted pursuant to Section 4.07. Any officer may resign at any time by delivering notice of resignation, either in writing signed by such officer or by electronic transmission, to the Chairman of the Board, the Chief Executive Officer or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, shall be filled by the Board of Directors, or, if the Chief Executive Officer has been delegated authority pursuant to Section 4.07 of these Bylaws to fill such office, then by the Chief Executive Officer subject to the terms of such delegation pursuant to Section 4.07 of these Bylaws or by the Board of Directors.

Section 4.05. Authority and Duties of Officers. The officers of the Corporation shall have such authority and shall exercise such powers and perform such duties as may be specified in these Bylaws or in a resolution of the Board of Directors, except that in any event each officer shall exercise such powers and perform such duties as may be required by law. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 4.06. Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors and stockholders at which he or she is present and shall have such other powers and duties as prescribed by these Bylaws and the Certificate of Incorporation and as may from time to time be assigned by the Board of Directors.

Section 4.07. Chief Executive Officer. The Chief Executive Officer shall have, subject to the supervision, direction and control of the Board of Directors, the general powers and duties of supervision, direction, and management of the business and affairs of the Corporation, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Corporation. The Chief Executive Officer shall see that all orders and resolutions of the Board of Directors are carried into effect. In addition, the Chief Executive Officer shall have such other powers and perform such other duties as may be delegated to him or her by the Board of Directors or as are set forth in the Certificate of Incorporation or these Bylaws. If the Board of Directors has not elected or appointed a President or the office of the President is otherwise vacant, and no officer otherwise functions with the powers and duties of the President, then, unless otherwise determined by the Board of Directors, the Chief Executive Officer shall also have all the powers and duties of the President.

Section 4.08. President. The President, if there is such an officer and the Board of Directors so directs, shall serve as chief operating officer and have the powers and duties customarily and usually associated with the office of chief operating officer unless the Board of Directors provides for another officer to serve as chief operating officer (or to have the powers and duties of chief operating officer). The President shall have such other powers and perform such other duties as may be delegated to him or her from time to time by the Board of Directors or the Chief Executive Officer. If the Board of Directors has not elected or appointed a Chief Executive Officer or the office of Chief Executive Officer is otherwise vacant, then, unless otherwise determined by the Board of Directors, the President shall also have all the powers and duties of the Chief Executive Officer.

Section 4.09. Vice President. Each Vice President shall have the powers and duties delegated to him or her by the Board of Directors or the President. One Vice President may be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

Section 4.10. Secretary and Assistant Secretaries. The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform other duties as the Board of Directors may from time to time prescribe. Any Assistant Secretary, if there is such an officer, shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer, President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors), shall perform the duties and exercise the powers of the Secretary.

Section 4.11. Chief Financial Officer, Treasurer and Assistant Treasurers. The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board of Directors, the Chief Executive Officer or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Corporation. The Chief Financial Officer shall perform other duties commonly incident to such office and shall also perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the President shall designate from time to time. The Chief Executive Officer or President may direct the Treasurer or any Assistant Treasurer, if there is such an officer, to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer shall perform other duties commonly incident to such office and shall also perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the President shall designate from time to time.

Section 4.12. Security. The Board of Directors may require any officer, agent or employee of the Corporation to provide security for the faithful performance of his or her duties, in such amount and of such character as may be determined from time to time by the Board of Directors.

Section 4.13. Action with Respect to Securities of Other Companies. Unless otherwise directed by the Board of Directors, the Chief Executive Officer, the President, or any officer of the Corporation authorized thereby, shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders or equityholders of, or with respect to any action of, stockholders or equityholders of any other entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other entity.

ARTICLE V

CAPITAL STOCK

Section 5.01. Certificates of Stock, Uncertificated Shares. The shares of the Corporation shall be represented by certificates, except to the extent that the Board of Directors has provided by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock in the Corporation represented by certificates shall be entitled to have, and the Board of Directors may in its sole discretion permit a holder of uncertificated shares to receive upon request a certificate signed by the appropriate officers of the Corporation, representing the number of shares registered in certificate form. Such certificate shall be in such form as the Board of Directors may determine, to the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws.

Section 5.02. Signatures; Facsimile. All signatures on the certificates referred to in Section 5.01 of these Bylaws may be in facsimile, engraved or printed form, to the extent permitted by law. In case any officer, transfer agent or registrar who has signed, or whose facsimile, engraved or printed signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 5.03. Lost, Stolen or Destroyed Certificates. A new certificate may be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, only upon delivery to the Corporation of an affidavit of the owner or owners (or their legal representatives) of such certificate, setting forth such allegation and a bond or undertaking as may be satisfactory to a financial officer of the Corporation to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

Section 5.04. Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate representing shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Transfers of uncertificated shares shall be made on the books of the Corporation as provided by applicable law. Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL. Subject to applicable law and the provisions of the Certificate of Incorporation and these Bylaws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.

Section 5.05. Registered Stockholders. Prior to due surrender of a certificate for registration of transfer, or due delivery of instructions for the registration of transfer of uncertificated shares, and to the fullest extent permitted by law, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests; provided, that if a transfer of shares shall be made for collateral security, and not absolutely, this fact shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.

Section 5.06. Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents and one or more registrars, and may require all certificates representing shares to bear the signature of any such transfer agents or registrars.

ARTICLE VI

INDEMNIFICATION

Section 6.01. Limitation of Liability.

(a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader exculpation rights than permitted prior thereto), a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director.

(b) Any repeal or modification of subparagraph (a) of this Section 6.01 of Article VI shall not adversely affect any right or protection of a director existing hereunder with respect to any act or omission occurring at or prior to the time of such repeal or modification.

Section 6.02. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was or has agreed to become a director or an officer of the Corporation or, while serving as a director or officer, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is action alleged to have been taken or omitted in an official capacity as a director or officer, or in any other capacity while serving or having agreed to serve as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 6.04 of this Article VI with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

Section 6.03. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 6.02 of this Article VI, an indemnitee shall to the fullest extent not prohibited by the DGCL have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 6.03 of Article VI or otherwise.

Section 6.04. Procedure for Indemnification. Any claim for indemnification or advancement of expenses (including attorneys’ fees, costs and charges) under Sections 6.02 and 6.03 of this Article VI shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the undertaking contemplated by Section 6.03 of this Article VI, if required, has been delivered to the Corporation), upon the written request of the indemnitee. If any claim for indemnification is not paid in full within 45 days or any claim for advancement of expenses is not paid in full within 20 days, the indemnitee shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of the claim in the Court of Chancery (as defined in Section 6.13 of this Article VI). Such indemnitee’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any action by an indemnitee for indemnification or the advance of expenses (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 6.03 of this Article VI, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable standard of conduct.

Section 6.05. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

Section 6.06. Service for Subsidiaries. Any director or officer serving, or who has served, as a director, officer, trustee or employee of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise, at least 50% of whose equity interests or assets are owned, directly or indirectly, by the Corporation (a “subsidiary” for this Article VI) shall be conclusively presumed to be, or to have been, serving in such capacity at the request of the Corporation.

Section 6.07. Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this Article VI in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article VI shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 6.08. Nature of Rights. The rights conferred upon indemnitees in this Article VI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VI that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 6.09. Other Rights; Continuation of Right to Indemnification. The provisions of this Article VI shall be in addition to and not in limitation of any other rights, indemnities, or limitations of liability to which any director or officer may now or in the future be entitled, as a matter of law or under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. All rights to indemnification under this Article VI shall be deemed to be a contract between the Corporation and each person entitled to indemnification under Section 6.02 of this Article VI at any time while this Article VI is in effect. Any repeal or modification of this Article VI or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification and advancement of expenses of such person entitled to indemnification under Section 6.02 of this Article VI or the obligations of the Corporation arising hereunder with respect to any actual or threatened action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

Section 6.10 Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each person entitled to indemnification under this Article VI as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses is available to such person pursuant to this Article VI to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated.

Section 6.11 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VI with respect to the indemnification and advancement of expenses and of the Corporation.

Section 6.12 Definition. For purposes of this Article VI, references to the “Corporation” shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, including without limitation, prior to (or, in the case of an entity specifically designated in a resolution of the Board of Directors, after) the adoption of these Bylaws and which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

Section 6.13 Jurisdiction. The Court of Chancery of the State of Delaware (the “Court of Chancery”) shall have exclusive jurisdiction to hear and determine all actions for indemnification or advancement of expenses brought with respect to this Article VI, and the Court of Chancery may summarily determine the Corporation’s obligation to advance expenses (including attorneys’ fees) under this Article VI.

ARTICLE VII

OFFICES

Section 7.01. Registered Office. The registered office of the Corporation in the State of Delaware shall be located at the location provided in the Certificate of Incorporation.

Section 7.02. Other Offices. The Corporation may maintain offices or places of business at such other locations within or without the State of Delaware as the Board of Directors may from time to time determine or as the business of the Corporation may require.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01. Execution of Instruments. Except as otherwise provided by law or the Certificate of Incorporation, the Board of Directors may authorize the Chief Executive Officer or any other officer or agent to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. Any such authorization may be general or limited to specific contracts or instruments.

Section 8.02. Fiscal Year. The fiscal year of the Corporation shall be fixed from time to time by resolution of the Board of Directors. In the absence of such resolution, the fiscal year of the Corporation shall be the calendar year beginning January 1 and ending December 31.

Section 8.03. Books and Records. Except to the extent otherwise required by law, the books and records of the Corporation shall be kept at such place or places within or without the State of Delaware as may be determined from time to time by the Board of Directors.

Section 8.04. Electronic Transmission. “Electronic transmission”, as used in these Bylaws, means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE IX

AMENDMENT OF BYLAWS

Section 9.01. Amendment. Subject to the provisions of the Certificate of Incorporation, the Board of Directors is expressly authorized to make, alter, amend and repeal these Bylaws subject to the power of the stockholders of the Corporation to alter, amend and repeal these Bylaws. Any amendment, alteration or repeal of these Bylaws by the Board of Directors shall require the approval of a majority of the Board of Directors then in office. In addition to any other vote otherwise required by applicable law, the stockholders of the Corporation may amend, alter or repeal these Bylaws, provided, that any such action shall require the affirmative vote of the holders of at least a majority of the outstanding common stock of the Corporation.

ARTICLE X

CONSTRUCTION

Section 10.01. Construction. In the event of any conflict between the provisions of these Bylaws as in effect from time to time and the provisions of the Certificate of Incorporation as in effect from time to time, the provisions of such Certificate of Incorporation shall be controlling.

List of Omitted Schedules

The following schedules to the Contribution and Distribution Agreement, dated as of January 28, 2014, by and among International Paper Company, xpedx Holding Company, UWW Holdings, Inc. and, solely for purposes of Article VI and Article X, UWW Holdings, LLC have not been provided herein:

Disclosure Letter

Section 1.1(a)	Closed Facilities
Section 1.1(b)	Excluded Assets
Section 1.1(c)	Leased Real Property
Section 1.1(d)	Owned Real Property
Section 1.1(e)	Retained Contracts
Section 1.1(f)	Spinco Liabilities
Section 1.1(g)	Transferred Patents
Section 1.1(h)	Transferred Trademarks
Section 1.1(i)	Foreign Subsidiary Restructuring
Section 1.1(j)	Applicable Accounting Principles
Section 1.1(k)	Working Capital Example
Section 1.1(l)	Supply Agreement Term Sheets
Section 2.7	Shared Locations
Section 5.3	Earnout Payment
Section 7.1	Intercompany Arrangements
Section 7.7(a)	Spinco Board Members
Section 7.7(b)	Director Resignation
Section 7.7(c)	Spinco Committee Members

The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.